UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MTS Medication Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share of MTS Medication Technologies, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
6,555,465 Shares of Common Stock (including restricted Common Stock)
358,000 Options to purchase shares of Common Stock

(3)	Per share price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): As of August 7, 2009, there were (i) 6,555,465 shares of Common Stock outstanding (including restricted Common Stock obligations) and owned by stockholders other than Excellere Partners, LLC, Excellere Capital Fund, L.P., MedPak Holdings, Inc., and MedPak Merger Sub, Inc. and (ii) options to purchase 358,000 shares of Common Stock with an exercise price less than $5.75 per share outstanding. The filing fee was determined by adding (x) the product of (I) the number of shares of Common Stock (including restricted stock obligations) that are proposed to be acquired in the merger and (II) the merger consideration of $5.75 in cash per share of Common Stock, plus (y) $1,161,710 expected to be paid to holders of options to purchase Common Stock with an exercise price of less than $5.75 per share in exchange for the cancellation of such options, ((x) and (y) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .00005580.

(4)	Proposed maximum aggregate value of transaction:
$38,855,634

(5)	Total fee paid:
$2,168

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy

MTS Medication Technologies, Inc.

2003 Gandy Boulevard North, St. Petersburg, Florida 33702

[                    ], 2009

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of MTS Medication Technologies, Inc. (“MTS,” “we,” “us” or “our”), to be held at, [                ], on [            ], [            ] [            ], 2009, at [            ], Eastern Time. At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 7, 2009 (the “Merger Agreement”), among MTS, MedPak Holdings, Inc. (“Parent”) and MedPak Merger Sub, Inc. (“Merger Sub”), pursuant to which, upon completion of the merger, each outstanding share of MTS common stock, par value $0.01 per share (other than shares held in our treasury, shares owned by our subsidiaries, Parent or Merger Sub and shares held by stockholders who perfect appraisal rights in accordance with Delaware law), will be converted into the right to receive $5.75 in cash, without interest, and Merger Sub will merge with and into MTS, and MTS will become a direct wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Excellere Partners, LLC, a Colorado-based private equity firm, and Excellere Capital Management, LLC is guaranteeing the payment of a termination fee, if one should become payable by Parent pursuant to the Merger Agreement. Certain of our executive officers, Messrs. Michael D. Stevenson, Ron Rosenbaum, and Peter A. Williams, and Jade Partners (which is beneficially owned by Todd E. Siegel, our Chief Executive Officer and Chairman of our board of directors) are expected to exchange a portion of their shares of MTS common stock that they own for a combination of preferred stock and voting common stock of Parent.

On August 7, 2009, our board of directors unanimously, based in part upon the unanimous recommendation of the special committee of our board of directors comprised of three of our independent and disinterested directors, among other things: (i) determined that it was advisable and in the best interests of MTS and its stockholders to enter into the Merger Agreement; and (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. Therefore, our board of directors recommends that you vote “FOR” the approval of the Merger Agreement.

The proxy statement attached to this letter provides you with information about the merger, the Merger Agreement and the special meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes carefully. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the approval of the Merger Agreement. If you do not vote, it will have the same effect as a vote against the approval of the Merger Agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you in advance for your cooperation and continued support.

Sincerely,

Chet Borgida	Todd E. Siegel
Chairman of the Special Committee	Chairman of the Board

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS PROXY STATEMENT IS DATED [                    ], 2009, AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [                    ], 2009.

MTS Medication Technologies, Inc.

2003 Gandy Boulevard North, St. Petersburg, Florida 33702

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ] [            ], 2009

TO THE STOCKHOLDERS OF MTS MEDICATION TECHNOLOGIES, INC.:

A special meeting of stockholders of MTS Medication Technologies, Inc., a Delaware corporation (“MTS,” “we,” “us” or “our”), will be held at [            ], on [            ], [            ] [        ], 2009, beginning at [            ], Eastern Time, for the following purposes:

1. Approval of the Merger Agreement. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of August 7, 2009 (the “Merger Agreement”), among MTS, MedPak Holdings, Inc. and MedPak Merger Sub, Inc., pursuant to which, upon completion of the merger, each outstanding share of MTS common stock, par value $0.01 per share (other than shares held in our treasury, shares owned by our subsidiaries, MedPak Holdings, Inc. or MedPak Merger Sub, Inc., and shares held by stockholders who perfect appraisal rights in accordance with Delaware law), will be converted into the right to receive $5.75 in cash, without interest, and MedPak Merger Sub, Inc. will merge with and into MTS, and MTS will become a direct wholly owned subsidiary of MedPak Holdings, Inc. MedPak Holdings, Inc. and MedPak Merger Sub, Inc. are each affiliates of Excellere Partners, LLC, a Denver, Colorado based private equity firm.

2. Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to approve the Merger Agreement.

3. Other Matters. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock as of the close of business on [            ] [    ], 2009, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the approval of the Merger Agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the envelope provided and thereby ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the approval of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval of the Merger Agreement. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

We have concluded that stockholders of MTS who do not vote in favor of the approval of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they comply with all procedural requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “Appraisal Rights” beginning on page 92.

The Merger Agreement and the merger are described in the accompanying proxy statement and a copy of the Merger Agreement is included as Annex A to the proxy statement.

By Order Of The Board Of Directors,

Michael P. Conroy

Secretary

[            ] [    ], 2009

i

Page
Delivery of Financial Statements; Access to Information; Confidentiality	84
Notification of Certain Matters	84
Indemnification of Directors and Officers; Insurance	85
Securityholder Litigation	85
Expenses	85
Rule 16b-3	85
Financing	85
Tax Matters	86
Conditions to the Merger	87
Termination	88
Termination Fees and Expenses	90
Amendment or Supplement	92
Specific Performance	92
APPRAISAL RIGHTS	92
SUMMARY FINANCIAL INFORMATION	96
Selected Historical Financial Information	96
Net Book Value Per Share of MTS Common Stock	97
Ratio of Earnings to Fixed Charges	97
MARKET PRICE OF OUR COMMON STOCK	97
DIVIDEND POLICY	98
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	99
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	101
SUBMISSION OF STOCKHOLDER PROPOSALS	101
PROVISIONS FOR UNAFFILIATED STOCKHOLDERS	101
FINANCIAL FORECAST	102
WHERE YOU CAN FIND MORE INFORMATION	107
Annex A — Agreement and Plan of Merger dated as of August 7, 2009, among MedPak Holdings, Inc., MedPak Merger Sub, Inc. and MTS Medication Technologies, Inc.	A-1
Annex B — Opinion of JMP Securities LLC	B-1
Annex C — Section 262 of the General Corporation Law of the State of Delaware	C-1
Annex D — Information Relating to Jade Partners, Ron Rosenbaum, MedPak Holdings, Inc., MedPak Merger Sub, Inc., Excellere Partners, LLC and Excellere Capital Fund, L.P.	D-1

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement, the documents referred to in this proxy statement and the information incorporated by reference. We have included section references to direct you to a more complete description of the topics presented in this summary term sheet. In this proxy statement, the terms “MTS,” “we,” “us,” “our” and the “Company” refer to MTS Medication Technologies, Inc., a Delaware corporation, and its subsidiaries. In addition, we refer to Excellere Capital Fund, L.P. as “Excellere Capital Fund” and we refer to Excellere Capital Fund and Excellere Partners, LLC collectively as “Excellere.” We also refer to MedPak Holdings, Inc. as “Parent,” and to MedPak Merger Sub, Inc. as “Merger Sub.” Also, in this proxy statement all references to “Mr. Conroy”, and “Conroy” refer to Michael P. Conroy (and not James M. Conroy), unless otherwise noted.

The Proposal. You are being asked to vote on a proposal to approve the Agreement and Plan of Merger, dated as of August 7, 2009 (the “Merger Agreement”), by and among MTS, Parent, and Merger Sub. Pursuant to the Merger Agreement, upon completion of the merger, each outstanding share of MTS common stock, par value $0.01 per share (other than shares held in our treasury, shares owned by our subsidiaries, Parent or Merger Sub and shares held by stockholders who perfect appraisal rights in accordance with Delaware law), will be converted into the right to receive $5.75 in cash, without interest, and Merger Sub will merge with and into MTS, and MTS will become a direct wholly owned subsidiary of Parent. In the event that there are not sufficient votes properly cast at the time of the special meeting to approve the Merger Agreement, stockholders may also be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. See “The Special Meeting” beginning on page 71.

The Parties to the Merger Agreement. MTS, a Delaware corporation, is a holding company that operates through its subsidiaries, MTS Packaging Systems, Inc. in the United States, MTS Medication Technologies, Ltd. (“MTS Limited”) in the United Kingdom, and MTS Medication Technologies GmbH (“MTS GmbH”) in Germany. MTS primarily manufactures and sells consumable medication punch cards, packaging equipment and ancillary products throughout the United States, Canada and Europe. MTS’s customers are predominantly institutional pharmacies that supply nursing homes, assisted living and correctional facilities with prescription medications for their patients. MTS manufactures its proprietary consumable punch cards and most of its packaging equipment in its own facilities. This manufacturing process uses integrated equipment for manufacturing the consumable medication punch cards. In addition, MTS utilizes the services of outside contract manufacturers for some of its packaging equipment. The consumable medication punch cards and packaging equipment are designed to provide a cost effective method for pharmacies to dispense medications. MTS’s medication dispensing systems and products provide innovative methods for dispensing medications in disposable packages. MTS Limited distributes products for MTS primarily in the United Kingdom and also manufactures and sells prescription bags and labels in the United Kingdom. MTS GmbH distributes products for MTS in Germany. MTS currently serves more than 4,500 institutional pharmacies in the long-term care and correctional facility markets, both domestically and internationally.

Parent is a Delaware corporation and an affiliate of Excellere. Each of Parent and Merger Sub were formed in anticipation of the merger by Excellere. Upon completion of the merger, MTS will be a direct wholly owned subsidiary of Parent. Parent in turn will be majority owned by Excellere Capital Fund, a Delaware limited partnership and an affiliate of Excellere Partners, LLC. Certain of our executive officers, Messrs. Michael D. Stevenson, Ron Rosenbaum, and Peter A. Williams, and Jade Partners (Todd E. Siegel, our Chief Executive Officer and the Chairman of our board of directors, is the sole managing partner of Jade Partners and beneficially owns the shares of our common stock held of record by Jade Partners) are expected to exchange a portion of their shares of our common stock for a combination of preferred stock and voting common stock of Parent. We refer to Messrs. Stevenson, Rosenbaum and Williams and Jade Partners as the “Rollover Investors.” Although

Mr. Siegel is not a Rollover Investor, he may be deemed to have certain disclosure obligations in connection with this proxy statement because of: (a) his negotiation of an employment agreement with MTS to be effective following the merger; (b) his being a party to the Voting Agreement (as defined below); (c) his position as our Chief Executive Officer and Chairman of the board of directors; (d) his position as the sole managing partner of Jade Partners, a Rollover Investor; (e) his significant involvement in the negotiations with Excellere on behalf of the Rollover Investors; and (f) the significant services he provided to MTS in connection with the merger. Also, Mr. Conroy, who is not a Rollover Investor, may be deemed to have certain disclosure obligations in connection with this proxy statement as a result of his negotiation of an employment agreement with MTS to be effective following the merger, his being a party to the Voting Agreement, his position as our Chief Financial Officer, and because of the significant services he provided to MTS in connection with the merger. Mr. Siegel and Mr. Conroy, together with the Rollover Investors, are collectively referred to as the “MTS Management Affiliates.” Parent and Merger Sub currently have de minimis assets and no operations. Excellere Capital Management, LLC, an affiliate of Excellere, is guaranteeing the payment of a termination fee by Parent, if one becomes payable.

Excellere is a Denver-based private equity firm specializing in partnering with middle-market entrepreneurs and management teams to build best-in-class industry leading companies.

Merger Sub is a Delaware corporation formed by Parent in anticipation of the merger. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into MTS, and MTS will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations.

Going-Private Transaction. This is a “going private” transaction. If the merger is completed, your shares will be converted into the right to receive $5.75 in cash per share, without interest and less any applicable withholding tax, and:

•	Parent will directly own the entire equity interest in MTS;

•	you will no longer have any interest in MTS’s future earnings or growth;

•	we will no longer be a public company;

•	our common stock will no longer be traded on the NASDAQ Capital Market (the “NASDAQ”); and

•	we will no longer be required to file periodic and other reports with the Securities and Exchange Commission (the “SEC”).

See “Special Factors — Certain Effects of the Merger” beginning on page 47.

Special Committee. A special committee of our board of directors was formed and given the full power and authority to review, evaluate, and determine whether it would be appropriate to move forward with any potential sale of MTS, as well as to review, evaluate and, if appropriate, negotiate and recommend approval or rejection to the board of directors regarding whether to proceed with a sale of MTS. The special committee consisted entirely of independent and disinterested members of our board of directors. The members of the special committee originally were Chet Borgida (Chairman), Allen S. Braswell, Edgardo A. Mercadante and John Stanton. However, on April 20, 2009, as a result of the consideration given to Mr. Braswell’s personal time commitments and an unrelated business relationship with Mr. Siegel, in order to avoid any appearance of impropriety, the special committee relieved Mr. Braswell from continued service on the special committee, leaving independent directors Borgida (Chairman), Mercadante and Stanton as the three members of the special committee. David W. Kazarian and Irv I. Cohen, our other independent directors, were not members of the special committee because the board of directors concluded that including all of the independent and disinterested members of the board of directors on the special committee would result in an unwieldy-sized committee. Our only non-independent director is Mr. Todd E. Siegel. See “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 24.

Special Committee and Board Recommendation. The special committee unanimously determined that the merger is both procedurally and substantively fair to MTS’s unaffiliated stockholders and in the best interests of our stockholders, and unanimously recommended that our board of directors approve and adopt the Merger Agreement. Based in part on the recommendation of the special committee, our board of directors unanimously determined that the merger is both procedurally and substantively fair to MTS’s unaffiliated stockholders, and in the best interests of our stockholders, and unanimously approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT. See “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 24.

Opinion of JMP Securities LLC. In connection with the merger, the special committee received an oral opinion, subsequently confirmed in writing, from JMP Securities LLC (“JMP”), its financial advisor, that, as of the date of JMP’s opinion, the $5.75 per share merger consideration to be paid to the holders of MTS common stock (other than Parent, MTS, the Rollover Investors and their respective affiliates) in connection with the merger, was fair, from a financial point of view, to such holders. The full text of JMP’s written opinion, dated as of August 7, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering the opinion, is attached to this proxy statement as Annex B. You are urged to, and should, read the opinion carefully and in its entirety. JMP’s opinion is directed to the special committee and is intended for the benefit and use of the special committee in its consideration of the merger, and is directed only to the fairness, from a financial point of view, to the holders of MTS’s common stock (other than Parent, MTS, the Rollover Investors and their respective affiliates) of the $5.75 per share merger consideration to be paid to such holders in the merger and does not address any other aspect of the merger. JMP’s opinion is not intended to be and does not constitute a recommendation to the special committee, MTS’s board of directors or any stockholder of MTS as to how to vote or act on any matter relating to the merger or any other matter. See “Special Factors — Opinion of JMP Securities LLC” beginning on page 34.

Purpose of the Transaction. The purpose of the transaction is for Excellere and the Rollover Investors to acquire, through Parent, all of the outstanding equity interests of MTS. See “Special Factors — Purposes and Reasons of the MTS Management Affiliates” beginning on page 28 and “Special Factors — Purposes and Reasons of Parent, Merger Sub and Excellere” beginning on page 29.

Position of the MTS Management Affiliates Regarding the Fairness of the Merger. Each of the MTS Management Affiliates believes that the merger is both procedurally and substantively fair to MTS’s unaffiliated stockholders. Their belief is based upon their knowledge and analysis of MTS, as well as the factors discussed in the section entitled “Special Factors — Position of the MTS Management Affiliates Regarding the Fairness of the Merger” beginning on page 29.

Position of Parent, Merger Sub and Excellere Regarding the Fairness of the Merger. Parent, Merger Sub and Excellere believe that the merger is both procedurally and substantively fair to MTS’s unaffiliated stockholders. Their belief is based upon their knowledge and analysis of MTS, as well as the factors discussed in the section entitled “Special Factors — Position of Parent, Merger Sub and Excellere Regarding the Fairness of the Merger” beginning on page 32.

Special Meeting. The special meeting will be held on [            ], [            ] [            ], 2009, beginning at [            ], Eastern Time, at [            ], St. Petersburg, Florida [            ].

Record Date and Quorum. You are entitled to vote at the special meeting if you were the record owner of shares of our common stock at the close of business on [            ], [            ] [            ], 2009, the record date for

the special meeting. You will have one vote for each share of MTS common stock that you owned on the record date. As of the record date, there were [            ] shares of our common stock entitled to vote at the special meeting, [            ] of which were held by persons other than the MTS Management Affiliates. The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. See “The Special Meeting — Record Date and Quorum” beginning on page 72.

Required Vote. Under Delaware law, the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting voting in favor of approval is required to approve the Merger Agreement. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the approval of the Merger Agreement. Each of the MTS Management Affiliates has entered into a Voting Agreement obligating them to vote their shares of MTS common stock, which represent approximately 30.4% of our outstanding common stock, for approval of the Merger Agreement. Our directors and executive officers collectively beneficially own approximately 32.1% of our common stock. The merger does not require the approval of at least a majority of our unaffiliated stockholders. See “The Special Meeting — Required Vote” beginning on page 72.

Interests of MTS’s Executive Officers in the Merger. Our directors and executive officers collectively beneficially own approximately 32.1% of our common stock. See “Security Ownership of Certain Beneficial Owners and Management.” Certain of our executive officers (including Mr. Siegel who is also a member of our board of directors) have interests in the merger that are different from, or in addition to, their interests as MTS stockholders. These interests include:

•

Each of the MTS Management Affiliates has entered into a Voting Agreement obligating them to vote their shares of MTS common stock, which represent approximately 30.4% of our common stock, for approval of the Merger Agreement.

•

At the effective time of the merger, all MTS option awards will vest and be cashed out, which would result in an aggregate cash payment to our directors and executive officers of approximately $854,130 based on holdings as of October 28, 2009.

•

Immediately prior to completion of the merger, and pursuant to the terms of the Contribution and Rollover Agreement, Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) and Messrs. Stevenson, Rosenbaum and Williams will exchange 1,000,000, 100,000, 40,000 and 40,000 shares of MTS common stock, respectively, for a combination of preferred stock and voting common stock of Parent, representing approximately 20.2%, 2.0%, 0.8% and 0.8%, respectively, of the outstanding equity of Parent immediately following the effective time of the merger, subject to Parent’s debt financing, the final terms of which may cause the Rollover Investors’ respective percentage interests to be greater than or less than the above percentages. Excellere required that Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) and Messrs. Stevenson, Rosenbaum and Williams commit to exchanging at least 863,479, 100,000, 40,000 and 40,000 shares of MTS common stock, respectively, as a condition to entering into the Merger Agreement to align the interests of MTS’s post-merger management team with those of Excellere. Messrs. Siegel, Stevenson, Rosenbaum, Williams and Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) will receive cash equal to the per share merger consideration to be received by MTS’s stockholders in the merger for the remaining shares of MTS common stock that they own, and $656,050 for outstanding options held by them ($0 to Mr. Siegel, $289,900 to Mr. Stevenson, $362,250 to Mr. Rosenbaum, $3,900 to Mr. Williams and $0 to Jade Partners).

•	Each of Messrs. Siegel, Conroy, Stevenson, Larson, and Williams is party to an employment agreement, or a change in control agreement in the case of Mr. Larson, which provides severance benefits in the event of certain terminations of employment following the merger. In addition to any bonuses or other benefits due under their respective employment agreements, the executives would receive the following approximate amounts, calculated as a multiple of their respective base salaries, upon termination without cause after the consummation of the merger: Mr. Siegel ($930,000), Mr. Conroy ($400,000), Mr. Stevenson ($384,000), and Mr. Larson ($175,000). Mr. Williams would not receive any payment if he is provided six months’ prior notice of the termination; if that notice is not provided, he would continue to receive his base salary and benefits for the unexpired portion of the required six-month notice period. Mr. Siegel has agreed, and each of Messrs. Conroy, Stevenson, and Larson is expected to agree that if the merger closes, their respective employment agreements or change in control agreement, as applicable, will be terminated and new employment agreements will be entered into to provide compensation and benefits to the executives following the closing, in which event they would waive any and all severance and other benefits resulting from the merger. See — “Special Factors — Interests of our Directors and Executive Officers in the Merger” beginning on page 52.

•

Incentive stock option awards and equity interests, the issuance or vesting of which may be contingent on continued employment and/or performance, representing an equity pool of up to 20% in the aggregate of the common equity value of Parent, will be available for issuance to employees, directors and consultants of the Company, including the MTS Management Affiliates (other than Jade Partners), following the closing of the merger. It is currently expected that approximately 15% of such equity pool will be issued to Mr. Siegel and approximately 52% of such equity pool will be issued to the other employees of the Company (including current executive officers of the Company) soon after the closing of the merger, and the remaining approximately 33% of such equity pool will be available for issuance at a later date. These incentive awards are in lieu of, and replace, MTS’s current equity incentive plans.

•	Mr. Siegel will serve on the board of directors of Parent and MTS as of the closing of the merger.

•	Our directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

•

The aggregate consideration expected to be received by our directors and executive officers in connection with the merger in respect of the shares of MTS common stock (other than the shares to be contributed to Parent in exchange for equity interests in Parent) and options held by them is approximately $6.4 million, and is set forth in more detail under “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 52. The consideration to be paid to MTS’s unaffiliated stockholders in the merger for their shares of MTS common stock is expected to be approximately $26.1 million.

Appraisal Rights. We have concluded that our stockholders are entitled to appraisal rights and to obtain payment in cash of the fair value of their shares of our common stock as determined pursuant to Delaware law in the event of consummation of the merger. Such fair value could be greater than, equal to or less than the $5.75 per share (without interest) that our stockholders are entitled to receive pursuant to the Merger Agreement. To preserve their appraisal rights, stockholders must deliver to us prior to the vote being undertaken at the special meeting written notice of the stockholder’s intent to demand payment and must not vote, or cause or permit to be voted, any of their shares of our common stock in favor of the approval of the Merger Agreement. Failure to strictly comply with the specific procedures required by Delaware law will result in the loss of appraisal rights. The provisions of Delaware law that provide for appraisal rights and govern appraisal rights procedures are reproduced in their entirety as Annex C to this proxy statement.

Financing. The total amount of consideration required to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $53.5 million. This amount is expected to be provided through a combination of (i) cash equity contributions from

Excellere totaling approximately $24.0 million, (ii) contribution of MTS common stock by the Rollover Investors totaling approximately $6.0 million, and (iii) debt financing totaling approximately $23.5 million. See “Special Factors — Financing” beginning on page 50. The closing of the merger is not conditioned on the receipt of the debt financing by Parent; provided, however, that if financing is not available to Parent at the time all other conditions in the Merger Agreement have been met, Parent shall be provided a 60-day period to obtain such financing prior to being in breach of the Merger Agreement. See “The Merger Agreement — Closing Date; Effective Time” beginning on page 74.

Accounting Treatment of the Merger. See “Special Factors — Accounting Treatment of the Merger” beginning on page 62.

Material United States Federal Income Tax Consequences of the Merger. If you receive cash consideration in exchange for your MTS common stock (and you are not a Rollover Investor), then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and the tax basis in your MTS common stock.

You should read “Special Factors — Material United States Federal Income Tax Consequences” beginning on page 59 for a more complete discussion of certain U.S. federal income tax consequences of the merger. Tax matters are complicated, and the consequences of the merger to any particular MTS stockholder will depend on that stockholder’s particular facts and circumstances. We strongly recommend that you consult with your tax advisor for a full understanding of the tax consequences of the merger to you.

Litigation. We are aware of two lawsuits, both filed in the Circuit Court of Pinellas, County, Florida, challenging the proposed merger. The first stockholder complaint was filed on August 13, 2009, and was subsequently amended on September 21, 2009. A second stockholder complaint was filed on September 23, 2009. On October 15, 2009, the complaints were consolidated into a single action (the “consolidated action”). The operative complaint alleges, among other things, that the directors of MTS breached their fiduciary duties of loyalty, good faith and independence and breached their duties of truthfulness, candor and trust in connection with the proposed transaction by failing to disclose all material information, engaging in a defective sales process, failing to maximize stockholder value, approving a transaction that purportedly benefits the defendants at the expense of MTS’s public stockholders, and allegedly violating duties of disclosure in connection with this proxy statement. Among other things, the consolidated action seeks to enjoin the consummation of the merger. Parent, Merger Sub and MTS are alleged to have aided and abetted the individual defendants in breaching their fiduciary duties. Based on the facts known to date, and the allegations in the operative complaint, we believe that the claims asserted in the consolidated action are without merit, and we intend to vigorously defend against them. The absence of an injunction prohibiting the consummation of the merger is a condition to the closing of the merger. See “Special Factors — Litigation” beginning on page 61.

Treatment of Stock Options and Restricted Stock. At the effective time of the merger:

•

each outstanding option to purchase or acquire shares of our common stock, whether vested or unvested, will become fully vested and be converted into the right to receive a cash payment equal to the excess (if any) of the $5.75 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes; and

•

each award of restricted stock (other than 18,812 shares of restricted stock for which performance criteria was not satisfied and which will be cancelled prior to the effective time) will be converted into the right to receive $5.75 per share in cash, less any applicable withholding taxes.

See “The Merger Agreement — Treatment of Stock, Stock Options and Restricted Stock” beginning on page 75.

Anticipated Closing of the Merger. The parties to the Merger Agreement are using commercially reasonable efforts to complete the merger as soon as possible. We anticipate completing the merger shortly after the special meeting, subject to the approval of the Merger Agreement by our stockholders and the satisfaction of the other closing conditions. See “The Merger Agreement — Closing Date; Effective Time” beginning on page 74. We will issue a press release when the merger has been completed.

Procedure for Receiving Merger Consideration. Promptly after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other MTS stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Solicitation of Transactions; Recommendation to Stockholders. The Merger Agreement restricts our ability to solicit or encourage alternative acquisition offers. Notwithstanding these restrictions, under certain circumstances required for our board of directors to comply with its fiduciary duties, our board of directors or the special committee may respond to an unsolicited bona fide written proposal received by us. If, prior to the approval by our stockholders of the Merger Agreement, our board of directors or the special committee determines that any such unsolicited bona fide written proposal is a superior proposal, our board of directors may withdraw or change its recommendation of the merger, or we may terminate the Merger Agreement if our board of directors or the special committee concludes in good faith, after consultation with MTS’s or the special committee’s outside legal counsel and the special committee’s financial advisor, that, in light of the superior proposal, failure to do so would constitute a breach of our directors’ fiduciary obligations under applicable law. Such termination right is only available if certain other conditions have been satisfied, including that Parent does not make a proposal that the special committee or our board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, is at least as favorable to our stockholders as such superior proposal. In the event the Merger Agreement is terminated as a result of the foregoing, we will be required to pay Parent a termination fee of $1.17 million and reimburse the out-of-pocket fees and expenses incurred by Parent and Merger Sub up to a maximum amount of $750,000. See “The Merger Agreement — Solicitation of Transactions; Recommendation to Stockholders” beginning on page 81.

Conditions to Closing. Before we can complete the merger, a number of conditions must be satisfied or waived by all parties. These include, among others:

•	the approval of the Merger Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting;

•	the termination or expiration of any waiting period applicable under any competition, merger control, antitrust or similar law;

•	the absence of laws or governmental judgments or orders that prohibit the completion of the merger;

•

the representations and warranties of each of the parties must be true and correct in all material respects unless qualified as to materiality, in which case they shall be true and correct in all respects, provided that inaccuracies in the representations and warranties shall be disregarded for purposes of the condition if such inaccuracies do not constitute and could not reasonably be expected to have a material adverse effect on MTS;

•	the performance by each of the parties of its obligations prior to the effective time of the merger under the Merger Agreement in all material respects;

•

each of the parties must have delivered to the other a certificate with respect to the truthfulness and accuracy of its representations and warranties and the performance of its obligations under the Merger Agreement;

•	the absence of any litigation by any governmental authority that would, or that seeks or is reasonably likely to, prohibit or impose limitations on the completion of the merger;

•	the absence of any incident, occurrence, change or event since the date of the Merger Agreement that has had, or could reasonably be expected to have, a material adverse effect on the Company;

•	the aggregate amount of the shares with respect to which appraisal rights have been exercised being less than 15% of the total outstanding shares immediately prior to the effective time;

•	the resignations of all of the directors of MTS except for Todd E. Siegel;

•	the obtaining of certain material third-party consents and approvals;

•	the Rollover Investors shall have exchanged their shares of common stock for a combination of preferred stock and voting common stock as provided for under the Contribution and Rollover Agreement;

•

all outstanding options to purchase or acquire shares of our common stock shall have been cancelled and converted into the right to receive the cash consideration provided for under the Merger Agreement; and

•	Parent depositing with the paying agent all of the merger consideration provided for under the Merger Agreement.

See “The Merger Agreement — Conditions to the Merger” beginning on page 87.

Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained (unless otherwise specified), as follows:

•	by mutual written consent of MTS and Parent;

by either MTS or Parent, if:

•	the merger has not been consummated on or before December 31, 2009 (or as such date may be extended pursuant to the Merger Agreement);

•	a final and non-appealable law, injunction, order, decree or ruling prohibits the merger;

•	our stockholders do not approve the Merger Agreement at the special meeting or any adjournment or postponement thereof;

by Parent if:

•

MTS breaches or fails to perform any of its representations, warranties covenants or agreements in the Merger Agreement and such breach or failure would give rise to the failure of a condition or is incapable of being cured or is not cured by MTS within 30 calendar days following receipt of notice from Parent of such breach or failure, provided that Parent and Merger Sub are not then in material breach of the Merger Agreement; or

•

the Company’s board of directors withdraws or changes its recommendation in favor of the merger or approves or recommends a different takeover proposal; the board of directors of MTS or any committee thereof does not reject any takeover proposal within seven days of the making thereof or does not publicly reconfirm the board of director’s recommendation within three days after receipt of a written request from Parent that it do so; MTS fails to recommend that its stockholders adopt the Merger Agreement in this proxy statement; the board of directors of MTS approves, endorses, or allows MTS to enter into, or recommends to MTS’s stockholders a merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement with respect to a takeover proposal; or the board of directors of MTS or any committee thereof or MTS announces its intention to do any of the foregoing; or

•	there shall have occurred any changes that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on MTS; or

•	either the chief executive officer or the chief financial officer of MTS fails to provide the necessary certifications when due and as required under the Sarbanes-Oxley Act of 2002; or

•

MTS materially restates (or is advised by its auditors or the SEC that it must materially restate) its historical financial results for any period and such restatement has a materially negative impact on such financial results; or

•	the Voting Agreement is not valid, binding and enforceable in accordance with its terms against the MTS Management Affiliates.

by MTS, if:

•

Parent breaches or fails to perform any of its representations, warranties covenants or agreements in the Merger Agreement and such breach or failure would give rise to the failure of a condition or is incapable of being cured or is not cured by Parent within 30 calendar days following receipt of notice from MTS of such breach or failure, provided that MTS is not then in material breach of the Merger Agreement; or

•

prior to obtaining stockholder approval, (i) the special committee or the board of directors has concluded in good faith, after consultation with legal counsel and the special committee’s financial advisor, that, in light of a superior proposal, failure to terminate the Merger Agreement would breach the directors’ fiduciary obligations to our stockholders under applicable law, (ii) MTS has provided prior notice to Parent of its intention to terminate the Merger Agreement in response to a superior proposal, (iii) Parent does not make a proposal that the special committee or the board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, is at least as favorable to MTS’s stockholders as such superior proposal, (iv) MTS has complied in all material respects with the requirements regarding non-solicitation of alternative proposals and a Company adverse recommendation change, (v) concurrent with such termination, MTS enters into a definitive agreement with respect to such superior proposal, and (vi) concurrent with such termination, MTS pays Parent the termination fee and reimburses Parent for its expenses as required by the Merger Agreement.

See “The Merger Agreement — Termination” beginning on page 88.

Termination Fees and Expenses. Under certain circumstances, in connection with the termination of the Merger Agreement, MTS will be required to pay to Parent a termination fee in the amount of $1,174,200, and, under certain circumstances, MTS will be required to reimburse Parent for certain fees and expenses of Parent relating to the Merger Agreement in an aggregate amount not to exceed $750,000. Parent has agreed to pay MTS a termination fee of $1,174,200 if MTS terminates the Merger Agreement in certain circumstances. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 90.

Additional Information. You can find more information about MTS in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see “Where You Can Find More Information” beginning on page 107.

SPECIAL FACTORS

Background of the Merger

Over the years, our board of directors and management have regularly evaluated our business and operations, as well as our long-term strategic goals and alternatives to maximize stockholder value in light of changing business and market conditions and prospects for continued operations as an independent public company. During more recent years, our board of directors and management have considered the significantly increased costs and management time and attention required to be a public company. In addition, in light of our limited opportunities to access the public capital markets, for both debt and equity, at a reasonable cost relative to our size, management and the board of directors began to believe that it was appropriate to consider various strategic alternatives. Our board of directors was particularly focused on the potential for volatile quarterly results due to customer concentration issues, timing of capital equipment sales and fluctuations in currency exchange rates, investments required to pursue new market opportunities, the costs of being a small public company in light of increased regulatory burdens, the relative lack of trading volume in our stock which adversely impacts its liquidity and the lack of analyst coverage, which decreases the amount of information that is available to our stockholders relative to stockholders of larger companies and results in market inefficiencies. As a result, our board of directors and management began to consider the possibility of the sale of MTS or a strategic combination of our business with other complementary businesses.

On October 28, 2008, we engaged Raymond James & Associates, Inc. (whom we refer to as “Raymond James”) to act as our external investment banking advisor in helping us to explore and evaluate strategic alternatives, including the possible sale of all or a material portion of our assets or securities, or a merger with a third party. Thereafter, we commenced, with the assistance of Raymond James, a third party solicitation process regarding a potential sale of MTS as one of our possible strategic alternatives.

On October 31, 2008, at a regular board of directors meeting with representatives from management and our outside legal advisor, Holland & Knight LLP (whom we refer to as “Holland & Knight”), present, Mr. Siegel discussed the engagement letter entered into with Raymond James to explore financing for MTS for multiple uses and to explore other strategic options for MTS, including a debt or equity offering. Mr. Siegel stated further that under the terms of the engagement letter, Raymond James would be entitled to an upfront fee of $25,000, an expense reimbursement of $25,000 and a success fee of 1.75% of the transaction value if we completed any sale of all or a material portion of our assets or securities or a merger. In addition, if Raymond James was asked to deliver a fairness opinion, Raymond James would be paid a cash fee in the amount of $150,000.

As part of the process of exploring strategic alternatives, during the period beginning November 2008 through January 2009, Raymond James contacted approximately seven potential strategic buyers and approximately 26 potential financial buyers, one of which was Excellere, to gauge their interest in a potential acquisition of MTS. These parties were selected by us, in consultation with Raymond James, based on our determination that such parties might have an interest in, and the ability to complete, a transaction at a reasonable price if we decided to pursue a sale. During this time period Raymond James approached the potential buyers and requested that each sign customary non-disclosure agreements. Of the 33 potential strategic and financial buyers contacted, 15 expressed interest and executed non-disclosure agreements with MTS between November 25, 2008 and February 19, 2009. Summary information packages were distributed to these prospective buyers. MTS invited all interested potential buyers to visit MTS’s headquarters and meet with senior management. Meetings were held with eight prospective buyers between November 25, 2008 and February 27, 2009. Members of MTS’s management, including Todd Siegel and Michael Conroy, participated in presentations and general discussions with those eight prospective buyers, along with MTS’s financial advisor, regarding MTS’s business and operations, but were not permitted to discuss any arrangements involving their personal holdings or future employment, including the rollover of their MTS shares into the potential buyer.

On February 4, 2009, our board of directors convened a regular meeting, which was attended by members of our management as well as representatives from our legal and financial advisors. A representative from Raymond

James stated that after conducting research regarding the number of public equity offerings year-to-date and the values at which the leveraged finance market was trading, it had become clear to Raymond James that a capital markets transaction (either debt or equity) was not likely to be successful in the near term due, in part, to the poor capital raising environment, as well as our small market capitalization and the limited trading volume of our common stock. As a result, Raymond James was focused on exploring the possibility of a strategic transaction. A representative of Raymond James then updated the board of directors on the discussions it had with the potential strategic and financial buyers it had contacted, the status of negotiations with those potential buyers regarding the execution of non-disclosure agreements, and those potential buyers’ visits to MTS’s headquarters. Following the update from Raymond James, our board of directors had an extensive discussion regarding the advantages and disadvantages of a possible sale. The board of directors discussed our limited ability to access the public markets for capital, the lack of liquidity for MTS’s common stock, the need for certain capital expenditures, the uncertain economic situation, MTS’s customer concentration, MTS’s irregular earnings pattern, uncertainties related to the market acceptance of new products (such as MedTimes), the cost of remaining a public company and risks related to possible healthcare reform. The board of directors also discussed positive factors regarding MTS’s market position, various product initiatives and the prospects for improving its market price. Also, during this meeting our board of directors discussed our liquidity position. Our management indicated that while we had paid down our debt to approximately $9.5 million, availability under our line of credit was declining pursuant to the terms of our credit facility. The fact that a new credit facility, possibly reflecting a different financing environment, would be needed in 2010 was also discussed.

During March 2009, MTS provided Raymond James with updated summary information that represented a revision to the information previously distributed to potential buyers. These updates revised certain projections provided in the initial summary information packages. The initial summary information package projected earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $7.438 million for fiscal year 2009, but the revised summary information package projected EBITDA of $6.856 million for fiscal year 2009. Projections of EBITDA decreased from approximately $8.5 million, $10.5 million, $12.7 million, $14.8 million and $17.6 million to approximately $8.2 million, $9.8 million, $11.5 million, $13.4 million and $15.8 million for fiscal years 2010, 2011, 2012, 2013 and 2014, respectively. On March 13, 2009 and March 23, 2009, updated summary information packages were distributed by Raymond James to two potential strategic buyers and seven financial buyers, who as of those dates had continued to express interest in acquiring MTS. In addition, each prospective buyer that had previously declined to continue in the bidding process was contacted again regarding potential interest in MTS based on the revised projections.

At the same time that updated summary information packages were circulated, Raymond James also sent letters to each of the recipients requesting submission of a written preliminary indication of interest to Raymond James by no later than March 25, 2009. In response, Raymond James received written preliminary indications of interest from Excellere and three other potential financial buyers (whom we refer to as “Interested Party #1”, “Interested Party #2” and “Interested Party #3” for confidentiality reasons) at certain enterprise valuations (an enterprise valuation includes not only an amount to be paid to the stockholders, but also amounts for MTS’s outstanding bank indebtedness).

On March 25, 2009, Interested Party #1 delivered a preliminary indication of interest to Raymond James indicating its interest in purchasing all of our outstanding equity at an enterprise valuation ranging between $35 million and $40 million in cash.

Also on March 25, 2009, Excellere delivered a preliminary indication of interest to Raymond James indicating its interest in purchasing all of our outstanding equity at an enterprise valuation ranging between $50 million and $55 million in cash.

On March 26, 2009, Interested Party #2 delivered a preliminary indication of interest to Raymond James indicating its interest in purchasing all of our outstanding equity at an enterprise valuation of $33.5 million in cash.

Also on March 26, 2009, Interested Party #3 delivered a preliminary indication of interest to Raymond James indicating its interest in purchasing all of our outstanding equity at an enterprise valuation ranging between $35 million and $38 million in cash.

In addition to the written preliminary indications of interest described above, on March 25, 2009, a potential financial buyer (whom we refer to as “Interested Party #4” for confidentiality reasons) provided an oral preliminary indication of interest to Raymond James indicating its interest in purchasing all of our outstanding equity at an enterprise valuation ranging between $35 million and $40 million in cash. However, Interested Party #4 declined to make a written preliminary indication of interest.

At a March 27, 2009 meeting of the board of directors, management updated our board of directors regarding Raymond James’s activities. Management indicated that from November 25, 2008 to February 27, 2009, eight potential buyers had visited our headquarters and obtained additional financial information from us. Management indicated that Raymond James had received five preliminary indications of interest with enterprise values ranging from $33.5–$55 million in cash.

On April 2, 2009, a potential strategic buyer (whom we refer to as “Interested Party #5” for confidentiality reasons) provided an oral preliminary indication of interest to Raymond James indicating its interest in purchasing all of our outstanding equity at an enterprise valuation ranging between $25 million and $30 million in cash. However, after receiving the oral preliminary indication of interest, Raymond James informed Interested Party #5 that its oral preliminary indication of interest represented the lowest valuation range to date. Interested Party #5 then immediately informed Raymond James that it would not submit a written preliminary indication of interest.

A tabular summary of the indications of interest received by the Company on or before April 2, 2009 is set forth below:

Potential Buyers Approached: 33

Number of Parties Interested in Receiving Information: 15

Number of Parties Visited Management: 8

Summary of Initial Valuations

Party	Date	Form of Indication	Low Valuation	High Valuation	Low Per Share*	High Per Share*
Interested Party #1	3/25/2009	Written	$35,000,000	$40,000,000	$3.97	$4.71
Interested Party #2	3/26/2009	Written	$33,500,000	$33,500,000	$3.74	$3.74
Interested Party #3	3/26/2009	Written	$35,000,000	$38,000,000	$3.97	$4.41
Interested Party #4	3/25/2009	Oral	$35,000,000	$40,000,000	$3.97	$4.71
Interested Party #5	4/2/2009	Oral	$25,000,000	$30,000,000	$2.49	$3.23
Excellere	3/25/2009	Written	$50,000,000	$55,000,000	$6.19	$6.93

*	Per share prices are estimates and assume $8.2 million of debt outstanding as of March 31, 2009.

On April 3, 2009, our board of directors met to further discuss the status of the potential financial and strategic alternatives process. Members of our management and representatives of Holland & Knight and Raymond James also attended the meeting. A representative of Raymond James provided the board of directors a detailed summary of the actions Raymond James had taken, and the events that had taken place, in connection with the exploration of a potential sale of MTS. The representative from Raymond James indicated that while potential buyers had varying positive and negative feedback, one consistent theme among almost all of the potential buyers was that they viewed our status as an Exchange Act reporting company to be a negative and that they were aware of the significant maintenance-oriented capital expenditure requirements of the business and the corresponding impact on free cash flow. Raymond James also indicated that because of these significant recurring capital expenditure requirements for growth and infrastructure needs, many of the interested parties had deducted approximately $2.5 million from the annual EBITDA projections of MTS, due to estimated necessary capital expenditures, in order to calculate free cash flow and were valuing the business based on a multiple of free cash flow. In addition, a number of strategic buyers expressed concern regarding a lack of bed and facility growth in the long term care industry and stated that this customer base was not a target for expansion.

Also at the April 3, 2009 meeting, Raymond James discussed whether we would be better served by selling one or more portions of our business separately, rather then selling the entire enterprise. The representative from Raymond James stated that it did not believe this approach would interest a financial buyer, but possibly one or more portions of our business could be sold to strategic buyers. Mr. Siegel noted, however, that the three segments of MTS’s business, Packaging Automation, Medication Administration Systems and Consumables, were inter-dependent as the Packaging Automation and Medication Administration Systems functioned to support the sale of Consumables. As a result, it was determined that the sale of the business as a whole would likely provide stockholders the greatest value. In addition, due to the relatively small size of the Company, it was determined by the board that dividing the Company was not likely to create additional value for the stockholders. A number of questions were raised by our board of directors, including the question as to whether the timing was appropriate for the sale of MTS, and an extensive discussion ensued regarding certain positive and negative factors related to the Company’s business, including a discussion of competition, the number of nursing home beds either decreasing or remaining steady, the relative lack of construction of new nursing home facilities, the effect of the baby boom demographic and the increase in medications per person. Following an extensive discussion, Mr. Siegel asked Holland & Knight to address our board of directors. Holland & Knight discussed the fiduciary duties of the directors under applicable corporate law and suggested, because of the likely management rollover component of a potential sale, in the event a sale involved a financial buyer, the formation of a special committee to consider, evaluate and, if necessary, negotiate with interested parties regarding such potential sale. Holland & Knight emphasized that each of the members of the special committee must be independent and that if there were any relationships or circumstances that would prevent a director from acting in the best interests of our outside stockholders, then such director should not serve on the special committee. A discussion ensued regarding the independence of each of the members of our board of directors. Our board of directors concluded that all of our independent directors had the ability to exercise independent judgment in connection with service on the special committee and could consider the fairness of any potential sale of MTS to our outside stockholders. After discussion, the board of directors concluded that including all of the independent and disinterested members of the board of directors on the special committee would result in an unwieldy-sized committee. A motion was then made and seconded to form a special committee consisting of independent and disinterested directors composed of Messrs. Borgida (Chairman), Braswell, Mercadante, and Stanton. The members of the special committee were selected based upon their ability to devote a sufficient amount of time to the special committee’s activities.

At the April 3, 2009 meeting establishing the special committee, our board of directors gave the special committee full power and authority to: (i) review and evaluate each indication of interest from potential buyers and to establish and manage a process regarding the potential sale of MTS; (ii) participate in the negotiation of the terms of any proposed sale of MTS if the special committee determined that a sale may be in our best interests and the best interests of our stockholders; and (iii) make recommendations to our board of directors as to whether we should consummate the transactions contemplated by any of the indications of interests received from any potential buyers. The representative from Raymond James stated that each of Interested Party #1, Interested Party #2, Interested Party #3, and Interested Party #4 had insisted that management have a major stake in MTS going forward and that management enter into rollover agreements and new employment agreements to take effect following the proposed transactions. The representative of Raymond James then stated that Raymond James told the potential buyers that it would not engage in discussions about a management rollover and that such discussions would have to be held directly with management at an appropriate time. Holland & Knight further indicated that now that the special committee was formed, no other members of our board of directors should speak to any interested parties in connection with any proposal unless and until the special committee authorized such communications.

Immediately following the board of directors meeting on April 3, 2009, the special committee met to address the next steps to be taken. Representatives from Raymond James and Holland & Knight were present. The special committee considered law firms experienced in, and capable of, providing legal services to special committees, including Shumaker, Loop & Kendrick, LLP. The special committee then met separately and considered potential legal counsel.

The special committee met on April 8, 2009 to review the results of the search for legal counsel and consider next steps to be taken. Holland & Knight also attended this meeting. Chairman Borgida had discussions with several law firms and obtained information from three law firms for the special committee to consider. Subsequently, the special committee engaged Shumaker, Loop & Kendrick, LLP (whom we refer to as “Shumaker”) as its legal advisor.

On April 10, 2009, the special committee held a meeting to discuss with Shumaker the special committee’s role and to receive an update from Raymond James on the status of the third party solicitation process undertaken to date regarding a potential sale of MTS. A representative of Raymond James then provided the special committee with a detailed summary of the actions Raymond James had taken, and the events that had taken place, in connection with the exploration of a potential sale of MTS. Raymond James pointed out, and the special committee noted, that Excellere’s initial indication of interest was in the $50–$55 million range representing an implied price per share in the range of $6.19 to $6.93, or an 84% to 106% premium to the market price of MTS’s stock at the time based on the Company’s current debt and shares outstanding. Raymond James advised the special committee that each of the initial offers were non-binding and were subject to further diligence. The special committee considered the significant and distinct differences in the preliminary indications of interest that had been received, consisting of Excellere’s preliminary indication of interest in the $50–$55 million range and the five other preliminary indications of interest, whether oral or written, in the range of $25–$40 million. The preliminary written indications of interest from Interested Party #1, Interested Party #2 and Interested Party #3 were in the $33.5–$40 million range, which implied a price per share range of $3.74–$4.71. The oral preliminary indications of interest from Interested Party #4 and Interested Party #5 were in the $25–$40 million range, which implied a price per share range of $2.49–$4.71.

At the April 10, 2009 special committee meeting, the special committee decided to engage its own independent financial advisor to assist the special committee in evaluating the third party solicitation process and other strategic alternatives. The special committee also wanted its financial advisors to provide input on the next steps to be taken given the distinct divergence in the initial indications of interest that were received in connection with the potential sale of MTS. At the request of the special committee, Shumaker agreed to contact four potential financial advisors, including JMP, and arranged for each of them to make a presentation to the Chairman of the special committee.

Shumaker apprised the members of the special committee regarding their fiduciary duties under Delaware law in the context of evaluating the strategic alternatives available to MTS, including, without limitation, a sale of MTS and reviewed the importance of the special committee being composed of independent members disinterested in any possible transaction and identifying and evaluating any potential business or personal conflicts that could potentially impair or give the appearance of impairing the ability to be independent. Chairman Borgida noted that up to this point in time interested parties had not been permitted to discuss management’s participation in a potential transaction. After discussion regarding any potential conflicts, Mr. Braswell discussed his personal time commitments and an unrelated business relationship with Mr. Siegel, noting that although he believed he could act independently and in the best interest of the stockholders, he wished to avoid any appearance of impropriety. The special committee took such disclosures under advisement for further evaluation and consideration. Mr. Braswell did not resign at this time because the special committee decided to await the recommendation of Shumaker, its independent legal counsel, before making a final decision on the matter.

From April 10, 2009 through April 19, 2009, Chairman Borgida and the special committee’s legal counsel interviewed the four potential financial advisors in order to assess their experience and qualifications to assist the special committee in determining whether a sale of MTS was in the best interests of the unaffiliated stockholders of MTS, and if so, to assist the special committee in evaluating a potential sale or similar transaction.

On April 16, 2009, at the request of Robert A. Martin, a principal of Excellere, Chairman Borgida met with Mr. Martin to discuss a possible transaction. Chairman Borgida’s meeting was followed by dinner, which Mr. Siegel also attended. The dinner meeting provided an opportunity for Mr. Martin to meet with Mr. Siegel and Mr. Borgida in person so that they may get acquainted and begin to establish a rapport. Over the course of the dinner, Mr. Siegel, Mr. Martin and Mr. Borgida discussed the business of MTS. Also during the dinner meeting, Mr. Martin inquired about obtaining exclusivity with MTS, however, Chairman Borgida dismissed this inquiry as being premature.

On the morning of April 20, 2009, the special committee met to discuss the proposals from the four potential financial advisors. After discussion, the special committee determined that all four potential financial advisors were well qualified, but that JMP and two other firms had the best industry experience and overall fit with the special committee. The special committee agreed that the special committee’s financial advisor should not be chosen based upon fees alone, but also based upon: integrity; reputation; its ability to negotiate on behalf of the special committee; and experience. The special committee instructed Shumaker and Chairman Borgida to follow up with three of the potential financial advisors, one of which was JMP, to inquire further regarding each and to reconvene later that day for further discussion. In addition, as a result of the consideration given to Mr. Braswell’s time commitments and an unrelated business relationship with Mr. Siegel, and after consultation with Shumaker, in order to avoid any appearance of impropriety, the special committee relieved Mr. Braswell from continued service on the special committee, leaving directors Borgida, Mercadante and Stanton as the three members of the special committee, all of whom reconfirmed their independence.

On April 20, 2009, the special committee again met in the early evening to discuss Chairman Borgida’s and Shumaker’s further communications with the three potential financial advisors. A discussion ensued regarding the engagement letters received from each of the financial advisors and the relative preference of the special committee for the firms. At this meeting, the special committee voted to engage JMP as its financial advisor and authorized Chairman Borgida to finalize the terms of JMP’s engagement. As part of its engagement, JMP was requested to review the process undertaken by MTS, with the assistance of Raymond James, in exploring a potential transaction and to provide a fairness opinion, if necessary, on any transaction that might occur. Raymond James was not requested to, and did not, provide a fairness opinion in connection with the merger.

On April 27, 2009 the special committee met to discuss the final terms of JMP’s engagement and the process to date. The special committee considered timing issues and the need to respond to Excellere. Chairman Borgida indicated that at his dinner meeting with Mr. Martin, the subject of exclusivity had been raised by Mr. Martin but was dismissed by Chairman Borgida as being premature. Chairman Borgida also noted that Excellere had raised the prospect of exclusivity with representatives of Raymond James.

On May 5, 2009, the special committee met. Representatives of JMP described to the special committee the discussions JMP had with MTS’s management and Raymond James over the past week. Representatives of JMP discussed the potential buyers that had been approached at MTS’s direction by Raymond James. Representatives of JMP also indicated to the special committee that JMP believed that the number and type of potential buyers contacted were typical in connection with this type of a third party solicitation process. Representatives from JMP also indicated that the process conducted to date had resulted in a higher indication of interest from Excellere with other potential buyers all grouped at significantly lower valuation ranges of interest. The special committee discussed the process conducted to date, and although the special committee believed it was sufficient to date, it instructed JMP to provide a list of additional potential interested strategic and financial buyers for a further third party solicitation process. The special committee’s expanded third party solicitation process consisted of contacting five potential financial and five potential strategic buyers that had not been previously contacted on MTS’s behalf by Raymond James that were believed to be most likely to offer an appropriate price for MTS and that offered a reasonable degree of certainty to close on a prompt basis. In considering expanding the process, the special committee determined that it wanted to ascertain if there were other possible interested parties that would express interest at a level comparable to that of Excellere. In deciding on the number of additional potential interested buyers to be approached by JMP, the special committee took into account the extensive process already undertaken by MTS, with the assistance of Raymond James, and the potential increased burden on management’s time. The special committee considered also expanding the process to include potential international parties. However, after discussion with JMP and previous discussions with Raymond James, the special committee determined not to do so because, among other things, MTS’s size relative to the size of the potential international parties that would be contacted would make it difficult to market, the additional time and effort it would take to contact international parties, the impact on management and the belief that contacting international parties would not significantly enhance the existing process. The special committee also instructed Raymond James to contact Interested Party #1, Interested Party #2, Interested Party #3, Interested Party #4 and Interested Party #5 to provide them with updated fiscal year end information and to ascertain if they would have continued interest at higher valuation levels.

Between May 5, 2009 and May 12, 2009, at the request of the special committee, Raymond James contacted Interested Party #1, Interested Party #2, Interested Party #3, Interested Party #4 and Interested Party #5, and engaged in discussions with each of them to assess their continued interest in MTS.

On May 6, 2009, representatives of JMP provided the special committee with five additional proposed financial buyers and five additional proposed strategic buyers to contact, determined by JMP to be the most compatible with us based on factors such as business mix, the companies’ products and services, and industry trends, and these additional potential buyers were approved for JMP to contact.

On May 11, 2009, after MTS’s year-end results were available, Raymond James contacted Interested Party #1, Interested Party #2, Interested Party #3, Interested Party #4 and Interested Party #5, as previously instructed by the special committee, to provide them with updated summary information packages containing revised projections for MTS’s fiscal year 2009 and to request that they increase their valuation ranges. Interested Party #2, Interested Party #3 and Interested Party #4 declined to increase their original valuation ranges and did not participate further in the process. Interested Party #1 and Interested Party #5 each agreed to consider a slight increase to their original valuation range, but indicated that they would not increase their valuation range materially.

On May 12, 2009, the special committee met to discuss the status of the various potential buyers of MTS. Chairman Borgida reported to the special committee members that, at the request of the special committee, Raymond James had contacted each of Interested Party #1, Interested Party #2, Interested Party #3, Interested Party #4 and Interested Party #5 to provide them with an update on MTS’s fiscal year end results and attempted to raise the valuation ranges they previously provided and also ascertain their levels of continued interest. Chairman Borgida reported the results he had received from Raymond James on this effort and indicated that none of those parties expressed any willingness to increase their valuations materially beyond the ranges previously provided, which the special committee noted were all well below the initial range of interest expressed by Excellere. At this meeting, the special committee concluded that Interested Party #1, Interested Party #2, Interested Party #3, Interested Party #4 and Interested Party #5, were not suitable potential buyers because their initial ranges of interest were too low, considering that the follow up by Raymond James with each of them revealed that any further increases they were willing to consider in their valuation ranges were immaterial and would still be significantly below the low end of the range of interest provided by Excellere. However, the special committee discussed the potential significance of having competing potential buyers in the process and concluded that Raymond James should follow up with Interested Party #1 and Interested Party #5, who had expressed a willingness to move slightly beyond their initial valuation ranges.

At the May 12, 2009 meeting, representatives of JMP provided an update on its initial follow up contact of the ten additional parties that had been identified by JMP. Representatives of JMP indicated that the contacted parties were invited to review publicly available information regarding MTS and, if further interest existed, they were directed to Raymond James representatives to enter into non-disclosure agreements in order to be provided with summary information packages. The special committee directed JMP to continue with establishing contact with these additional parties. The special committee discussed with JMP representatives the recent increase in the trading price of MTS stock on the NASDAQ to $4.25 per share, which, it was noted, occurred at very low trading volume levels. The special committee also considered the potential effect of the timing of the expanded process on the existing interested parties.

On May 19, 2009, Excellere, having completed further due diligence review of information contained in MTS’s electronic data room, submitted a letter of intent (“LOI”) to Chairman Borgida.

On May 21, 2009, the special committee met to discuss the LOI received from Excellere and the status of the other potential buyers of MTS. Representatives of JMP and Raymond James were present as well as representatives from Shumaker, Holland & Knight and MTS management. Excellere’s LOI proposed a purchase price of $46.5 million that included several price adjustments to discharge specific liabilities and expenses at closing which would effectively lower the price that would be payable to MTS stockholders. The special committee discussed the structure, format and conditions contained in the LOI and the contemplated adjustments. Representatives from Raymond James stated that after factoring in estimates regarding the adjustments contemplated by the LOI the price to be paid to the MTS stockholders would be roughly $5.29. Representatives from Raymond James provided the special committee with Excellere’s stated reasons for its lower bid, which included: (i) the need for significant future capital expenditures for maintenance of operations, (ii) the need for capital expenditures of $2.5 million to $3.0 million that were expected to be required for infrastructure upgrades, (iii) the need for capital expenditures for internal information systems, (iv) the uncertainty of expected future quarterly results which had been revised downward from the original forecast included in the summary information packages, (v) the impact of recent currency exchange rates on projections for international operations and the future outlook in Europe and (vi) concerns regarding customer concentration. Representatives from Raymond James expressed that these concerns emanated from the substantial due diligence that had been conducted by Excellere since early April 2009 and were not unusual as similar issues were raised in preliminary discussions with other potential buyers who declined to move forward in the process. Representatives from Raymond James further noted that, among other things, the LOI required a 60 day exclusivity period, participation of, and employment agreements with, existing management, and a break up fee of $1.4 million. Excellere’s LOI also provided that the special committee had until May 26, 2009 to accept its proposal.

At the May 21, 2009 meeting, the special committee also discussed with representatives of JMP and Raymond James the status of the approach to the ten additional potential buyers. Representatives of Raymond James indicated that one of the potential financial buyers contacted in connection with the expanded process had expressed an interest and had moved quickly to execute a non-disclosure agreement and expressed a desire to meet with management. The Raymond James representative stated that this financial buyer orally indicated, when pressed, a preliminary valuation range of $40.0 million to $50.0 million based upon publicly available information on MTS. Representatives from JMP indicated that of the four additional potential financial buyers contacted, two were proceeding to sign non-disclosure agreements and one was still evaluating publicly available information and one had declined to proceed. Of the five additional potential strategic buyers contacted, representatives of JMP indicated that two had declined to proceed and the other three, while still in the preliminary discussion phase, did not express significant interest or a desire to move forward quickly.

At this meeting, the special committee discussed the bid from Excellere, which was lower than its initial range of interest but still was well above the range of interests expressed by Interested Party #1, Interested Party #2, Interested Party #3, Interested Party #4 and Interested Party #5. The special committee discussed the expectation of exclusivity by Excellere and its level of interest and its unwillingness to move forward and expend significant additional time and money evaluating MTS without exclusivity. The special committee also discussed the preliminary interest of the new potential buyers contacted, one of which preliminarily indicated a similar valuation range to that provided in Excellere’s LOI, and the status of the new potential buyers’ due diligence process. After discussion, the special committee determined that it was not inclined to accept the LOI as proposed by Excellere and determined to reflect further on the special committee’s response to Excellere and reconvene on May 26, 2009. In the interim, JMP representatives were asked to contact the new potential buyers that had expressed preliminary interest in MTS.

On May 26, 2009, the special committee again met to discuss the Excellere LOI and the status of the potential buyers of MTS. Representatives from JMP and Shumaker were present. In connection with the special committee’s consideration of whether this was the appropriate time for a sale of MTS given the current market conditions and MTS’s industry and other factors, the representatives from JMP discussed with the special committee the challenges in the industry as well as potential positive and negative trends and developments, such as competition, the number of nursing home beds either decreasing or remaining steady, the relative lack of construction of new nursing home facilities, the effect of the baby boom demographic and the increase in medications per person. JMP representatives also noted some of the challenges and opportunities faced by MTS, including customer concentration issues and the challenges involved with operating three distinct (packaging automation, medication administration systems, and consumables), but inter-dependent, businesses. The special committee considered, relative to the bid from Excellere, the prospects for future growth and adding value as a public company, given the challenges in the industry and the high level of capital expenditures and technological developments required to compete. The special committee discussed the alternative of not moving forward with a sale transaction and the concerns regarding MTS’s ability to meet earnings expectations, if it continued as a public company. The special committee also expressed concerns regarding uncertainty related to future healthcare regulations and the potential related impact to MTS’s stock price and future prospects. Significant concerns were also expressed regarding the slowing of MTS’s growth rate (in part due to the 70% market penetration rate in its consumables segment) and the difficulty of financing future expected expenditures and growth. The special committee discussed obtaining the best price for stockholders at this time compared to terminating the process. The special committee also considered the likelihood of any new parties getting to the same point in the process as Excellere and the prospect of losing Excellere as the only party making a formal bid in the process to date. After discussion it was determined that the special committee should respond to Excellere and in so doing, seek a price from Excellere in the $50 million range, request the price to be expressed in terms of the per share price to be paid to stockholders and decline to grant exclusivity. The special committee authorized Chairman Borgida to work with Raymond James and approach Excellere on these points. JMP was instructed to continue to follow up with the new parties that had been contacted and the special committee continued to prohibit management from discussing its participation in a possible transaction.

Thereafter, Raymond James informed Excellere that the special committee declined Excellere’s proposed LOI, but was willing to discuss revised terms with Excellere and, as a result, would not meet Excellere’s deadline of 5:00 p.m. on May 26, 2009. Excellere agreed to extend its proposal deadline and continue discussions with Raymond James and Chairman Borgida. Raymond James attempted to increase Excellere’s bid in discussions with Excellere’s representatives. Raymond James also continued discussions with one of the additional potential financial buyers contacted that had initially expressed interest in moving forward at a preliminary valuation range comparable to that of Excellere.

On June 1, 2009, the special committee met to discuss the results of follow up discussions that occurred among the Raymond James representatives, Chairman Borgida and Excellere between May 26, 2009 and May 31, 2009 regarding possible revisions to the terms of Excellere’s LOI. Representatives from JMP and Shumaker were present as well as a representative from Raymond James. The representative from Raymond James updated the special committee on the discussions and the response from Excellere by indicating that Excellere was prepared to increase its previous offer from an enterprise value of $46.5 million to an amount that equated to $5.75 per share. It was noted that such per share amount compared favorably to the original LOI amount of $5.29 (which was initially estimated at $5.37 with the difference being attributable to factoring in common stock equivalents). The Raymond James representative further indicated that the new proposal terms would consist of (i) a required cap on MTS’s transaction expenses of $2.1 million, (ii) provided for reimbursement of Excellere’s expenses (up to a limit) if MTS declined to pursue the transaction and subsequently entered into another transaction with another party within 60 days, and (iii) required a 45 day exclusivity period to complete due diligence (the “Revised LOI”).

At this meeting, the Raymond James representative updated the special committee on the expanded process and contact of the new potential buyers. He indicated that the potential financial buyer that had initially acted promptly and expressed a preliminary valuation range of $40.0 million to $50.0 million had elected to cease participation in the process after a management presentation and diligence meeting at the Company because that potential financial buyer determined that it would not be able to submit an offer at a valuation range that would offer a premium to stockholders over the market value of our shares at that time. Of the three remaining financial potential buyers (including one that had initially declined to proceed), each had entered into non-disclosure agreements with MTS and received summary information packages and access to the Company’s data room. Two of these potential financial buyers decided not to continue in the process shortly after receiving the summary information packages and access to the Company’s data room, and one requested a call with management based on the fact that it could not come to visit MTS in Florida for several weeks. This financial buyer, it was noted, had not provided a valuation range. The Raymond James representative further noted that none of Interested Party #1, Interested Party #2, Interested Party #3, Interested Party #4 or Interested Party #5 was willing to increase materially its initial valuation range.

Also at the June 1, 2009 meeting, the special committee considered Excellere’s Revised LOI terms in light of the progress made by the other parties to date and the likelihood of any of the other parties getting to the same valuation level and point in the process as Excellere. The special committee also considered the expense caps and the possible implications of such limits and the reasonableness of the exclusivity period requested given the additional expected expenses Excellere expressed it would incur in connection with future due diligence. The special committee determined that it desired to limit the ability of Excellere to terminate the transaction through conditions to closing, such as a possible financing condition. The special committee discussed possible further improvement in the price to be paid to the stockholders based on the revised proposed terms and the exclusivity being sought. After discussion, the special committee instructed Raymond James to seek a higher price from Excellere and a shorter exclusivity period.

Between June 1, 2009 and June 7, 2009, extensive negotiations were conducted with Excellere regarding the terms of the Revised LOI. Following such negotiations an amended Revised LOI was circulated to the special committee for consideration.

On June 8, 2009, the special committee met to discuss the Revised LOI that had been negotiated by the special committee and Shumaker. Representatives from JMP and Shumaker were present as well as a representative from Raymond James. Chairman Borgida reported that the Revised LOI provided for an additional $0.05 increase in the price per share to be paid by Excellere to $5.80 per share to MTS stockholders. This price constituted a 21.3% premium over the closing price of MTS’s common stock on the NASDAQ of $4.78 per share on June 5, 2009, the most recent completed trading day prior to delivery of the amended Revised LOI, and a 59.0% premium over $3.65, the average trading price of MTS’s common stock on the NASDAQ over the preceding six months. A representative from Shumaker summarized the negotiations and the material terms of the Revised LOI, noting the special committee’s objective of obtaining as much certainty as reasonably possible that any subsequent transaction agreement based upon the Revised LOI terms would proceed to close. The special committee discussed the extensive process conducted to date by Raymond James and the terms of the Revised LOI. The special committee considered the low trading volume in MTS common stock (e.g. of the 44 trading days prior to June 8, 2009, MTS stock did not trade in excess of 10,000 shares on any trading day and on 23 of such trading days traded less than 1,000 shares per day, including five trading days when no shares were traded at all). The special committee weighed the advantages and disadvantages of waiting for any of the other parties still engaged in the process to express valuation ranges at the level of Excellere. The special committee discussed the fact that the valuation ranges provided by the remaining parties were significantly lower than that of Excellere, there was no assurance that such valuation ranges would be increased to that of Excellere or that any bid would be made by such parties upon the completion of due diligence, which had yet to begin in earnest by such parties. In addition, the special committee noted that Excellere’s bid currently offered more certainty of value to the unaffiliated stockholders of MTS given that Excellere had conducted substantial due diligence. As a result, the special committee determined that waiting for other parties to complete due diligence and possibly make a formal competing bid (rather than just expressing a preliminary valuation range) presented too much risk to MTS because it was likely that Excellere (based upon Excellere’s consistent communications to the Company regarding its time frame and unwillingness to extend that time frame) would cease participation in the process if its request for a exclusivity period was not accepted. After discussion and consideration, and pursuant to its authority, the special committee unanimously concluded that the Revised LOI (which included the 45 day exclusivity period) contemplating the sale of MTS was in the best interests of MTS and its stockholders and recommended that the full board of directors of MTS approve the Revised LOI.

At this June 8, 2009 meeting, the special committee unanimously agreed that because the process had resulted in the recommendation of the approval of the Revised LOI with Excellere, and the Revised LOI required equity participation by MTS management, it would now be appropriate for management to begin speaking directly to Excellere to discuss such matters as employment agreements, management stock rollover, and other matters relative to management. Prior to such time, management had not engaged in any discussions or negotiations with any interested parties regarding such matters and management’s role was limited to the presentations and general discussions with potential parties regarding MTS’s business and operations. It was further noted that, because management owned approximately 30% of MTS’s outstanding common stock, an acquisition transaction would not likely be achieved without management participation and support. The special committee determined to approve management’s ability to engage in discussions with Excellere, subject to the full board’s approval of the Revised LOI. Following this determination, Mr. Siegel entered into negotiations with Excellere regarding the rollover of his shares of our common stock and the shares of our common stock held by the Rollover Investors and regarding the new management employment agreements.

On June 8, 2009, our board of directors held a special meeting to discuss the status of the potential sale of MTS. Also at this meeting was a representative from each of Raymond James, Holland & Knight and Shumaker. Chairman Borgida provided a report of the special committee to the entire board of directors. Chairman Borgida stated that serious negotiations with Excellere concerning a letter of intent had been underway for several days and circulated a draft of the Revised LOI for the consideration of the board of directors. A representative from Raymond James then discussed the price of MTS common stock by noting that the stock price was trading at approximately $4.20 per share, but due to the very low volume and erratic nature of the trading there were significant intra-day variations and that MTS’s 52-week range included a low of $2.16 and a high of $6.24, dating back to the summer of 2008.

Also at the June 8, 2009 special meeting of the board of directors, the representative from Raymond James discussed the exhaustive marketing process that had been implemented in connection with the potential sale of MTS including, without limitation, the actions taken by the special committee and JMP. In total, 43 potential buyers had been approached regarding a potential transaction with MTS, with seven providing indications of interest at various valuation ranges to acquire MTS. Of these preliminary indications of interest, Excellere made a formal bid that provided MTS with the highest valuation. The representative of Raymond James noted that while the special committee was ultimately unsuccessful in its efforts to increase the price to at least $6.00 per share, Excellere had submitted the Revised LOI with consideration that equated to approximately $5.80 per share, which constituted a 10% increase from the $5.29 per share consideration originally proposed by Excellere in the LOI.

Also at the June 8, 2009 special meeting of the board of directors, the representative of Raymond James then reviewed Raymond James’ comparable premium analysis and reviewed various transactions in the $10–$100 million range of enterprise value. The representative from Raymond James then gave an overview of merger and acquisition activity during the period 2006–2009, which was characterized by successive periods of excessive liquidity, credit market crisis and slow and cautious emergence. This analysis was followed by a discussion of deal volume at various transaction values in the period 2005–2009. The representative of Raymond James emphasized that smaller deals were still being completed, but the larger ones were generally not proceeding. The representative of Raymond James then reviewed private merger and acquisition activity over the period 1998–2008 in size and volume, noting the steep decline in transactions between 2007 and the present. The representative of Raymond James then reviewed private merger and acquisition activity in various deal size segments noting that in the middle market ($10–$500 million enterprise value) some deals were still being completed, but that otherwise, the private merger and acquisition picture for larger companies was very unfavorable. The representative from Raymond James then reviewed public equity transactions in 2009 noting that no healthcare service companies had raised public equity in 2009.

Also at the June 8, 2009 special meeting of the board of directors, the representative of Raymond James discussed the debt markets, emphasizing that although credit was being slowly restored, the credit environment was still very challenging. The representative of Raymond James also noted that MTS’s line of credit bore interest at LIBOR plus 175 basis points but the credit market at this time was LIBOR plus 600 to 900 basis points for similarly-situated companies. The representative from Raymond James also noted that MTS’s line of credit would be up for renewal in November 2010.

Also at the June 8, 2009 special meeting of the board of directors, the representative of Shumaker discussed the special committee’s negotiations with Excellere and the key terms of the Revised LOI. The representative of Shumaker noted that the Revised LOI was non-binding (except for the provisions dealing with exclusivity, expenses, confidentiality and miscellaneous provisions) and that the price per share of MTS common stock set forth in the Revised LOI was $5.80. The representative from Shumaker pointed out that the Revised LOI contemplated that there would be no financing condition in the definitive agreement, except for a material adverse change relating to MTS. The representative of Shumaker noted that Excellere would be granted 45 days of exclusivity to execute a definitive agreement. The representative of Shumaker also discussed the proposed break up fee. If MTS: (i) terminated the definitive agreement by exercising a fiduciary “out” and (ii) later entered into another acquisition agreement, then MTS would be required to pay a 3% break up fee based on equity value, plus Excellere’s expenses. The representative of Shumaker also discussed the fact that there would be a “reverse break up fee” in the event that Excellere (i) failed to consummate the merger because it was unable to obtain financing within a financing cure period, or (ii) failed or refused to consummate the merger other than in the case of a material adverse effect on the Company. The representative of Shumaker also stated that the special committee was authorizing Mr. Siegel to negotiate with Excellere on his own behalf, in response to a request from Excellere. A general discussion ensued about Excellere, its ability to consummate a transaction with MTS and the process of potentially selling MTS. At the conclusion of this discussion, Mr. Mercadante made a motion to approve the execution and delivery of the Revised LOI, which was seconded by Mr. Stanton and unanimously approved (with Mr. Siegel abstaining).

On June 10, 2009, MTS and Excellere entered into a largely non-binding Revised LOI pursuant to which Excellere agreed to purchase 100% of the equity of MTS for $39.1 million, or approximately $5.80 per share, representing an enterprise value (which also includes the assumption of MTS’s outstanding bank debt) of approximately $47.3 million. Including MTS’s transaction fees and expenses, which will be the responsibility of Parent if the transaction is consummated, the Revised LOI contemplated a total transaction value of approximately $50 million.

On June 11, 2009, the board of directors held a regularly scheduled meeting. Also at this meeting were various members of management as well as a representative of Holland & Knight. Mr. Siegel gave an update related to the discussions with Excellere. He noted that the Revised LOI had been executed by Excellere and MTS on June 9, 2009 and that Excellere now had exclusivity until July 24, 2009 to attempt to get an agreement executed. Mr. Siegel indicated that the working relationship with Excellere had been positive and that he was optimistic about the chances of completing the transaction.

From the end of June through the execution of the Merger Agreement on August 7, 2009, the parties and their counsel circulated, reviewed and negotiated the transaction documents, including the draft Merger Agreement.

On July 2, 2009, the special committee met with Shumaker and representatives of JMP to discuss the status of negotiations with Excellere. Shumaker apprised the special committee of the material terms of the merger agreement that had been circulated among the parties. The special committee provided its positions on the terms of the merger agreement and requested Shumaker to communicate these positions to Excellere and report back to the special committee following these communications.

During the period from July 2, 2009 through July 16, 2009, numerous informal discussions between Chairman Borgida, Shumaker and Holland & Knight occurred regarding the terms of the merger agreement.

On July 17, 2009 the special committee met to discuss the progress being made on the negotiation of the merger agreement as well as the agreements with management. Representatives from JMP were also present. Shumaker apprised the special committee of the material unresolved terms of the merger agreement. It was noted that Excellere was continuing with its due diligence process and as such, questions were being raised and answered regarding MTS’s business. Representatives from JMP discussed their evaluation of the proposed transaction and the process toward rendering a fairness opinion.

During the exclusivity period management continued to negotiate the terms of employment agreements, voting agreements, management stock rollover and other management agreements with Excellere and apprised Shumaker of the status of such negotiations.

On July 23, 2009, because the special committee and Excellere were working in good faith towards resolving the outstanding issues on the merger agreement and prior to the expiration of the exclusivity period provided in the Revised LOI, Chairman Borgida executed an amendment to the Revised LOI which extended the exclusivity period for Excellere from 45 days to 59 days (through August 7, 2009), thereby providing the parties with an additional 14 days to continue to negotiate the merger agreement and for Excellere to complete its due diligence. The extension of the exclusivity period was considered by the special committee to be in the best interests of MTS.

On July 27, 2009, the special committee met with Shumaker and representatives of JMP. Shumaker updated the special committee regarding the status of the negotiations regarding the terms of the merger agreement with Excellere. Chairman Borgida indicated Excellere’s positions on the unresolved terms appeared to be relatively firm. Among other material unresolved terms were the limits Excellere was seeking relating to MTS’s indebtedness and transaction expenses. In addition, a significant dispute had arisen regarding Excellere’s ability to terminate the merger agreement in the event of litigation that might arise and adversely impact its financing. Shumaker noted that it had encountered significant resistance on these points from Excellere and that its expectation was that Excellere would remain firm in demanding a limitation on such expenses as well as other issues which contemplated the possibility of MTS being obligated to reimburse Excellere’s expenses, if it terminated the transaction due to a breach of such provisions by MTS. The special committee discussed the material unresolved terms of the merger agreement and the alternatives of (i) not proceeding with a transaction or (ii) proceeding with a transaction with threshold limits that MTS could likely exceed. The special committee noted the consequences of MTS’s exceeding the transaction expense limits would be a breach of the merger agreement and it would owe Excellere its expenses (up to $750,000) if Excellere determined not to proceed. The special committee also discussed the possibility of litigation arising due to the nature of going private transactions and its impact on Excellere’s financing. After discussion, it was determined that Chairman Borgida should follow up with Excellere and indicate that the special committee was not comfortable with the current expense limitation threshold due to the risks presented by it nor was it comfortable with the proposed revisions to the impact of possible litigation on Excellere’s financing. The special committee authorized Chairman Borgida to propose revisions to such terms that would aggregate the indebtedness limit with the expense limit to provide MTS with greater flexibility in meeting the thresholds and to negotiate changes that would minimize risks to MTS going forward on the transaction and achieve greater certainty that the transaction would proceed to closing without adverse consequences to MTS. The special committee also provided guidance on its position with respect to the unresolved secondary issues.

Thereafter, Chairman Borgida engaged in further negotiations with Excellere on July 27, 2009 following the meeting, and on July 28, 2009.

On the evening of July 28, 2009, the special committee met to discuss the results of Chairman Borgida’s discussions with Excellere on the material unresolved issues in the merger agreement. Representatives from JMP and Shumaker were present. At this meeting, Chairman Borgida indicated that Excellere was unwilling to consider an aggregate limitation on MTS’s indebtedness and transaction expenses or any increase in such limits. Chairman Borgida reported that rather than confront the possibility that each party would likely decline to move forward, Excellere instead proposed to the special committee that the purchase price be reduced from $5.80 to $5.75 and the threshold of transaction expenses that concerned the special committee be increased by $335,000. The Company’s proposed revisions to the other material unresolved issues in the merger agreement would also be accepted by Excellere. The special committee considered the reduction in purchase price proposed by Excellere against its other alternatives (including not proceeding further with the transaction). After discussion, the special committee determined that this was an acceptable solution that would serve to protect MTS from potentially exceeding a tight transaction expense threshold and thereby breaching the merger agreement, which would provide Excellere with the ability to terminate and have its expenses paid by MTS.

Between July 28, 2009 and August 6, 2009 the parties continued to finalize the merger agreement and management continued to finalize its employment agreement and the Contribution and Rollover Agreement.

During the morning of August 7, 2009, the special committee met to evaluate the proposed Merger Agreement and the other strategic alternatives available to MTS. Representatives of JMP and Raymond James were present, as were representatives of Shumaker and Holland & Knight. Shumaker summarized for the special committee the terms of the Merger Agreement and the terms of the related agreements. Representatives of JMP discussed with the special committee the sale process leading to Excellere’s bid. A representative from Raymond James updated the special committee on the current status of the strategic alternatives available to MTS and reiterated concerns related to MTS’s projections, high ongoing capital investment needs, ability to achieve historical profitability and ability to obtain future capital on acceptable terms. After a thorough discussion and analysis with JMP and Raymond James, the special committee determined that the other strategic alternatives available to MTS offered significantly less value to the stockholders of MTS when compared to the proposed sale to Excellere. The special committee reviewed various factors relating to MTS and its business absent a transaction, which on balance favored a sale of MTS. These factors included MTS’s capital needs, declines in MTS’s historical stock price (as well as recent increases), the need for capital expenditures and the uncertainty related to market acceptance of certain new products, the low trading volume and relative illiquid trading market in MTS’s stock, the public company pressure to focus on short term rather than long term performance, the significant expense of being a public company as well as the general condition of, and outlook for, MTS’s industry for the immediate future, concerns surrounding the regulatory environment, the concern of historic variations around projections and limitations on MTS’s ability to compete at its size and scale, and the risks associated with customers and their acceptance of new products and technologies. The special committee also considered debt financing, but based upon the current and expected condition of the debt markets, it concluded that it was unlikely that adequate debt financing would be available on attractive terms. The special committee also determined that it was unlikely that, given the price of MTS common stock (including recent increases which occurred on limited trading volume), any equity financing could be consummated at a price that would be acceptable to MTS and its stockholders, if at all. Representatives of JMP discussed their financial analyses of the proposed transaction with Excellere and delivered its verbal opinion, which was subsequently confirmed by delivery to the special committee of a written opinion, dated August 7, 2009, to the effect that, as of that date and based on and subject to the matters described in its written opinion, the proposed consideration of $5.75 per share of MTS’s common stock to be received by MTS’s stockholders (other than Parent, MTS, the Rollover Investors and their respective affiliates) was fair, from a financial point of view, to those stockholders. The full text of JMP’s opinion, which describes the assumptions made, general procedures followed, matters considered and the limitations on the scope of review conducted by JMP in rendering its opinion, is attached as Annex B. Following a thorough discussion of the proposed acquisition, including the factors described under “Fairness of the Merger; Recommendation of the Special Committee and Our Board of Directors,” early in the morning on August 7, 2009, the special committee voted unanimously in favor of the Merger Agreement and to recommend that the full board of directors and stockholders approve and adopt the Merger Agreement and the merger.

Also in the morning of August 7, 2009, but following the meeting of the special committee, the board of directors met to consider the proposed Merger Agreement with Excellere. At this meeting, Holland & Knight discussed each provision of the Merger Agreement and answered all questions from the board of directors. The meeting was then adjourned to allow the board of directors more time to review, analyze and consider the terms of the Merger Agreement.

In the afternoon of August 7, 2009, the board of directors reconvened the meeting that was adjourned that morning. The board of directors discussed the terms of the Merger Agreement as well as other factors described under “Fairness of the Merger; Recommendation of the Special Committee and Our Board of Directors,” and asked Holland & Knight several questions, each of which was addressed. Then, following this discussion, the entire board of directors unanimously approved entering into and adopting the Merger Agreement, and unanimously recommended stockholder approval and adoption of the Merger Agreement. The entire board of directors also unanimously approved the Voting Agreement, the merger and all of the other agreements contemplated by the Merger Agreement for all purposes of the law of the State of Delaware.

In the evening of August 7, 2009, MTS, Parent and Merger Sub entered into the Merger Agreement and issued a joint press release announcing the transaction after the close of market on August 7, 2009.

Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors

In this section, we used the capitalized term “Board” to refer to our board of directors. The Board believes that the merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is both procedurally and substantively fair to MTS’s unaffiliated stockholders and in the best interests of MTS’s stockholders. On August 7, 2009, the special committee and the Board separately approved and adopted the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the merger, and recommended that MTS’s stockholders approve and adopt the Merger Agreement. In addition, the special committee believes that sufficient procedural safeguards are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of MTS’s unaffiliated stockholders without retaining an unaffiliated representative to act solely on behalf of such stockholders. The approval of the merger by a majority of MTS’s unaffiliated stockholders is not required under Delaware law. A special committee consisting of independent directors is a mechanism designed to ensure procedural fairness. The special committee was created to act solely for and on behalf of MTS’s unaffiliated stockholders. It retained independent legal and financial advisors to assist it; and the special committee received a written opinion from its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration. Because the special committee believed these protections were adequate to safeguard the interests of MTS’s unaffiliated stockholders, it did not believe that it was necessary to also seek the approval of at least a majority of such stockholders. The special committee also considered a number of other factors, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to MTS’s unaffiliated stockholders. In reaching these conclusions, each of the Board and the special committee considered the following material factors, among others, which led it to the conclusion that the $5.75 per share merger consideration was fair to MTS’s unaffiliated stockholders:

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their knowledge and understanding of MTS’s prospects in an increasingly competitive industry; the slowing of MTS’s growth rate; the increased uncertainty regarding MTS’s ability to obtain financing on favorable terms necessary to fund future growth; the uncertainty regarding possible changes in governmental regulations and policies related to its business; the impact of the foregoing on MTS’s ability to meet its internal financial projections and business plan, and the impact of such failure on stock price and research analyst target prices;

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the fact that projections that MTS’s capital requirements to fund infrastructure upgrades and the maintenance and growth of future operations would continue to significantly impact free cash flow and be a challenge to finance both short-term and long-term growth while maintaining acceptable levels of profitability, and consequently, that the $5.75 per share merger consideration would result in greater value to our stockholders than pursuing our current business plans;

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the possibility of potential changes to existing laws or regulations that govern MTS’s business and that the enactment of new healthcare laws or regulations that are primarily focused on cost reductions in the U.S. healthcare system could have a material adverse effect on our profitability and results of operations, a possibility heightened by the change of administration that occurred following the 2008 elections and recent proposed legislative initiatives;

•	concern that continuing as a public company creates significant pressure on short term earnings at the expense of long term strategic initiatives that may have an uncertain timing for market adoption;

•	concern over recent increases in the costs and management time and attention requirements of complying with federal securities and corporate governance laws applicable to public companies;

•	concern over the fact that our common stock is highly illiquid, thus limiting our ability to use our common stock for acquisitions;

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concern over the facts that there exists very little equity analyst research coverage on our common stock, little market awareness of MTS and low trading volume, which significantly impedes MTS’s ability to access the capital markets;

•	our inability to raise equity capital at attractive pricing over the last several years;

•	the low trading volume of our common stock;

•	the risk of uncertain returns to MTS’s stockholders from its business, operations, financial condition and prospects;

•	the view that traditional means of expansion in the Company’s industry may be limited due to increased competition, particularly the trends in technological developments;

•	the possibility that technological changes could cause a decrease in the market for MTS’s products and services;

•	increased costs due to technological changes which could render current equipment obsolete;

•	the $5.75 in cash to be received by MTS’s stockholders in the merger represents:

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a premium of approximately 4.5% over the price of shares of MTS common stock on August 6, 2009, the last trading day prior to announcement of the merger, and approximately 21.6% over the price of shares of MTS common stock on June 9, 2009, the last trading day prior to the execution of the Revised LOI;

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a premium of approximately 2.0% over the average closing price of shares of MTS common stock for the 30 trading days prior to announcement of the merger, and approximately 37.0% over the average closing price of shares of MTS common stock for the 30 trading days prior to the execution of the Revised LOI;

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a premium of approximately 22.1% over the average closing price of shares of MTS common stock for the 90 trading days prior to announcement of the merger, and approximately 58.4% over the average price of shares of MTS common stock for the 90 trading days prior to execution of the Revised LOI; and

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a premium of approximately 42.3% over the average closing price of shares of MTS common stock for the 180 trading days prior to announcement of the merger, and approximately 52.4% over the average price of shares of MTS common stock for the 180 trading days prior to the execution of the Revised LOI;

•	that holders of MTS common stock will have the opportunity to seek appraisal of the fair value of their shares under Delaware law;

•	that the consideration to be paid in the merger is all cash, which provides certainty of value to MTS’s stockholders;

•	their view that the financing for the merger would be obtained based on the financing commitments received by Parent and Merger Sub with respect to the Merger Agreement, the institutions providing such commitments and the conditions to the obligations of such institutions to fund such commitments, each as described under the caption “Special Factors — Financing” on page 50;

•	alternatives to the merger, including the increased level of execution risk and the decreased likelihood of successful completion, of any such alternatives;

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their belief, after a thorough, independent review, that the sale to Excellere (including the $5.75 per share merger consideration) was more favorable to MTS stockholders than the potential value that might result from other alternatives available to MTS, including remaining an independent public company and pursuing the current strategic plan, pursuing acquisitions, pursuing a private merger and acquisition transaction with private equity firms other than Excellere, or pursuing a strategic sale to, or merger with, a company in the same or a related industry, given the potential rewards, risks and uncertainties associated with those alternatives;

•	the expected time, capital required and availability and cost of such required capital to effectuate other strategic initiatives and maintain MTS’s working capital and liquidity needs;

•	the time needed for MTS’s share price to reflect the potential success of such strategic initiatives;

•	the risks and uncertainties associated with any such strategic initiatives and with the timing thereof;

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their belief that the efforts of MTS to market itself to potentially interested parties, with the assistance of MTS’s and the special committee’s financial advisors, constituted a thorough, fair and full process to ensure that the $5.75 per share price provided in the transaction is the best value reasonably available to MTS stockholders;

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the terms of the Merger Agreement, including the fact that the Merger Agreement contains provisions that provide MTS with the right, subject to certain conditions, to explore unsolicited proposals and to terminate the Merger Agreement and accept a “Superior Proposal” prior to stockholder approval of the Merger Agreement, subject to payment of a customary break-up fee and, in certain circumstances, reimbursement of Parent’s out-of-pocket fees and expenses. The special committee believed that this provision, together with the pre-transaction third party solicitation efforts, were important in ensuring that the transaction would be substantively fair to MTS’s unaffiliated stockholders and in the best interests of MTS’s unaffiliated stockholders and provided the special committee with adequate flexibility to explore potential transactions with other parties;

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the fact that the members of the special committee were unanimous in their determination to approve and adopt the Merger Agreement and that the Merger Agreement was approved and adopted by all of the directors of MTS;

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the fact that the Merger Agreement is subject to limited conditions, including the fact that Parent delivered financing commitments from reputable and financially sound lenders that, together with amounts that will be contributed by Excellere, are sufficient to pay the merger consideration; and

•	the fact that the transaction will be subject to the approval of MTS’s stockholders.

The special committee and the board of directors considered the fairness opinion received by the special committee, described in detail under “— Opinion of JMP Securities LLC” to the effect that, as of August 7, 2009, and based on and subject to the various factors, assumptions and limitations set forth in its written opinion, the $5.75 per share merger consideration to be received by holders of shares of MTS common stock (other than Parent, the Company, the Rollover Investors and their respective affiliates) was fair from a financial point of view to such stockholders. After consideration, the special committee and the board of directors adopted the JMP fairness opinion and the discussions and analysis underlying such opinion.

The special committee and the Board also believe the process by which MTS entered into the Merger Agreement with Parent and Merger Sub was fair, and in reaching that determination the special committee and the board of directors took into account, in addition to the factors above, the following:

•	the consideration and negotiation of the transaction was conducted under the oversight of the members of the special committee, consisting of three of the independent directors of MTS, and that no limitations were placed on the authority of the special committee. Accordingly, except for the during the period of exclusivity that the special committee granted to Excellere, the special committee was free to explore, and did explore to the extent it deemed appropriate, any and all transactions with any other bidder it determined was more favorable or likely to be more favorable than Excellere’s proposal. The purpose of establishing the special committee and granting it the exclusive authority to review, evaluate and negotiate the terms of the sale of MTS was to ensure that MTS’s unaffiliated stockholders were adequately represented by disinterested directors. None of the members of the special committee has any financial interest in the merger that is different from MTS’s unaffiliated stockholders generally;

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the special committee was advised by independent legal counsel and a nationally recognized financial advisor selected by the special committee. The special committee engaged Shumaker as legal counsel and JMP as financial advisor. In determining to retain JMP to act as the special committee’s financial advisor, the special committee was aware that JMP is a national investment bank that had not, in the past, rendered services to MTS, Excellere or any of Excellere’s portfolio companies; and

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the special committee had extensive arm’s length negotiations with Excellere over several months, which, among other things, resulted in an increase in the merger consideration of 9% from $5.29 to $5.75 per share.

The special committee and the Board were aware of and also considered the following adverse factors associated with the merger, among others:

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the stockholders of MTS (other than the Rollover Investors) will have no ongoing equity participation in the surviving corporation following the merger, meaning that such stockholders will cease to participate in MTS’s future earnings or growth, or to benefit from any potential increases in the value of MTS common stock;

•	the proposed merger will be a taxable transaction for MTS stockholders whose shares are converted into cash in the merger;

•	the historical stock price performance of MTS’s common stock on the NASDAQ included trading prices at certain times during the past 12 months higher than the $5.75 per share merger consideration;

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the Merger Agreement does not provide for a post-signing market test, although the special committee and the Board were satisfied that the process prior to entering into the Merger Agreement provided the special committee and the Board with an adequate opportunity to conduct a thorough pre-signing market test to ensure that the $5.75 per share merger consideration is the best available to MTS’s unaffiliated stockholders;

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MTS will be required to pay to Parent a termination fee and, in certain circumstances, to reimburse Parent for Parent’s out-of-pocket fees and expenses, if the Merger Agreement is terminated under certain circumstances;

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if the merger is not completed, MTS may be adversely affected due to: (i) potential disruptions in its operations, and (ii) its costs and expenses, including in certain circumstances, those of Excellere;

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the Merger Agreement has limitations on MTS’s ability to solicit other offers, even though the special committee is authorized to respond to unsolicited proposals meeting specified criteria set forth and in accordance with the terms of the Merger Agreement; and

•	Parent’s obligation to close the transaction is subject to certain conditions that are outside of MTS’s control.

In addition, the special committee was aware that the Rollover Investors would be required to enter into arrangements with Parent simultaneous with the execution of the Merger Agreement providing that such persons will exchange a substantial portion of their shares of MTS common stock for a combination of preferred stock and voting common stock of Parent in connection with the completion of the transaction and that such persons would remain employed in substantially their respective current capacities following the completion of the transaction. Although the special committee was aware of these interests (and had reviewed agreements setting forth material terms of these arrangements), the special committee’s primary concern was to ensure that the per share merger consideration and other terms of the Merger Agreement were both procedurally and substantively fair to MTS’s unaffiliated stockholders and in the best interests of MTS’s stockholders. See “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 52.

In analyzing the transaction relative to the going concern value of MTS, the special committee and the Board each took into account the 30-day, 90-day and 180-day historical stock trading activity, which the special committee and the Board considered a meaningful reflection of MTS’s going concern value. The special committee and the Board did not consider the net book value or the liquidation value of MTS common stock in determining the substantive fairness of the merger to MTS’s unaffiliated stockholders. They believed that net book value, does not reflect, or have any meaningful impact on, the market trading price of MTS common stock. The merger consideration of $5.75 per share of MTS common stock is higher than the net book value of the MTS common stock. They also believed that MTS’s value is derived, among other things, from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because MTS’s assets include a significant amount of intangible assets, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, the special committee and the Board concluded that MTS is not susceptible to a meaningful liquidation valuation. Therefore, the special committee and the Board believed that the liquidation methodology would result in a lower valuation for MTS than had been proposed in the merger negotiations.

In view of the large number of factors considered by the special committee and the Board in connection with the evaluation of the Merger Agreement and the merger and the complexity of these matters, except as expressly noted above, neither the special committee nor the Board considered it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, individual directors may have given different weight to the various factors. The special committee held discussions with JMP with respect to the analysis of the financial terms of the merger. The special committee and the Board conducted a discussion of, among other things, the factors described above, with MTS’s management and the special committee’s and MTS’s legal and financial advisors. The special committee and the Board reached the conclusion that the merger is both procedurally and substantively fair to MTS’s unaffiliated stockholders and in the best interests of MTS’s stockholders. Therefore, the Board recommends that you vote “FOR” the approval of the Merger Agreement. Other than as described in this proxy statement, MTS is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of MTS with another company, the sale or transfer of all or substantially all of MTS’s assets or a purchase of MTS’s securities that would enable such person to exercise control of MTS.

The special committee and the Board did not consider alternative means to accomplish their purposes because Excellere indicated that it would only proceed with the transaction if it was able to obtain all of the shares of MTS and the merger will allow Excellere to acquire all of the shares of MTS in a single transaction and without the necessity of financing separate purchases of shares in a tender offer, while not materially disrupting MTS’s operations.

Purposes and Reasons of the MTS Management Affiliates

For Mr. Conroy, the purpose of the merger is to effectuate the transactions contemplated by the Merger Agreement. The purposes of Mr. Siegel and the Rollover Investors for engaging in the merger are to enable the Rollover Investors to continue to own minority equity interests in MTS after shares of MTS common stock cease to be publicly traded. In addition, Excellere required that as part of the equity financing for the merger, the Rollover Investors make an equity investment in Parent by contributing a substantial portion of their shares of MTS common stock to Parent.

The MTS Management Affiliates did not consider alternative means to accomplish their purposes because Excellere indicated that it would only proceed with the transaction if it was able to obtain all of the shares of MTS and the merger will allow Excellere to acquire all of the shares of MTS in a single transaction and without the necessity of financing separate purchases of shares in a tender offer, while not materially disrupting MTS’s operations.

Purposes and Reasons of Parent, Merger Sub and Excellere

For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the Merger Agreement. For Excellere, the purpose of the merger is to allow it to acquire control of MTS and to bear the rewards and risks of such ownership after shares of MTS common stock cease to be publicly traded. The transaction was structured as a cash merger as described in this proxy statement in order to provide Parent, Merger Sub and Excellere the best opportunity to achieve the purposes described above and to consummate the transaction following the approval of the holders of a majority of the outstanding shares of MTS common stock in a single step, and without the necessity of financing separate purchases of shares in a tender offer, while not materially disrupting the Company’s operations. The acquisition was not structured to require approval of a majority of the unaffiliated stockholders of MTS. Parent, Merger Sub and Excellere have undertaken to pursue the transaction at this time in light of the opportunities they perceive to strengthen MTS’s competitive position, strategy and financial performance under a new form of ownership. If the merger is consummated it will have the effect of MTS becoming a private company and a subsidiary of Parent.

Position of the MTS Management Affiliates Regarding the Fairness of the Merger

Under the rules governing “going private” transactions, the MTS Management Affiliates are required to express their beliefs as to the substantive and procedural fairness of the merger to MTS’s unaffiliated stockholders. The MTS Management Affiliates are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Siegel, in his capacity as a member of our board of directors, participated in the deliberations of the resolutions of the board of directors on August 7, 2009 approving and adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement. Mr. Siegel was not a member of, and did not participate in the deliberations of, the special committee.

The MTS Management Affiliates believe the merger is substantively and procedurally fair to MTS’s unaffiliated stockholders on the basis of the factors described below. However, the MTS Management Affiliates have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the substantive and procedural fairness of the merger to MTS’s unaffiliated stockholders.

In making their determination that the merger is substantively fair to MTS’s unaffiliated stockholders, the MTS Management Affiliates expressly adopted the unanimous recommendation of the special committee and considered the following material positive factors, among others:

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based upon their knowledge and understanding of MTS’s prospects in an increasingly competitive industry; the slowing of MTS’s growth rate; the increased uncertainty regarding MTS’s ability to obtain capital on favorable terms necessary to fund capital expenditure needs and future growth; the uncertainty regarding possible changes in governmental regulations and policies related to its business; the impact of the foregoing on MTS’s ability to meet its internal financial projections and business plan and the impact of such failure on stock price and research analyst target prices;

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projections that MTS’s capital requirements to fund the maintenance and growth of future operations would continue to significantly impact free cash flow and be a challenge to finance both short-term and long-term growth while maintaining acceptable levels of profitability, and consequently, that the $5.75 per share merger consideration would result in greater value to our stockholders than pursuing our current business plans;

•	the $5.75 in cash to be received by MTS’s stockholders in the merger represents:

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a premium of approximately 4.5% over the price of shares of MTS common stock on August 6, 2009, the last trading day prior to announcement of the merger, and approximately 21.6% over the price of shares of MTS common stock on June 9, 2009, the last trading day prior to the execution of the Revised LOI;

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a premium of approximately 2.0% over the average closing price of shares of MTS common stock for the 30 trading days prior to announcement of the merger, and approximately 37.0% over the average closing price of shares of MTS common stock for the 30 trading days prior to the execution of the Revised LOI;

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a premium of approximately 22.1% over the average closing price of shares of MTS common stock for the 90 trading days prior to announcement of the merger, and approximately 58.4% over the average price of shares of MTS common stock for the 90 trading days prior to execution of the Revised LOI; and

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a premium of approximately 42.3% over the average closing price of shares of MTS common stock for the 180 trading days prior to announcement of the merger, and approximately 52.4% over the average price of shares of MTS common stock for the 180 trading days prior to the execution of the Revised LOI;

•	alternatives to the merger, including the increased level of execution risk and the decreased likelihood of successful completion, of any such alternatives;

•	the expected time, capital required and availability and cost of such required capital to effectuate other strategic initiatives and maintain MTS’s working capital and liquidity needs;

•	the risks and uncertainties associated with any such strategic initiatives and with the timing thereof;

•	the time needed for MTS’s share price to reflect the potential success of such strategic initiatives;

•	that holders of MTS common stock will have the opportunity to seek appraisal of the fair value of their shares under Delaware law;

•	that the consideration to be paid in the merger is all cash, which provides certainty of value to MTS’s stockholders;

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the financing for the merger will be obtained based on the financing commitments received by Parent and Merger Sub with respect to the Merger Agreement, the institutions providing such commitments and the conditions to the obligations of such institutions to fund such commitments, each as described under the caption “Special Factors — Financing” on page 50;

•	prior to the Merger Agreement, MTS actively sought competing proposals for a business combination or acquisition, and the special committee was permitted to do so as well;

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the MTS Management Affiliates adopted the discussions and financial analysis of JMP and the conclusions reached by JMP in its fairness opinion, described in detail under “— Opinion of JMP Securities LLC” to the effect that, as of August 7, 2009, and based on and subject to the various factors, assumptions and limitations set forth in its written opinion, the $5.75 per share merger consideration to be received by holders of shares of MTS common stock (other than Parent, the Company, the Rollover Investors and their respective affiliates) was fair from a financial point of view to such stockholders;

•	the analysis of the special committee and the board of directors with regard to MTS’s going concern value; and

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the fact that the members of the special committee were unanimous in their determination to approve and adopt the Merger Agreement and that the Merger Agreement was approved and adopted by all of the directors of MTS.

The MTS Management Affiliates also considered the following material negative factors, among others:

•	MTS’s stockholders, with the exception of the Rollover Investors, will have no ongoing equity participation in MTS following the merger; such stockholders will cease to participate in MTS’s future earnings or growth, if any, or to benefit from increases, if any, in the value of MTS common stock and will not participate in any future sale of MTS to a third party;

•	after the Merger Agreement was signed there would be no attempt made to contact other possible purchasers of MTS or to conduct a further public auction of MTS; and

•	the cash consideration to be received by the holders of MTS common stock will be taxable to them.

The MTS Management Affiliates believe that the merger is procedurally fair to MTS’s unaffiliated stockholders based upon the following material factors, among others:

•	the special committee consisted entirely of directors who are independent and disinterested directors;

•	the members of the special committee will not personally benefit from the consummation of the merger in a manner different from MTS’s unaffiliated stockholders;

•	the special committee retained and was advised by independent legal counsel experienced in advising on similar transactions;

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the special committee retained and was advised by JMP, which assisted the committee in its evaluation of the fairness from a financial point of view, to the holders of MTS common stock (other than Parent, the Company, the Rollover Investors and their respective affiliates) of the $5.75 per share cash merger consideration to be received by those stockholders;

•	the merger was unanimously approved and adopted by the members of the special committee and by the remaining independent and disinterested members of our board of directors;

•	the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting; and

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prior to entering into the Merger Agreement a third party solicitation process was conducted by MTS, and the special committee solicited competing acquisition proposals prior to entering into the Merger Agreement.

The MTS Management Affiliates believe that the merger is procedurally fair despite the fact that our board of directors did not retain an unaffiliated representative, other than the special committee, to act solely on behalf of MTS’s stockholders for purposes of negotiating the terms of the Merger Agreement. In this regard, the MTS Management Affiliates note that the use of a special committee of independent and disinterested directors is a mechanism recognized to ensure the procedural fairness of transactions of this type. The MTS Management Affiliates also believe that the merger is procedurally fair despite the fact that Mr. Todd E. Siegel in his capacity as a member of our board of directors, participated in the deliberation of the resolutions of our board of directors on August 7, 2009, approving and adopting the Merger Agreement and the transactions contemplated by the Merger Agreement; in this regard, the MTS Management Affiliates note that all of the other members of the MTS board (all of whom are disinterested) approved and adopted the Merger Agreement.

The MTS Management Affiliates did not consider the net book value of MTS common stock in determining the substantive fairness of the merger to MTS’s unaffiliated stockholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading price of MTS common stock. They note, however, that the merger consideration of $5.75 per share of MTS common stock is higher than the net book value of the MTS common stock. The MTS Management Affiliates did not consider liquidation value in determining the substantive fairness of the merger to MTS’s unaffiliated stockholders because of their belief that liquidation value did not present a meaningful valuation for MTS and its business; rather, it was the belief of the MTS Management Affiliates that MTS’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because MTS’s assets include a significant amount of intangible assets, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, the MTS Management Affiliates concluded that MTS is not susceptible to a meaningful liquidation valuation. Therefore, the MTS Management Affiliates believed that the liquidation methodology would result in a lower valuation for MTS than had been proposed in the merger negotiations.

The foregoing discussion of the information and factors considered and given weight by the MTS Management Affiliates in connection with their evaluation of the substantive and procedural fairness to MTS’s unaffiliated stockholders of the Merger Agreement and the transactions contemplated by the Merger Agreement is not intended to be exhaustive but is believed to include all material factors considered by them. The MTS Management Affiliates did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the substantive and procedural fairness to MTS’s unaffiliated stockholders of the Merger Agreement and the transactions contemplated by the Merger Agreement. The MTS Management Affiliates believe that these factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to MTS’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any MTS stockholder to vote to approve the Merger Agreement. However, Todd E. Siegel in his capacity as a member of our board of directors, concurs with the recommendation of our board of directors that our stockholders approve the Merger Agreement. See “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 24.

Position of Parent, Merger Sub and Excellere Regarding the Fairness of the Merger

Parent, Merger Sub and Excellere are making the statements included in this section solely for the purposes of complying with the applicable requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, Merger Sub and Excellere should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve the Merger Agreement.

Parent, Merger Sub and Excellere attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of MTS, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders. None of Parent, Merger Sub and Excellere believes that it has or had any duty, fiduciary or otherwise to MTS or its stockholders, including with respect to the merger and its terms. The stockholders of MTS were, as described elsewhere in this proxy statement, represented by the special committee that negotiated with Parent, Merger Sub and Excellere on their behalf, with the assistance of independent legal and financial advisors.

None of Parent, Merger Sub and Excellere participated in the deliberations of the special committee and none of them participated in the conclusions of the special committee or the board of directors of MTS that the merger was fair to MTS’s unaffiliated stockholders, nor did they undertake any independent evaluation of the fairness of the merger or engage any financial advisor for such purposes.

While Parent, Merger Sub and Excellere found persuasive the conclusions of the special committee and the board of directors with respect to the substantive and procedural fairness of the merger to MTS’s unaffiliated stockholders as set forth in the proxy statement under “Fairness of the Merger — Recommendations of the Special Committee and Our Board of Directors,” they did not base their determination expressed below on the special committee’s analyses of factors. Parent, Merger Sub and Excellere believe the proposed merger is substantively and procedurally fair to MTS’s unaffiliated stockholders based on the following other factors:

•	the $5.75 in cash to be received by MTS’s stockholders in the merger represents:

•

a premium of approximately 4.5% over the price of shares of MTS common stock on August 6, 2009, the last trading day prior to announcement of the merger, and approximately 21.6% over the price of shares of MTS common stock on June 9, 2009, the last trading day prior to the execution of the Revised LOI;

•

a premium of approximately 2.0% over the average closing price of shares of MTS common stock for the 30 trading days prior to announcement of the merger, and approximately 37.0% over the average closing price of shares of MTS common stock for the 30 trading days prior to the execution of the Revised LOI;

•

a premium of approximately 22.1% over the average closing price of shares of MTS common stock for the 90 trading days prior to announcement of the merger, and approximately 58.4% over the average price of shares of MTS common stock for the 90 trading days prior to execution of the Revised LOI; and

•

a premium of approximately 42.3% over the average closing price of shares of MTS common stock for the 180 trading days prior to announcement of the merger, and approximately 52.4% over the average price of shares of MTS common stock for the 180 trading days prior to the execution of the Revised LOI;

•

a special committee, consisting solely of independent and disinterested MTS directors unanimously determined, and the remaining independent and disinterested members of MTS’s board of directors unanimously determined, that the Merger Agreement and the transaction contemplated by the Merger Agreement, including the merger, are both procedurally and substantively fair to MTS’s unaffiliated stockholders and in the best interest of MTS’s stockholders;

•

the $5.75 per share merger consideration and other terms and conditions of the Merger Agreement resulted from extensive arm’s length negotiations between the special committee and its advisors and Parent and Merger Sub and their respective advisors;

•

the current status of the Company, taking into account, collectively and not individually, its historical results of operations, financial condition, assets and liabilities, and the nature of the industry in which MTS competes, all of which were factors considered, collectively, by Parent, Merger Sub and Excellere utilizing their private equity firm experience in assessing the value of potential acquisition candidates for purposes of determining the initial offering price for MTS and the subsequent upward adjustment of the offering price;

•	holders of MTS common stock will have the opportunity to seek appraisal of the fair value of their shares under Delaware law;

•	the merger will provide consideration to MTS’s unaffiliated stockholders entirely in cash, thus eliminating any uncertainty in valuing the consideration to be received by such stockholders;

•	the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of MTS common stock entitled to vote at the special meeting;

•	the Merger Agreement resulted after a pre-signing third party solicitation process that permitted the special committee to solicit and consider multiple competing acquisition proposals; and

•

notwithstanding that the JMP opinion was provided solely for the information and assistance of the special committee, the fact that the special committee received an opinion from JMP to the effect that as of August 7, 2009 and based on and subject to the various factors, assumptions and limitations set forth in its written opinion, the $5.75 per share in cash to be received by the holders of the outstanding shares of MTS common stock pursuant to the Merger Agreement was fair from a financial point of view to those holders (other than Parent, the Company, the Rollover Investors and their respective affiliates).

In analyzing MTS’s going concern value, Parent, Merger Sub and Excellere took into account the trading price of MTS’s common stock on the last trading day prior to announcement of the merger and on the last trading day prior to the execution of the Revised LOI, as well as the 30-day, 90-day and 180 day historical stock trading activity for MTS’s common stock as calculated from each such date, which they considered a meaningful reflection of MTS’s going concern value. Parent, Merger Sub and Excellere noted that the $5.75 per share merger consideration represents a premium of approximately: (a) 4.5% over the price of MTS common stock on August 6, 2009, the last trading day prior to announcement of the merger; (b) 21.6% over the price of MTS common stock on June 9, 2009, the last trading day prior to the execution of the Revised LOI; (c) 2.0% over the average closing price of MTS common stock for the 30 trading days prior to announcement of the merger; (d) 37.0% over the average closing price of MTS common stock for the 30 trading days prior to the execution of the Revised LOI; (e) 22.1% over the average closing price of MTS common stock for the 90 trading days prior to announcement of the merger; (f) 58.4% over the average closing price of MTS common stock for the 90 trading days prior to execution of the Revised LOI; (g) 42.3% over the average closing price of MTS common stock for the 180 trading days prior to announcement of the merger; and (h) 52.4% over the average closing price of MTS common stock for the 180 trading days prior to the execution of the Revised LOI, and as such determined that the per share merger consideration is fair in relation to the Company’s going concern value.

Parent, Merger Sub and Excellere did not consider the liquidation value of MTS because they considered MTS to be a viable going concern and therefore did not consider liquidation value to be a relevant methodology. Further, Parent, Merger Sub, and Excellere did not consider the net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of MTS as a going concern but rather is indicative of historical costs. Parent, Merger Sub, and Excellere note that net book value per share of MTS stock was lower than the $5.75 per share cash merger consideration.

The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub, and Excellere, and in connection with the fairness of the Merger Agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, Merger Sub and Excellere. Parent, Merger Sub and Excellere did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement and the merger. Parent, Merger Sub and Excellere believe that these factors provide a reasonable basis for their position that the merger is fair to MTS’s unaffiliated stockholders.

Opinion of JMP Securities LLC

Pursuant to an engagement letter dated April 28, 2009, the special committee retained JMP, a nationally recognized investment bank and financial advisor, to act as its financial advisor concerning the merger of MTS, based on JMP’s qualifications, experience and reputation. On August 7, 2009, JMP delivered a written presentation and its oral opinion to the special committee, which oral opinion was subsequently confirmed in writing, that, as of the date of JMP’s opinion, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the $5.75 per share merger consideration to be paid to the holders of MTS common stock (other than Parent, MTS, the Rollover Investors and their respective affiliates) in connection with the merger, was fair, from a financial point of view, to such holders. The merger consideration was determined by negotiations between Excellere and the special committee. See “Special Factors — Background of the Merger.”

The full text of JMP’s written opinion, dated as of August 7, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering the opinion, is attached to this proxy statement as Annex B and incorporated herein by reference. You are urged to, and should, read the opinion carefully and in its entirety. JMP’s opinion is directed to the special committee and is intended for the benefit and use of the special committee in its consideration of the merger, and is directed only to the fairness, from a financial point of view, to the holders of MTS’s common stock (other than Parent, MTS, the Rollover Investors and their respective affiliates) of the $5.75 per share merger consideration to be paid to such holders in the merger and does not address any other aspect of the merger. JMP’s opinion is not intended to be and does not constitute a recommendation to the special committee, MTS’s board of directors or any stockholder of MTS as to how to vote or act on any matter relating to the merger or any other matter. This summary of JMP’s opinion is qualified in its entirety by reference to the full text of its opinion, attached to this proxy statement as Annex B.

In connection with rendering its opinion, JMP reviewed and considered such financial and other matters as JMP deemed relevant, including, among other things:

•	a draft of the Merger Agreement, dated August 5, 2009;

•	certain internal and publicly available financial statements and other relevant financial and operating data concerning MTS prepared by the management of MTS;

•	certain other publicly available financial performance data and other information concerning MTS, including its stock price trading history;

•	discussions with members of MTS’s management concerning MTS’s historical and current operations, financial conditions and business prospects;

•	certain financial forecasts furnished to JMP by the management of MTS;

•	financial performance of certain other publicly-traded companies;

•	financial terms, to the extent publicly available, of certain acquisition transactions involving companies with lines of business similar to MTS;

•	premiums paid in certain transactions involving acquisition features similar to the proposed transaction with MTS;

•	independent, third-party research; and

•

such other factors and analyses that JMP deemed appropriate, consisting primarily of consideration of current and historical market conditions, general economic conditions and trends in the capital markets.

In conducting its review and arriving at its opinion, with MTS’s consent, JMP assumed and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with JMP. JMP further relied upon the assurance of MTS’s management that all such information was complete and accurate in all material respects and that management was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and other forward-looking information and data relating to MTS provided to or discussed with JMP, JMP assumed, with the special committee’s consent, that they had been reasonably prepared in good faith and reflected the best currently available estimates and judgments of MTS’s management as to MTS’s future financial performance. JMP was not engaged to assess the reasonableness or achievability of such forecasts or other information and data, or the assumptions on which they were based, and JMP assumed, with MTS’s consent, that the forecasted financial results would be realized in the amounts and at the times projected.

For purposes of rendering JMP’s opinion, JMP assumed that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the merger would be satisfied without waiver thereof. JMP assumed that the final form of the Merger Agreement would not vary materially from the last draft Merger Agreement reviewed by JMP and that the merger would be consummated substantially on the terms described in such draft, without any amendment, modification or waiver of any material term, condition or agreement. JMP also assumed that, in connection with the merger, all necessary governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that in the course of obtaining any of those consents and approvals, no delays, conditions, costs or restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

JMP is not a legal, tax, accounting or regulatory advisor and relied upon, without independent verification, the assessment of MTS’s management and MTS’s legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters. JMP is not in the business of appraising tangible assets and did not make, was not provided with, nor was it requested to make or obtain, any independent valuation or appraisal of any or all of the assets or liabilities of MTS, nor did JMP make any physical inspection of such assets. JMP was not asked to evaluate the solvency or fair value of MTS under any state or federal laws relating to bankruptcy, insolvency or similar matters. JMP’s opinion was necessarily based on financial, economic, market and other circumstances and conditions as in effect on, and the information disclosed to JMP as of, the date of its opinion. Events occurring after the date thereof may affect JMP’s opinion and the assumptions used in preparing it, and JMP did not assume any obligation to update, revise or reaffirm its opinion.

JMP was not requested, in connection with its opinion, to consider, and its opinion did not address, MTS’s underlying business decision to enter into the Merger Agreement and pursue the merger, the structure or accounting treatment or taxation consequences of the merger, or the relative merits of the merger as compared to any alternative business strategies that may exist or the effect of any other transaction in which MTS might engage. JMP was not requested to consider, and its opinion did not address, the non-financial terms of the Merger

Agreement or the merger, nor did it address the terms of any of the related agreements to be entered into by the parties. JMP did not express any opinion as to the prices at which MTS’s common stock may be traded at any time. In addition, JMP expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the $5.75 per share merger consideration to be received by the holders of MTS’s common stock. JMP’s opinion addresses only the fairness, from a financial point of view, to the holders of MTS’s common stock (other than Parent, MTS, the Rollover Investors and their respective affiliates) of the $5.75 per share merger consideration to be paid to such holders in the merger. JMP’s opinion should not be viewed as determinative of the views of the special committee, MTS or MTS’s board of directors with respect to the merger.

The following is a summary of the material financial analyses performed by JMP in connection with its opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses could create a misleading or incomplete view of the financial analyses. This summary is not intended to be an exhaustive description of the analyses performed by JMP but includes all material factors considered by JMP in rendering its opinion. JMP drew no specific conclusion from any individual analysis, but subjectively factored its observations from all of these analyses in its qualitative assessment of the merger.

Historical Stock Price and Volume Analysis

JMP reviewed the performance of the per share market price and trading volume of MTS common stock for the period between August 6, 2008 and August 6, 2009. The analysis indicated that the closing market price per share for MTS common stock during this period ranged from $2.16 to $6.24. JMP also reviewed the average closing price and average daily trading volume for MTS common stock over a number of periods:

Period Prior to August 7, 2006	Average Closing Price	Merger Consideration Premium	Average Daily Trading Volume
Prior 30 trading day average	$5.64	2.0%	4,484
Prior 90 trading day average	$4.71	22.1%	2,936
Prior 180 trading day average	$4.04	42.3%	3,398

Selected Public Company Analysis

For purposes of this analysis, JMP first identified and reviewed a number of publicly traded companies within specific industry verticals, including certain healthcare equipment, packaging & containers, healthcare, pharmaceutical and product distribution, and institutional pharmacy. From that set of companies, JMP identified those companies which it deemed to be most comparable to MTS, based on factors such as business mix, the companies’ products and services, industry trends and financial performance, and focused its valuation on that subset of companies. The 13 selected public companies identified by JMP are listed below (the “Selected Public Companies”):

Healthcare Equipment	Packaging & Containers	Distribution / Supply	Institutional Pharmacy
• West Pharmaceutical Services, Inc. • Omnicell, Inc.	• MeadWestvaco Corp. • Pactiv Corp. • Graphic Packaging Holding Co. • Bemis Co., Inc • Rock-Tenn Co.	• McKesson Corp. • Cardinal Health, Inc. • AmerisourceBergen Corp. • PSS World Medical, Inc.	• Omnicare, Inc. • PharMerica Corp.

For each of the Selected Public Companies, JMP calculated the applicable company’s latest 12 months (“LTM”) and estimated calendar year 2009 (“CY 2009E”) EBITDA multiples as of August 6, 2009 based on each applicable company’s enterprise value divided by that company’s LTM and CY 2009E EBITDA. For this purpose, each company’s enterprise value was calculated as the company’s fully diluted market capitalization using the treasury stock method, plus the company’s total debt, book value of minority interests, preferred stock and out-of-the-money convertible securities, less the company’s cash and cash equivalents. In addition, JMP calculated each applicable company’s LTM and CY 2009E net income multiples as of August 6, 2009 based on the applicable company’s equity value divided by the company’s LTM and forecasted CY 2009E net income. For this purpose, each company’s equity value was calculated as the company’s fully diluted market capitalization using the treasury stock method. The CY 2009E forecasts for the Selected Public Companies were based on research analyst consensus estimates and excluded extraordinary items. Corresponding estimates for MTS were based on financial forecasts adjusted for certain non-recurring items provided by MTS’s management.

JMP next calculated the high, mean, median and low values among the Selected Public Companies for each of the LTM and CY 2009E EBITDA and net income multiples described above, and selected a range of multiples for MTS. In selecting the ranges of multiples to apply to MTS, JMP considered, in addition to the high, low, median and mean multiples of the Selected Public Companies, various other factors, such as the relative size, historical and projected financial metrics, business mix, industry trends and the companies’ products and services. JMP then applied the selected multiples to the corresponding implied LTM and CY 2009E EBITDA and net income multiples for MTS calculated using MTS’s financial forecasts. The table below summarizes the Selected Public Company multiples and the selected ranges of multiples for MTS:

Enterprise Value / EBITDA Multiples
	LTM	CY2009E
Selected Public Companies Multiples
High	13.0x	11.8x
Mean	7.7x	7.6x
Median	7.2x	7.1x
Low	5.5x	5.8x

Selected EBITDA Multiple Range	6.0x – 7.5x	5.5x – 7.5x

MTS Implied EBITDA Transaction Multiple	6.2x	6.0x

Equity Value / Net Income Multiples
	LTM	CY2009E
Selected Public Companies Multiples
High	25.2x	19.7x
Mean	14.3x	13.6x
Median	12.8x	12.8x
Low	9.6x	9.9x

Selected Net Income Multiple Range	14.0x –17.0x	13.0x – 15.0x

MTS Implied Net Income Transaction Multiple	15.0x	14.1x

The stock price, implied equity and enterprise values, and EBITDA and net income multiples for each of the Selected Public Companies are shown in the following table with equity and enterprise value dollar amounts being presented in millions:

				Enterprise Value		Equity Value
	Price	Equity	Enterprise	LTM	CY 2009E	LTM	CY 2009E
Company	08/06/09	Value	Value	EBITDA	EBITDA	Net Income	Net Income
Healthcare Equipment
West Pharmaceutical Services, Inc.	$39.83	$1,335.8	$1,641.7	10.1x	9.2x	25.2x	17.5x
Omnicell Inc.	11.88	379.9	253.5	13.0x	11.8x	n/m	n/m

Packaging & Containers
MeadWestvaco Corporation	$20.65	$3,585.2	$5,373.2	7.2x	7.4x	n/m	n/m
Pactiv Corp.	25.18	3,360.0	4,494.0	5.8x	5.8x	10.9x	10.5x
Graphic Packaging Holding Company	2.13	750.4	3,658.1	7.6x	n/a	n/m	n/a
Bemis Co. Inc.	26.54	2,750.5	3,305.8	7.3x	7.2x	15.2x	15.6x
Rock-Tenn Co.	45.73	1,839.9	3,274.4	6.1x	6.2x	10.7x	9.9x

Distribution / Supply
McKesson Corp.	$52.56	$14,268.1	$14,133.1	6.4x	6.6x	13.8x	12.9x
Cardinal Health, Inc.	32.97	11,882.1	14,187.2	5.5x	6.0x	9.8x	11.1x
AmerisourceBergen Corporation	20.46	6,239.7	6,517.7	6.5x	6.9x	11.8x	12.7x
PSS World Medical Inc.	19.69	1,201.2	1,305.1	10.0x	9.7x	19.3x	19.7x

Institutional Pharmacy
Omnicare Inc.	$23.18	$2,807.5	$4,747.3	6.7x	6.7x	9.6x	10.0x
PharMerica Corporation	20.22	636.4	798.7	8.0x	7.8x	16.9x	16.4x

JMP then calculated a range of implied enterprise values for MTS by applying the above selected multiple ranges indicated above to MTS’s LTM and estimated CY 2009 EBITDA and net income (which in the case of net income multiples, without adjustment, resulted in implied equity values), respectively. MTS’s LTM and estimated CY 2009 EBITDA and net income were $7.5 million, $7.9 million, $2.6 million, and $2.8 million, respectively. For the net income multiples, MTS’s net debt of $7.8 million was added to the implied equity values to arrive at a range of implied enterprise values.

Valuation Approach	Implied Enterprise Value Range for MTS	MTS Transaction Enterprise Value
Enterprise Value / LTM EBITDA	$45 – $57	$47
Enterprise Value / CY 2009E EBITDA	$43 – $55	$47
Equity Value / LTM Net Income	$44 – $52	$47
Equity Value / CY 2009E Net Income	$44 – $49	$47

The implied price per share ranges for MTS shown in the below table were calculated by taking the enterprise values for MTS implied by this analysis, subtracting MTS’s net debt of $7.8 million, and dividing that result by the fully-diluted number of MTS shares outstanding (calculated using the treasury method).

Valuation Approach	Implied Price Per Share Range for MTS
Enterprise Value / LTM EBITDA	$5.52 – $7.19
Enterprise Value / CY 2009E EBITDA	$5.23 – $6.97
Equity Value / LTM Net Income	$5.38 – $6.53
Equity Value / CY 2009E Net Income	$5.32 – $6.13

Information for the Selected Public Companies was based on publicly available SEC filings, selected press releases, research analyst reports and other publicly available data.

No company considered in the foregoing analysis is identical to MTS. In evaluating the Selected Public Companies, JMP made judgments and assumptions with regard to size, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond MTS’s control, such as the impact of competition on MTS and the industry generally, industry growth and the absence of any adverse material change in MTS’s financial condition and prospects or in that of the industry or the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using Selected Public Company data.

Precedent Transaction Analysis

JMP also reviewed the following 14 announced and closed acquisition transactions involving companies operating in similar businesses to MTS’s business, including healthcare-related distribution and packaging companies. JMP conducted an analysis of these transactions based on certain publicly available financial data. Factors taken into account in selecting these transactions included, but were not limited to the size of the transaction, the nature of the target companies’ businesses, and historical growth and profitability. The 14 selected transactions identified by JMP are listed below (each a “Precedent Transaction” and, collectively, the “Precedent Transactions”):

Announcement Date	Acquiror	Target Company / Product
Healthcare-Related Distribution
08/19/08	Owens & Minor Distribution, Inc.	The Burrows Co.
06/01/07	Paramount Acquisition Corp.	Chem Rx Corp.
03/28/07	AmerisourceBergen Corp.	Bellco Health
07/28/06	Omnicare, Inc.	Rainier Home Healthcare Pharmacy
07/28/06	Shoppers Drug Mart Corp.	MediSystem Technologies, Inc.
05/24/04	Omnicare, Inc.	NeighborCare Inc.

Packaging
01/10/08	Rock-Tenn Co.	Southern Container Corp.
12/27/07	Cenveo, Inc.	Rex Corp.
09/06/07	Spartech Corp.	Creative Forming, Inc.
07/17/07	Aldabra 2 Acquisition Corp.(1)	Boise Cascade Co., Paper and Packaging Assets
07/10/07	Graphic Packaging Holding Co.	Altivity Packaging, LLC
06/11/07	Rexam plc	OI Plastic Products FTS Inc.
06/28/06	Apollo Management, L.P.; Graham Partners	Berry Plastics Group, Inc.(2)
02/24/06	Thilmany, LLC	Packaging Dynamics Corp.

(1)	Aldabra 2 Acquisition Corp is now known as Boise, Inc.

(2)	Berry Plastics, Inc., prior to merger with Covalence Specialty Materials Corp.

For each Precedent Transaction, JMP reviewed and determined the transaction enterprise value of the target in the Precedent Transaction, calculated as the applicable target company’s equity value based on the consideration offered in the Precedent Transaction, plus total debt, book value of minority interests, preferred stock and out-of-the-money convertible securities, less cash and cash equivalents, if publicly disclosed. Based on the Precedent Transaction enterprise values, JMP calculated the implied enterprise value to LTM EBITDA multiples for each of the Precedent Transactions.

JMP next calculated the high, mean, median and low transaction enterprise values in the Precedent Transactions, and selected a range of multiples to apply to MTS. In selecting the range of multiples to apply to MTS, JMP considered, in addition to the high, low, median and mean multiples for the Precedent Transactions, various other factors, such as the relative size, historical and projected financial metrics, business mix, industry trends and the companies’ products and services. The table below summarizes the Precedent Transaction LTM EBITDA multiples and selected multiple ranges:

Transaction Enterprise Value / LTM EBITDA
Precedent Transactions
High	15.8x
Mean	10.4x
Median	9.6x
Low	6.9x

Selected Multiple Range	6.0x – 8.0x

MTS Implied Transaction Enterprise Value / LTM EBITDA	6.2x

JMP then derived a range of implied enterprise values for MTS by applying the selected multiple range to MTS’s LTM EBITDA.

Valuation Approach	Implied Enterprise Value Range for MTS	MTS Transaction Enterprise Value
Enterprise Value / LTM EBITDA	$45 – $60	$47

The implied price per share range for MTS shown in the below table was calculated by taking the enterprise values for MTS implied by this analysis, subtracting MTS’s net debt of $7.8 million, and dividing that result by the fully-diluted number of MTS shares outstanding (calculated using the treasury method).

Valuation Approach	Implied Price Per Share Range for MTS
Enterprise Value / LTM EBITDA	$5.52 – $7.75

Information for the Precedent Transactions was based on publicly available SEC filings, selected press releases and other publicly available data. The enterprise value and EBITDA multiple for each of the Precedent Transactions are shown in the following table.

Date Announced	Target	Acquirer	Transaction Value	LTM Transaction Value Multiples EBITDA
			($ amounts in millions)
Healthcare-Related Distribution
08/19/08	The Burrows Company	Owens & Minor Distribution	$83.7	n/a
06/01/07	Chem Rx Corporation	Paramount Acquisition Corp.	230.8	9.6x
03/28/07	Bellco Health	AmerisourceBergen	235.0	n/a
07/28/06	Rainier Home Health Care Pharmacy	Omnicare, Inc.	14.0	n/a
07/28/06	MediSystem Technologies	Shoppers Drug Mart	80.0	13.7x
05/24/04	NeighborCare	Omnicare, Inc.	1,503.0	15.8x

Packaging
01/10/08	Southern Container Corp.	Rock-Tenn Co.	993.0	6.9x
12/27/07	Rex Corporation	Cenveo Inc.	49.5	n/a
09/06/07	Creative Forming, Inc.	Spartech Corp.	61.0	n/a
07/17/07	Boise Cascade Company, Paper and Packaging Assets	Aldabra 2 Acquisition Corp	1,638.9	7.0x
07/10/07	Altivity Packaging, LLC	Graphic Packaging Holding Company	1,870.2	11.7x
06/11/07	OI Plastic Products FTS Inc.	Rexam plc	1,825.0	11.4x
06/28/06	Berry Plastics Group, Inc.	Apollo Management, L.P.; Graham Partners	2,250.0	9.5x
02/24/06	Packaging Dynamics Corp.	Thilmany, LLC	274.7	8.3x

No transaction utilized in the Precedent Transactions analysis is identical to the proposed acquisition of MTS, including the timing or size of the merger, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning MTS’s financial and operating characteristics and other factors that would affect the acquisition value of companies to which MTS is being compared. In evaluating the Precedent Transactions, JMP made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond MTS’s control, such as the impact of competition on MTS and the industry generally, industry growth and the absence of any adverse material change in MTS’s financial condition and prospects or that of the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using Precedent Transaction data.

Premiums Paid Analysis

JMP analyzed the premiums paid in selected transactions involving acquisition features similar to the merger that were announced and completed between January 10, 2007 and March 5, 2009. From this analysis, JMP reviewed the premiums paid in 50 all-cash merger transactions involving a public company target with a transaction value between $10 million to $250 million.

JMP’s analysis was based on the one-day, and the thirty-, sixty- and ninety-trading day average implied premiums paid in such transactions. The implied premiums in this analysis were calculated by comparing the publicly disclosed transaction price to the target company’s one-day, and thirty-, sixty- and ninety-trading day average stock price prior to the announcement of each of the applicable transactions as summarized below:

	Average Equity Premiums Paid
	Last Trading Day Prior	30 Trading Day	60 Trading Day	90 Trading Day
Precedent Public Company Transactions
High	169.5%	191.7%	207.3%	193.3%
Mean	38.5%	36.6%	34.8%	32.1%
Median	31.5%	27.4%	27.7%	26.0%
Low	4.0%	6.0%	(16.9)%	(22.9)%

MTS Implied Merger Price Premium	4.5%	2.0%	9.9%	22.1%

Implied Enterprise Value Range for MTS	MTS Transaction Enterprise Value
$48 – $57	$47

The implied price per share range for MTS shown in the table below was calculated by taking the enterprise values for MTS implied by this analysis, subtracting MTS’s net debt of $7.8 million, and dividing that result by the fully-diluted number of MTS shares outstanding (calculated using the treasury method).

Implied Price Per Share Range for MTS
$5.93 – $7.18

Information for the selected comparable transactions was based on publicly available SEC filings, selected press releases and other publicly available data. The premiums paid for each of the individual transactions are shown in the table below:

			Premium Paid%
Date Announced	Target	Acquirer	1 Day Prior	30 Day Average	60 Day Average	90 Day Average
03/05/09	Gevity HR	Trinet Group	97.0%	88.0%	117.3%	90.8%
01/12/09	Aladdin Knowledge Systems	Vector Capital	19.8%	56.8%	31.8%	15.4%
12/08/08	Service Bancorp	Middlesex Savings Bank	169.5%	191.7%	207.3%	193.3%
11/17/08	Transmeta	Novafora	12.9%	16.1%	21.4%	24.1%
11/13/08	Loring Ward International	Werba Reinhard	60.9%	21.3%	(15.7%)	(22.5%)
10/31/08	SM&A	Odyssey Investment Partners	159.3%	135.2%	108.0%	82.3%
09/25/08	Cherokee International	Lineage Power	33.3%	19.7%	36.3%	32.1%
09/09/08	Pharsight	Tripos	37.8%	30.2%	27.0%	24.6%
09/05/08	Nevada Chemicals	Oaktree Capital Management	36.4%	36.0%	36.5%	38.9%
08/19/08	Industrial Rubber Products	Lime Rock Partners	57.1%	57.4%	68.1%	71.1%
07/31/08	Zones	Management	59.0%	14.5%	10.8%	8.1%
07/28/08	Meadow Valley	Insight Equity	22.1%	21.5%	14.8%	15.6%

			Premium Paid%
Date Announced	Target	Acquirer	1 Day Prior	30 Day Average	60 Day Average	90 Day Average
06/26/08	Community Bankshares (South Carolina)	First Citizens Bancorp (South Carolina)	90.9%	84.2%	79.3%	77.5%
06/10/08	CAM Commerce Solutions	Great Hill Partners	7.9%	9.9%	9.8%	8.2%
06/09/08	HireRight	US Investigations Services	54.2%	61.3%	62.0%	68.0%
05/23/08	Angelica	Lehman Brothers Holdings	33.7%	30.2%	28.0%	28.4%
05/07/08	Gemcom Software International	The Carlyle Group, JMI Equity	6.6%	13.7%	14.9%	16.5%
04/28/08	Max & Erma’s Restaurants	G&R Acquisition	37.0%	49.2%	36.5%	48.4%
04/14/08	Clayton Holdings	Greenfield Partners	24.5%	32.7%	34.3%	38.8%
03/13/08	National Atlantic Holdings	Palisades Safety & Insurance Management	14.5%	13.3%	27.5%	21.3%
03/10/08	MASSBANK	Eastern Bank	4.7%	6.0%	8.1%	8.9%
02/22/08	ESS Technology	Imperium Partners Group	36.7%	35.8%	26.0%	21.5%
01/15/08	Lifecore Biomedical	Warburg Pincus	32.4%	29.2%	31.7%	33.8%
01/15/08	Manatron	Thoma Cressey Bravo	36.4%	36.5%	34.8%	33.8%
01/15/08	Financial Industries	Americo Life	30.6%	30.3%	30.8%	29.4%
12/17/07	Carrier Access	Turin Networks	4.0%	9.6%	(12.3%)	(22.9%)
10/30/07	E-Z-EM	Bracco Diagnostics	27.9%	27.4%	34.3%	36.9%
10/02/07	Printronix	Vector Capital	18.3%	18.2%	18.0%	19.4%
09/21/07	RTW	Rockhill Holding	53.7%	58.0%	54.7%	52.9%
09/18/07	Factory Card & Party Outlet	AAH Holdings Corporation	105.0%	129.5%	100.9%	74.3%
08/07/07	CompuDyne	The Gores Group	32.3%	27.3%	30.3%	28.2%
08/03/07	Coast Financial Holdings	First Banks	46.6%	12.1%	6.0%	(21.5%)
07/30/07	MC Shipping	Bear Stearns	19.7%	17.7%	21.6%	24.6%
07/11/07	New Brunswick Scientific	Eppendorf	43.2%	46.1%	44.9%	41.5%
07/05/07	Champps Entertainment	Fox & Hound Restaurant Group	21.0%	18.8%	10.1%	6.5%
05/03/07	MITY Enterprises	Peterson Partners, Sorenson Capital	9.2%	10.6%	11.3%	13.4%
04/26/07	Pediatric Services of America	Portfolio Logic	18.6%	16.1%	20.4%	22.2%
04/12/07	Mobius Management Systems	Allen Systems Group	35.1%	38.6%	44.4%	45.6%
04/06/07	Embarcadero Technologies	Thoma Cressey Bravo	4.7%	9.1%	12.0%	11.2%
04/05/07	World Air Holdings	Global Aero Logistics	15.7%	20.0%	28.5%	34.4%
04/04/07	Ablest	SelectRemedy	48.6%	48.3%	51.0%	57.9%
04/02/07	Quovadx	Battery Ventures	23.5%	19.8%	18.7%	18.6%

			Premium Paid%
Date Announced	Target	Acquirer	1 Day Prior	30 Day Average	60 Day Average	90 Day Average
03/23/07	Smithway Motor Xpress	Western Express	18.1%	13.8%	10.2%	8.0%
02/26/07	The Smith & Wollensky Restaurant Group	Bunker Hill Capital	12.8%	22.1%	46.8%	59.5%
02/23/07	Applied Innovation	KEG Holdings	7.8%	9.4%	8.7%	8.1%
02/16/07	Fieldstone Investment	Credit-Based Asset Servicing & Securitization	112.7%	61.7%	27.5%	0.7%
02/09/07	Mikron Infrared	LumaSense Technologies	17.6%	6.0%	(16.9%)	(17.5%)
02/07/07	Wellco Enterprises	Golden Gate Capital, Integrity Brands	33.1%	29.0%	27.2%	25.5%
01/23/07	Blair	Appleseed’s TopCo	15.0%	27.6%	33.1%	40.6%
01/10/07	International Aluminum	Genstar Capital	6.0%	12.0%	19.4%	26.4%

No transaction utilized in the premiums paid analysis is identical to the proposed acquisition of MTS, including the timing or size of the transactions, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning MTS’s financial and operating characteristics and other factors that would affect the acquisition value of companies to which MTS is being compared.

Discounted Cash Flow Analysis

JMP performed a discounted cash flow (“DCF”) analysis using financial forecasts provided by MTS’s management for each of MTS’s fiscal years ended March 31, 2010 through March 31, 2014. A summary of the financial forecasts provided by MTS’s management and used in JMP’s analysis is set forth in the section entitled “Financial Forecast” beginning on page 102.

In its analysis, JMP first calculated the forecasted unlevered free cash flows for each of the fiscal years ended March 31, 2010 through March 31, 2014 by subtracting from the forecasted adjusted EBITDA in the financial forecasts provided by MTS’s management the estimated cash taxes, capital expenditures and changes in working capital as provided by MTS’s management. For purposes of estimating unlevered free cash flows, JMP utilized a 37.5% tax rate, as provided by MTS’s management, and made a “stub period” adjustment for the quarter ended June 30, 2009.

JMP then discounted the forecasted unlevered free cash flow for each year in the forecast period to present value at July 1, 2009 by applying discount rates ranging from 15% to 23%. These discount rates were based in part on MTS’s estimated weighted average cost of capital of 15.5%, which JMP calculated based on an estimated pre-tax cost of debt of 4.5% and cost of equity of 18.4%, based on the 13 Selected Public Companies mentioned above in “Selected Public Company Analysis,” and partly based on JMP’s professional judgment and assessment of the risk factors associated with MTS (excluding any risk specific to management’s financial forecasts) as compared to the Selected Public Companies.

Next, JMP calculated the forecasted enterprise value of MTS at the end of the forecast period, or terminal value, by applying EBITDA multiples ranging from 5.25x to 7.25x to the terminal year EBITDA. The resultant forecasted terminal value, which ranged from $82.9 to $114.6 million, was discounted to present value at July 1, 2009 by applying discount rates ranging from 15% to 23%.

JMP then calculated the sum of the discounted cash flows for each year in the forecast period and the discounted terminal value to determine the range of implied enterprise values, which appear in the table below.

Implied Enterprise Value Range for MTS	MTS Transaction Enterprise Value
$53 – $68	$47

The implied price per share range for MTS shown in the table below was calculated by taking the enterprise values for MTS implied by this analysis, subtracting MTS’s net debt of $7.8 million, and dividing that result by the fully-diluted number of MTS shares outstanding (calculated using the treasury method).

Implied Price Per Share Range for MTS
$6.66 – $8.89

While DCF analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates and discount rates. The DCF analysis, like each other analytical technique used by JMP, has inherent strengths and weaknesses, and the range of valuation indications resulting from any particular technique including the DCF analysis should not be taken in isolation to be JMP’s view of the valuation of MTS. With respect to the results of the DCF analysis, JMP considered the risk factors inherent in management’s forecasts, particularly in the later years of the forecast period, which projection-specific risk factors were not reflected in the discount rate. Accordingly, the valuation range and the per share results derived from the DCF analysis are not necessarily indicative of MTS’s present or future value or results.

Leveraged Buyout Analysis

JMP performed an analysis of the theoretical consideration that could be paid in an acquisition of MTS by a hypothetical financial buyer having certain rate of return criteria, based on the financial forecasts provided by MTS’s management and considering capital structures, targeted equity returns typically employed by financial buyers in the current economic climate and JMP’s professional judgment and experience. For the purposes of this analysis, based on its experience and judgment and consideration of data deemed relevant, JMP assumed:

•	acquisition financing could be obtained in the bank finance markets at the time of acquisition in amounts representing $23 million;

•	a minimum internal required rate of return of 30% on invested equity held over a typical hold period; and

•	an exit multiple range of 5.5x – 7.5x of the forecasted LTM EBITDA immediately prior to the exit.

Based on the financial forecasts provided by MTS’s management for the five fiscal years ending March 31, 2010 through 2014, subject to a “stub period” adjustment for the quarter ended June 30, 2009, JMP estimated the theoretical consideration that could be paid in an acquisition of MTS by a financial buyer having the foregoing rate of return requirements to be in an enterprise value range of $45 million to $50 million, which results in an implied per share value of $5.48 – $6.22 (calculated by subtracting MTS’s net debt of $7.8 million from the foregoing enterprise value range and dividing that result by the fully-diluted number of MTS shares outstanding (calculated using the treasury method)).

To determine the above enterprise value range, JMP determined the approximate range of purchase prices per share, and after adjustment, enterprise values, that would result, using a range of terminal year EBITDA multiples, or exit multiples, of 5.5x – 7.5x, and a minimum required rate of return of at least 30%.

For each potential combination of purchase price per share and exit multiple, JMP calculated the implied projected rate of return that would be realized on an equity investment by the hypothetical buyer. The implied rates of return were determined by multiplying the selected exit multiple range of 5.5x – 7.5x by MTS’s projected 2014 adjusted EBITDA and subtracting MTS’s projected net debt outstanding at the end of the terminal year based on the financial forecasts provided by MTS’s management and adjusting for a typical management equity incentive program. The resulting value represents the implied future equity value for a hypothetical buyer at the time the buyer exits its investment in MTS through a sale or other transaction. JMP then determined the implied projected rate of return by dividing the implied equity value at the time of the future exit by the initial amount of equity invested at the time of the acquisition (which was equal to the assumed purchase price per share multiplied by the number of shares outstanding and subtracting the assumed funded debt of $23.0 million based on an assumed leverage ratio of 3.0x LTM EBITDA and subtracting estimated transaction expenses of $3.0 million), resulting in the total return over the forecasted hold period, and then raising the resulting quotient to the power of one divided by 4.75. JMP then subtracted one from the resultant value to arrive at the implied annual rate of return over the forecast period. Based on the foregoing calculation method, JMP completed a sensitivity analysis using a range of purchase prices per share and exit multiples.

The chart below shows the ranges of exit multiples, per-share purchase prices and resultant implied rates of return:

($ in millions)

Transaction Value (Excluding Fees)
		$44.8	$45.8	$46.8	$48.5	$50.2

Exit Multiple		Purchase Price Per Share
		$5.45	$5.60	$5.75	$6.00	$6.25
	5.5x	30.4%	29.3%	28.3%	26.7%	25.3%
	6.0x	32.7%	31.6%	30.6%	29.0%	27.5%
	6.5x	34.9%	33.8%	32.7%	31.1%	29.5%
	7.0x	36.9%	35.8%	34.7%	33.0%	31.5%
	7.5x	38.8%	37.7%	36.6%	34.9%	33.3%

A sample implied rate of return calculation is shown below for illustrative purposes:

($ in millions)

Terminal EBITDA Multiple	Terminal Year (FY 2014) EBITDA	Terminal Year Net Debt	Implied Terminal Equity Value(1)		Per Share Price	Initial Equity Investment		Required Rate of Return Factor(2)	Calculated Equity Rate of Return(3)
6.00x	$16.5	($2.8)	$96.6	(A)	$5.75	$27.2	(B)		30.6%

(1)	Adjusted to reflect a typical management equity incentive program.
(2)	(t) is the time period.
(3)	Calculated over a typical five-year hold period adjusted for a stub factor.

While the leveraged buyout analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including financing terms, debt repayment and transaction fees, among others. The leveraged buyout analysis, like each other analytical technique used by JMP, has inherent strengths and weaknesses, and the range of valuation indications resulting from any particular technique including the leveraged buyout analysis should not be taken in isolation to be JMP’s view of the valuation of MTS. With respect to the results of the leveraged buyout analysis, JMP considered the risk factors inherent in management’s forecasts, particularly in the later years of the forecast period, which projection-specific risk factors were not reflected in the rates of return required by a hypothetical buyer. Accordingly, the valuations derived from the leveraged buyout analysis are not necessarily indicative of MTS’s present or future value or results.

Conclusion

The summary set forth above describes the material financial analyses performed by JMP and does not purport to be a complete description of the financial analyses performed by JMP or data presented by JMP in connection with its opinion delivered to the special committee on August 7, 2009. The preparation of a financial opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to a partial analysis or summary description. In arriving at its opinion, JMP considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it.

JMP utilized a number of analytical methodologies, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the strengths and weaknesses of any particular technique. Accordingly, the range of valuation indications resulting from any particular analysis or technique described above should not be taken to be JMP’s view of the valuation of MTS. With respect to the results of the discounted cash flow analysis and leveraged buyout analysis, JMP considered the risk factors inherent in management’s forecasts, particularly in the later years of the forecast period. JMP did not consider the foregoing projection-specific factors when selecting the discount rates used in the discounted cash flow analysis or the target rates of return in the leveraged buyout analysis.

JMP believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete or misleading view of the process underlying its analyses and opinion. JMP based its analyses on numerous assumptions with respect to general business and economic conditions and industry-specific factors and other matters, many of which are beyond MTS’s control. JMP’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, and such values may be higher or lower than those indicated. The analyses were performed solely in connection with the delivery of JMP’s opinion to the special committee. JMP’s analyses are not, and do not purport to be, appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

The issuance of JMP’s opinion was approved by its fairness opinion review committee.

Fees and Expenses

Pursuant to the terms of an engagement letter dated April 28, 2009, MTS paid JMP a cash retainer fee of $50,000. MTS also agreed to pay JMP a cash fee of $125,000 promptly after its presentation to the special committee and a cash fee of $175,000 which became payable upon delivery of JMP’s opinion. In addition, MTS agreed to pay $100,000 to JMP upon consummation of the merger. The Company also agreed to reimburse JMP for all of its reasonable expenses in connection with the merger, including its outside counsel fees and travel expenses, not to exceed $50,000, and to indemnify JMP, its affiliates and each of their respective members, officers, directors, agents, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of JMP’s engagement.

In the ordinary course of JMP’s trading, brokerage, investment management and financing activities, JMP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of their customers, in debt or equity securities of other companies or any currency that may be involved in the merger. JMP and its affiliates have not otherwise had a material relationship with, nor otherwise received fees from, MTS, its affiliates or any other party to the merger, during the two years preceding the date of its opinion.

Certain Effects of the Merger

If the merger is completed, all of the equity interests in MTS will be owned directly by Parent, which immediately following the effective time of the merger will be owned by Excellere Capital Fund and the Rollover Investors. Immediately before, and contingent upon the completion of, the merger, the Rollover Investors are expected to exchange a portion of their shares of MTS common stock for a combination of preferred stock and voting common stock of Parent. Except for the Rollover Investors and Excellere Capital Fund, no current stockholder of MTS will have any ownership interest in, nor be a stockholder of, MTS immediately following the completion of the merger. As a result, our stockholders (other than the Rollover Investors) will no longer benefit from any increase in MTS’s value, nor will they bear the risk of any decrease in MTS’s value. Following the merger, Excellere Capital Fund and the Rollover Investors who have contributed MTS common stock in exchange for equity interests in Parent will, through their ownership of Parent, benefit from any increase in the value of MTS and also will bear the risk of any decrease in the value of MTS.

Upon completion of the merger, each MTS stockholder (other than Parent, Merger Sub, MTS or any subsidiary of MTS or any stockholder who perfects appraisal rights in accordance with Delaware law) will be entitled to receive $5.75 in cash for each share of MTS common stock held. Each outstanding option to purchase shares of MTS common stock, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $5.75 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes, and each award of restricted stock (other than 18,812 shares of restricted stock for which performance criteria were not satisfied and which will be cancelled prior to the effective time) will be converted into the right to receive $5.75 per share in cash less any applicable withholding taxes. The receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986 and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

Following the merger, shares of MTS common stock will no longer be traded on the NASDAQ or any other public market.

Our common stock constitutes “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of our common stock. As a result of the merger, our common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and therefore will no longer constitute eligible collateral for credit extended by brokers.

Our common stock is currently registered as a class of equity security under the Exchange Act. Registration of our common stock under the Exchange Act may be terminated upon application of MTS to the SEC if our common stock is not listed on the NASDAQ or another national securities exchange and there are fewer than 300 record holders of the outstanding shares. In addition, MTS’s duty to file reports under Section 15(d) of the Exchange Act will be automatically suspended for each fiscal year beginning after the consummation of the merger so long as MTS continues to have fewer than 300 shareholders. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by MTS to its stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with any stockholder meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to MTS. If MTS (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Parent and the MTS Management Affiliates expect that following completion of the merger, MTS’s operations will be conducted substantially as they are currently being conducted. Parent and the MTS Management Affiliates have informed us that they have no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement. Parent and the Rollover Investors may initiate from time to time reviews of us and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. They expressly reserve the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments.

Following consummation of the merger, Parent will own directly 100% of our outstanding common stock and will therefore have a corresponding interest in MTS’s net book value and net earnings. It is currently expected that immediately following the closing, Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) and Messrs. Stevenson, Rosenbaum and Williams will each own (excluding the shares they may receive under Parent’s equity incentive plan) approximately 20.2%, 2.0%, 0.8% and 0.8%, of the outstanding shares of Parent. Messrs. Siegel, Stevenson, Rosenbaum and Williams currently beneficially own approximately 1,688,058, 159,848, 128,712 and 21,200, respectively, of our outstanding shares of common stock. Each holder of Parent shares will have an interest in MTS’s net book value and net earnings in proportion to his ownership interest. An equity investment in Parent in connection with the merger will involve substantial risk resulting from the limited liquidity of such an investment. Nonetheless, if MTS successfully executes its business strategies, the value of such an equity investment could be considerably greater than the original cost. In addition, Parent will have substantially more debt outstanding after the merger and this may adversely affect the equity value of Parent. In general, higher levels of debt can have the effect of increasing the risk to equity holders of losing the entire value of their investment. Mr. Siegel, will serve on the board of directors of Parent as of the closing of the merger. However, Excellere Capital Fund will own a majority of the equity interests in Parent, will control the board of directors of Parent and exert substantial influence over the governance and operations of Parent and MTS (as the surviving corporation in the merger) following the completion of the merger.

The following table sets forth for each of the Rollover Investors (1) such person’s interest in the stockholders’ equity (net book value) of MTS at June 30, 2009, (2) such person’s interest in the net loss of MTS for the quarter ended June 30, 2009 (in the case of (1) and (2), such person’s interest has been calculated to give pro forma effect to the exercise of all stock options (vested or unvested) and unvested restricted stock that were outstanding on June 30, 2009) and (3) the approximate percentage interest expected to be held by each such person in the equity interests in Parent (and accordingly the net book value and net loss of such persons in the surviving corporation), without giving effect to incentive awards, immediately following the merger.

	Net Book Value at June 30, 2009(1)		Net Loss for the Quarter Ended June 30, 2009(2)		Net Book Value June 30, 2009(1)(3)		Net Loss for the Quarter Ended June 30, 2009(2)(3)
	Percentage Interest	Amount	Percentage Interest	Amount	Pro Forma Percentage Interest Following Merger	Amount	Pro Forma Percentage Interest Following Merger	Amount
	(Dollars in thousands)
Jade Partners(4)	24.8%	3,692,347	24.8%	(8,178)	20.2	3,009,800	20.2	6,666
Michael D. Stevenson	2.4%	363,014	2.4%	(806)	2.0%	298,000	2.0%	660
Peter A. Williams	0.3%	48,700	0.3%	(108)	0.8%	119,200	0.8%	264
Ron Rosenbaum	2.0%	291,288	2.0%	(646)	0.8%	119,200	0.8%	264
Total	29.5%	4,395,349	29.5%	(9,738)	23.8%	3,546,200	23.8%	7,854

(1)	Total net book value of MTS at June 30, 2009 was approximately $14.9 million.

(2)	Net loss of MTS for the quarter ended June 30, 2009 was approximately $33,000.

(3)	Amounts represent anticipated beneficial ownership of capital stock of Parent following the closing of the merger. Excludes amounts that may be granted pursuant to incentive awards under Parent’s new incentive plan. Following the merger, MTS will have substantially more indebtedness than MTS presently has and, therefore, lower stockholders’ equity.

(4)	Jade Partners is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors.

Plans for MTS After the Merger

After the effective time of the merger, and excluding the transactions contemplated in connection with the merger as described in this proxy statement, Parent and the MTS Management Affiliates anticipate that MTS’s operations will be conducted substantially as they are currently being conducted, except that it will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent. Todd E. Siegel will be the only member of MTS’s current board of directors that will be a member of the MTS board of directors after the merger. After the effective time, the officers of MTS immediately prior to the effective time of the merger will remain the officers of MTS, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Conduct of MTS’s Business if the Merger is Not Completed

In the event that the Merger Agreement is not approved by MTS’s stockholders or if the merger is not completed for any other reason, MTS stockholders will not receive any payment for their shares of MTS common stock. Instead, MTS will remain an independent public company, its common stock will continue to be listed and traded on the NASDAQ, and MTS stockholders will continue to be subject to the same risks and opportunities as they currently face with respect to their ownership of MTS common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your MTS shares, including the risk that the market price of our common stock may decline, due to factors including but not limited to the fact that the current market price of our stock may reflect a market assumption that the merger will be completed. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of MTS, and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If the Merger Agreement is not approved by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to MTS will be offered or that the business, prospects or results of operations of MTS will not be adversely impacted.

Pursuant to the Merger Agreement, under certain circumstances, MTS is permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement — Termination” beginning on page 88.

However, under certain circumstances, if the merger is not completed, MTS may be obligated to pay Parent or its designee a termination fee and/or to reimburse Parent or its designee for out-of-pocket fees and expenses in connection with the merger. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 90.

Financing

The total amount of funds necessary for Parent to complete the merger and the related transactions is anticipated to be approximately $53.5 million, including (1) approximately $32.9 million to be paid out to our stockholders and holders of other equity-based interests in MTS, (2) approximately $6.0 million to pay fees and expenses of MTS and Excellere in connection with the transaction , (3) repayment of MTS’s debt of approximately $8.7 million (assuming a debt balance similar to that as of June 30, 2009) and (4) rollover equity of approximately $6.0 million.

These funds are anticipated to come from the following sources:

•

cash equity contributions by Excellere Capital Fund and/or its respective assignees (as described below under “— Equity Financing”) of approximately $24.0 million in the aggregate and contributions by the Rollover Investors of approximately $6.0 million in the aggregate of MTS common stock; and

•	borrowings by Merger Sub of approximately $23.5 million under new senior secured financing commitments of $29.0 million in the aggregate.

Equity Financing

Excellere Capital Fund will make an equity contribution to Parent for a maximum aggregate amount of $24.0 million. This contribution constitutes the entire equity portion of the merger financing, other than shares of MTS common stock to be contributed by the Rollover Investors in exchange for a combination of preferred stock and voting common stock of Parent.

Debt Financing

Excellere has received debt commitment letters, each dated August 7, 2009, from US Bank National Association (“US Bank”) and Siemens Financial Services, Inc. (“Siemens” and together with US Bank, the “Financial Institutions”) to provide credit facilities to MTS, upon consummation of the merger, upon the following terms. The commitment provides for a maximum lending limit of up to $29.0 million for a five-year term. The two senior secured credit facilities will include: (1) a $7.5 million senior secured revolving credit facility of which approximately $2.0 million will be drawn in connection with the consummation of the merger, and (2) a $21.5 million senior secured term loan which, together with the $2.0 million draw on the revolving credit facility, will be used to finance the merger and related transactions. The remainder of the funds available under the commitment will be used by MTS, as necessary, to fund its operations and for working capital purposes.

US Bank will act as the administrative agent for the credit facilities. The credit facilities will be guaranteed by all existing and future direct and indirect material domestic subsidiaries of MTS, and will be collateralized by substantially all of the assets of MTS and its domestic subsidiaries. The borrowings under the credit facilities will bear interest at a variable interest rate, plus a margin. The variable interest rate is based on the London Inter Bank Offering Rate, or “LIBOR” or the “Base Rate.” The interest rate for all LIBOR based loans shall be subject to a LIBOR floor of 2.00%. The “Base Rate” will be the higher of: (a) a rate set by the credit facilities’ administrative agent, based on the U.S. prime rate, (b) the Federal Funds Rate plus 0.50%, or (c) the LIBOR rate for a one month interest period in effect (but not subject to the 2.00% LIBOR floor) and reset each business day plus 2.00%. The margin that will be added to the variable rate corresponds to the ratio of MTS’s consolidated funded indebtedness to consolidated EBITDA.

Conditions to the Debt Financing

Under the commitment letters, the availability of the credit facilities is subject to ordinary documentation conditions and the satisfaction or waiver of the following conditions precedent:

•	the preparation, execution and delivery of mutually acceptable loan documentation on or before December 31, 2009;

•

the absence of a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of MTS since March 31, 2009 in the case of Siemens’ commitment or there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, subsequent to May 31, 2009 in the case of US Bank’s commitment;

•

none of the information relating to MTS and the merger and related transactions and final projections given to the Financial Institutions being misleading or incorrect in any material respect in light of the circumstances under which such statements were made;

•	each Financial Institution’s commitment is conditioned upon the other’s commitment;

•	there not having occurred a material adverse effect on the Company as defined in the Merger Agreement;

•

US Bank’s satisfaction that prior to and during the syndication of the credit facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of MTS or any affiliate thereof;

•	consummation of the transactions contemplated by the Merger Agreement on terms and conditions reasonably acceptable to US Bank and Siemens;

•	a closing minimum adjusted EBITDA;

•	a maximum closing ratio of funded senior debt and total debt to adjusted TTM EBITDA;

•

evidence satisfactory to US Bank that MTS has received a capital contribution of not less than $27.5 million in the form of common stock or preferred stock which requires no cash dividends and which is not subject to mandatory redemption, which capital contribution must include minimum equity from Excellere Capital Fund of $21.5 million in cash and management rollover/cash equity of no less than $5 million, on terms and conditions reasonably acceptable to the Financial Institutions;

•

the Financial Institutions’ satisfactory completion of legal and business due diligence (business due diligence (other than review of subsequently delivered financial reports for the months ending after the signing of the Merger Agreement and before close) was completed prior to the execution of the Merger Agreement and included the delivery of all third party due diligence reports prior to the signing of the Merger Agreement, including accounting and tax, customer calls, environmental, and insurance);

•	receipt of Company prepared monthly financials for the months ending after the signing of the Merger Agreement and before close;

•	a roll-forward of the third party accounting quality of earnings report for the months ending after the signing of the Merger Agreement and before close;

•	the absence of litigation or other legal or regulatory proceedings that would materially affect MTS or the financing;

•	MTS’s compliance in all material respects with all applicable environmental, health and safety statutes and regulations;

•	all material governmental, corporate and third party consents having been obtained;

•	all shareholder consents having been obtained;

•	any bank participating in the financing, other than the Financial Institutions being reasonably acceptable to the Financial Institutions;

•	the accuracy of representations and warranties made in the loan documentation; and

•	no default or event of default (to be defined in the loan documentation) having occurred or be continuing.

In addition to the foregoing conditions, MTS expects the loan documentation to contain other customary conditions, including relating to payment of fees and expenses of the Financial Institutions; evidence of insurance covering MTS and its subsidiaries reasonably satisfactory to the Financial Institutions; and the grant to US Bank, as collateral agent, of a perfected security interest in the collateral described above.

The documentation governing the credit facilities has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement. In addition, Excellere, Parent and/or MTS may obtain financing from different sources in amounts and on terms that may vary from those described herein. Parent does not have any firmly committed alternative financing arrangements or financing plans in place in the event the primary financing plans fall through. The Financial Institutions’ commitments to provide financing expire on December 31, 2009.

Interests of Our Directors and Executive Officers in the Merger

General

In considering the recommendation of the special committee and our board of directors with respect to the Merger Agreement, MTS stockholders should be aware that some of the MTS directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of MTS stockholders generally. These interests and arrangements may create potential conflicts of interest. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve and adopt the Merger Agreement and to recommend that MTS stockholders vote in favor of approval of the Merger Agreement.

Stock Options and Restricted Stock

As of the effective time of the merger:

•

each outstanding option to purchase or acquire shares of our common stock, whether vested or unvested, will become fully vested and be converted into the right to receive a cash payment equal to the excess (if any) of the $5.75 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes; and

•

each award of restricted stock (other than 18,812 shares of restricted stock for which performance criteria was not satisfied and which will be cancelled prior to the effective time) will be converted into the right to receive $5.75 per share in cash, less any applicable withholding taxes.

We estimate the amounts that will be payable to each MTS named executive officer in settlement of stock options as follows: Siegel, $0, Conroy, $0, Stevenson, $289,900, Williams, $3,900, and Larson, $0. We estimate the aggregate amount that will be payable to all directors and executive officers in settlement of stock options and restricted stock awards to be approximately $1.3 million. We estimate the amounts that will be payable to each member of our special committee in settlement of stock options as follows: Borgida (Chairman) $0, Mercadante $0, and Stanton $120,290.

Current Agreements of Management

We have entered into certain employment agreements or change of control agreements with Messrs. Siegel, Conroy, Stevenson, Larson, and Williams that would provide benefits to the executive in the event of specified triggering events in connection with a termination after a change in control of MTS, such as the proposed merger.

Todd E. Siegel. If, after the date of a change in control and within the remaining term of his employment agreement, we terminate Mr. Siegel’s employment without cause then we will pay to Mr. Siegel an amount equal to 299% of his base salary in addition to any bonus earned for that fiscal year and the vested and unvested portion of Mr. Siegel’s entire long-term incentive bonus, if any. Assuming we had terminated Mr. Siegel’s employment without cause on March 31, 2009 (and assuming a change in control occurred prior to his termination), we would pay to Mr. Siegel approximately $930,000 (the amount equal to 299% of Mr. Siegel’s base salary for the 2009 fiscal year), in addition to any long-term incentive bonus or other bonus earned prior to his termination.

Michael P. Conroy. If we terminate Mr. Conroy’s employment without cause within 12 months after a change in control then we will pay to Mr. Conroy an amount equal to two years of his current base salary and bonus. Assuming we had terminated Mr. Conroy’s employment without cause on March 31, 2009 (and assuming that a change in control occurred within the prior 12 months), we would pay to Mr. Conroy approximately $400,000 (the amount equal to two years of Mr. Conroy’s base salary for the 2009 fiscal year) in addition to any applicable bonus.

Michael D. Stevenson. If we terminate Mr. Stevenson’s employment without cause within 12 months after a change in control then we will pay to Mr. Stevenson an amount equal to: (i) two times his current base salary; and (ii) his entire long-term incentive bonus. In addition, all of Mr. Stevenson’s unvested and unexercised options, if any, will immediately become vested and exercisable. Assuming we had terminated Mr. Stevenson’s employment without cause on March 31, 2009 (and assuming that a change in control occurred within the prior 12 months), we would pay to Mr. Stevenson: (i) approximately $384,000 (the amount equal to two years of Mr. Stevenson’s base salary for the 2009 fiscal year); (ii) any earned, unpaid long-term incentive bonus; and (iii) any payment due upon the exercise of his options.

Perry W. Larson. If we terminate Mr. Larson’s employment without cause within 12 months after a change in control then we will pay to Mr. Larson an amount equal to one year of his base salary as of the date of termination. In addition, all of Mr. Larson’s unvested and unexercised options will immediately become vested and exercisable. Assuming we had terminated Mr. Larson’s employment without cause on March 31, 2009 following a change in control, we would pay to Mr. Larson approximately $175,000 (the amount equal to one year of Mr. Larson’s base salary for the 2009 fiscal year) and any payment due upon the exercise of his options.

Peter A. Williams. We may terminate Mr. Williams’ employment agreement at any time, upon at least six months’ notice, without making any payment to him. If we terminate Mr. Williams with less than six months’ notice, then we must pay him: (i) his base salary for the remaining notice period; and (ii) an amount equal to the fair value of any other benefits to which Mr. Williams is entitled under the employment agreement for the remaining notice period. Assuming we had terminated Mr. Williams on March 31, 2009, after giving him at least six months’ notice, we would not owe any amount to Mr. Williams.

Voting Agreement

Parent has entered into a Voting Agreement (“Voting Agreement”) with each of the MTS Management Affiliates. As of the date of the Voting Agreement, the MTS Management Affiliates were the beneficial owners of 2,035,905 shares of MTS common stock subject to the Voting Agreement. We refer to the MTS shares beneficially owned by the MTS Management Affiliates, together with any shares of common stock issued upon exercise of any of their options and any other MTS shares over which the MTS Management Affiliates acquire beneficial ownership after the date of the Voting Agreement as the “Subject Shares.”

The following is a summary of the material terms of the Voting Agreement among Parent and the MTS Management Affiliates. Pursuant to the Voting Agreement, the MTS Management Affiliates have agreed that, during the period from and including August 7, 2009 through and including the earliest to occur of: (a) the closing of the merger; (b) the termination of the Merger Agreement in accordance with its terms; (c) the amendment of the Merger Agreement to decrease the merger consideration (except as contemplated thereby) or otherwise alter the Merger Agreement in a manner adverse to the MTS Management Affiliates unless such amendment has been consented to by each MTS Management Affiliate in writing prior to such amendment; and (d) the written agreement of the MTS Management Affiliates and Parent to terminate the Voting Agreement (the “voting period”), they will vote or execute consents with respect to the Subject Shares beneficially owned by them on the applicable record date, at any meeting or in connection with any proposed action by written consent of the Company’s stockholders, with respect to any of the following matters:

•	in favor of the approval of the Merger Agreement and any other action of MTS’s stockholders requested by Parent in furtherance thereof; and

against:

•

any action or agreement submitted for approval by MTS’s stockholders that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of MTS’s in the Merger Agreement;

•	any takeover proposal under the Merger Agreement; and

•

any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, prevent, nullify, frustrate the purposes of, be in opposition to or in competition or inconsistent with, or materially and adversely affect the merger or the transactions contemplated by the Merger Agreement.

In connection with the performance of the obligations of the MTS Management Affiliates under the Voting Agreement, each MTS Management Affiliate irrevocably appointed Robert A. Martin and Matthew C. Hicks as his attorney-in-fact and proxy to vote or execute consents with respect to his Subject Shares to the extent described above and agreed not to grant any other proxy or take any actions that are inconsistent with or that would impede such holder’s performance of the Voting Agreement. The proxy and power of attorney granted by the MTS Management Affiliates pursuant to the Voting Agreement will terminate only upon the expiration of the voting period.

Under the Voting Agreement, each MTS Management Affiliate has agreed not to transfer his Subject Shares except to immediate family members and certain trusts, limited liability companies or partnerships established for the benefit of the MTS Management Affiliates and their family members, provided that such transferee agrees to be bound by the Voting Agreement. In addition, the MTS Management Affiliates have agreed that during the voting period, they will not solicit or knowingly encourage any alternative acquisition proposal or engage in any negotiations with or furnish any nonpublic information relating to MTS to any person with respect to any alternative acquisition proposal, except when permissible to do so in accordance with the Merger Agreement. Each MTS Management Affiliate will provide Parent with prompt notice of receipt of any alternative acquisition proposal or request for information from any such person.

New Employment Agreements of Management

Todd E. Siegel has entered into a new employment agreement with MTS that will be effective upon the consummation of the merger. Each of Messrs. Conroy, Stevenson, and Larson are expected to enter into a new employment agreement with MTS as well, which if executed prior to the merger will also be effective upon the consummation of the merger. When they become effective, these new agreements will replace the current employment agreements described above. The principal terms of Mr. Siegel’s new employment agreement include the following:

Term: An initial five-year term, subject to automatic one-year renewals absent notice to the contrary.

Base Salary: A base salary of $375,000.

Bonus Compensation Program: The board of directors of Parent will approve a bonus compensation program based on the realization by MTS of certain profitability objectives and business initiatives to be determined by the board of directors of Parent.

Benefits: Benefits generally available to MTS’s other similarly situated employees.

Severance: In the event of a termination of employment without cause or a termination by Mr. Siegel for good reason, Mr. Siegel will be entitled to: (i) accrued compensation and expense reimbursements through the date of termination; (ii) base salary for a period of 24 months following the date of termination; (iii) any earned but unpaid bonus amount related to any already completed fiscal year, which will be payable in 12 monthly installments from the date of termination; and (iv) any pro rata bonus payment with respect to the fiscal year in which employment was terminated, which shall be paid when bonuses are paid to similarly situated employees.

Restrictive Covenants: Mr. Siegel will be subject to confidentiality obligations from and after the effective time of the merger, and certain non-competition and non-solicitation covenants for a period beginning upon the consummation of the merger and ending on the date that is two years following the termination of employment. In addition, Mr. Siegel entered into a non-competition and non-solicitation agreement where Mr. Siegel agreed to be bound by certain non-competition and non-solicitation covenants for a period of five years following the date of the closing of the merger.

Contribution and Rollover Agreement

Each of Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) and Messrs. Stevenson, Rosenbaum and Williams has entered into a Contribution and Rollover Agreement with Parent pursuant to which they are required to contribute to Parent at least 863,479, 100,000, 40,000 and 40,000 shares of MTS common stock, respectively, immediately prior to the effective time of the merger in exchange for a combination of preferred stock (Series A Preferred) and voting common stock of Parent. Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) and Messrs. Stevenson, Rosenbaum and Williams have subsequently agreed to exchange 1,000,000, 100,000, 40,000 and 40,000 shares of MTS common stock respectively, pursuant to the terms of the Contribution and Rollover Agreement. Following the completion of the merger, Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) and Messrs. Stevenson, Rosenbaum and Williams will own (excluding the shares they may receive under Parent’s equity incentive plan) approximately 20.2%, 2.0%, 0.8% and 0.8% of the fully-diluted outstanding equity interest of Parent, respectively, subject to Parent’s debt financing, the final terms of which may cause the Rollover Investors’ respective percentage interests to be greater than or less than the above percentages.

Stockholders Agreement

Each of Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) and Messrs. Stevenson, Rosenbaum and Williams has agreed to enter into a Stockholders Agreement with Parent, which will govern their rights as holders of equity interests in Parent following completion of the merger. Among other rights and obligations, the Stockholders Agreement provides them with certain board representation rights, a supermajority voting provision with respect to certain amendments of the stockholders agreement, rights of first refusal, registration rights, tag-along rights, and pre-emptive rights as well as drag-along obligations. It also sets forth restrictions on transfer of the shares they own in Parent. Pursuant to the Stockholders Agreement, immediately following the closing of the merger, Mr. Siegel will serve on the board of directors of Parent, which will initially consist of seven members (Mr. Siegel, four directors to be designated by Excellere Capital Fund and two directors to initially be designated jointly by Mr. Siegel, in his capacity as President of Parent, and Excellere Capital Fund).

Equity Incentive Plan

In connection with the closing of the merger, Parent will adopt an equity incentive plan pursuant to which employees, directors and consultants of the Company will be eligible to receive incentive awards (including options and restricted stock) from an equity pool representing up to 20% in the aggregate (as of immediately following the closing of the merger) of the fully diluted equity of Parent. It is currently expected that approximately 15% of such equity pool will be issued to Mr. Siegel and approximately 52% of such equity pool will be issued to the other employees of the Company (including current executive officers of the Company) soon after the closing of the merger, and the remaining approximately 33% of such equity pool will be available for issuance at a later date. Each of Messrs. Siegel, Conroy, Stevenson, Williams and Larson is expected to enter into a Restricted Stock Award Agreement relating to equity incentive awards of incentive stock under the plan, which will vest over a five year period. Parent’s new equity incentive plan will replace MTS’s current equity incentive and long-term and short-term bonus plans, each of which will be terminated in connection with the merger.

Amended and Restated Certificate of Incorporation and Bylaws of Parent

The current certificate of incorporation of Parent will be amended and restated upon the closing of the merger. The amended and restated certificate of incorporation will set forth the rights, privileges and preferences of the common stock (two classes: voting common stock and non-voting common stock) and preferred stock (two classes: Series A preferred stock and Incentive Stock). A board of directors will have the exclusive authority to manage and control the business and affairs of Parent. The composition of the board of directors will be determined in accordance with the provisions of the Stockholders Agreement described above (which will, immediately following the merger, be controlled by Excellere).

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The MTS directors and officers are entitled under the Merger Agreement to (1) insurance coverage for a period of six years following the closing of the merger and (2) indemnification with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the merger to the fullest extent permitted under applicable law and to the fullest extent required by MTS’s certificate of incorporation and bylaws or any agreement between MTS and the director or officers, as in effect immediately prior to the consummation of the merger.

Consideration to be Received by Directors and Executive Officers

The following table reflects the approximate amounts received or estimated to be received by each of our directors and executive officers in connection with the merger:

	Cash Merger Consideration to be Received from the Conversion of MTS Common Stock	MTS Common Stock to be Exchanged For Preferred Stock and Voting Common Stock of Parent	Cash to be Received from MTS Options	Total Consideration
Todd E. Siegel	$362,296	$—	$—	$362,296
Jade Partners(1)	$3,485,219	$5,750,000	$—	$9,235,219
Michael P. Conroy	$151,892	$—	$—	$151,892
Allen S. Braswell	$27,025	$—	$—	$27,025
Chet Borgida	$5,750	$—	$—	$5,750
Irv I. Cohen	$15,238	$—	$—	$15,238
David W. Kazarian	$154,307	$—	$77,790	$232,097
John Stanton	$294,895	$—	$120,290	$415,185
Edgardo A. Mercadante	$23,000	$—	$—	$23,000
Michael D. Stevenson(1)	$51,681	$575,000	$289,900	$916,581
Perry W. Larson	$—	$—	$—	$—
James M. Conroy	$—	$—	$—	$—
Peter A. Williams(1)	$207,000	$230,000	$3,900	$440,900
Ron Rosenbaum(1)	$—	$230,000	$304,750	$534,750

Total	$4,778,303	$6,785,000	$796,630	$12,359,933

(1)	Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) and Messrs. Stevenson, Rosenbaum and Williams have entered into a Contribution and Rollover Agreement with Parent pursuant to which they are required to contribute to Parent at least 863,479, 100,000, 40,000 and 40,000 shares of MTS common stock, respectively. Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) and Messrs. Stevenson, Rosenbaum and Williams have subsequently agreed to exchange 1,000,000, 100,000, 40,000 and 40,000 shares of MTS common stock, respectively, pursuant to the Contribution and Rollover Agreement.

Mr. Siegel has agreed, and each of Messrs. Conroy, Stevenson, and Larson is expected to agree, with MTS and Parent that his existing employment agreement will be amended and restated upon the consummation of the merger, in which case the severance amounts discussed under “— Interests of our Directors and Executive Officers in the Merger — Current Employment Agreements of Management” would not become payable. Siegel, Conroy, Stevenson and Larson and our other management also will receive time vesting incentive stock of Parent as described under “— Interests of Our Directors and Executive Officers in the Merger — Equity Incentive Plan.”

Related Party Transactions

In addition to the arrangements in connection with the merger discussed elsewhere, we completed the following transactions with related parties:

Transactions Related to Common Stock

We did not purchase any shares of our common stock during the past two years. None of Parent, Merger Sub, Excellere, Robert A. Martin, and David L. Kessenich nor, except as described below, any of their affiliates purchased any shares of our common stock during the past two years. The following table provides information with respect to all purchases of our common stock by Messrs. Siegel, Conroy, Stevenson, Williams and Rosenbaum and Jade Partners during the past two years:

Name	Quarter Ending	No. of Shares Purchased		Price of Shares
Todd E. Siegel	—	—		—
Michael P. Conroy	—	—		—
Michael D. Stevenson	June 30, 2008	5,000	(1)	$0
	June 30, 2009	5,000	(2)	$0
Peter A. Williams	December 31, 2007	23,800	(2)	$2.50
	September 30, 2008	5,000		$5.6234
	December 31, 2008	200		$3.91
	December 31, 2008	200		$2.52
	March 31, 2009	200		$4.48
	March 31,2009	200		$4.00
	March 31,2009	200		$3.01
	June 30, 2009	14,000	(2)	$0
Ron Rosenbaum	—	—		—
Jade Partners	—	—		—

(1)	acquired upon the vesting of restricted stock.

(2)	pursuant to exercise of stock options.

There have been no transactions in shares of our common stock during the past 60 days by us, any of our officers or directors, by Parent, Merger Sub, Excellere or any of Parent’s or Merger Sub’s officers or directors or Excellere’s managing members or general partners, or any associate or majority-owned subsidiary of the foregoing.

The following table provides information with respect to all grants of restricted stock or stock options to Messrs. Siegel, Conroy, Stevenson, Williams and Rosenbaum during the past two years:

Name	Date of Grant	Number of Shares Granted	Type of Grant	Exercise Price of Stock Option
Todd E. Siegel	July 2, 2008	56,777	Options	5.85
Michael P. Conroy	November 9, 2007	10,000	Options	13.70
	July 2, 2008	18,315	Options	5.85
Michael D. Stevenson	April 1, 2009	5,000	Restricted Stock	N/A
	July 2, 2008	17,582	Options	5.85
	April 1, 2008	5,000	Restricted Stock	N/A
Peter A. Williams	June 30, 2009	14,000	Restricted Stock	N/A
Ron Rosenbaum	July 2, 2008	11,136	Options	5.85

Other Related Party Transactions

On July 28, 2003, we and the Siegel Family QTIP Trust entered into an agreement whereby we agreed to purchase, and the Siegel Family QTIP Trust agreed to sell, certain patents and other proprietary rights for the equipment and processes that we use and sell for an aggregate purchase price of approximately $1,480,000. At that time, to satisfy the full amount of the purchase price, we issued a promissory note in the principal amount of $1,480,000 that was payable over a five year term. The promissory note bore interest at an annual rate of 6.25%. As of July 28, 2008, the promissory note had been paid in full.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. The fees and expenses incurred or to be incurred by MTS in connection with the merger are estimated at this time to be as follows:

Description	Amount
Legal and accounting fees and expenses	$635,000
Financial advisory fees(1)	$1,330,000
Special Committee meeting fees	$115,000
Printing, proxy solicitation and mailing costs	$50,000
Filing fees	$2,168
Miscellaneous	$15,000
Total	$2,147,168

(1)	Represents financial advisory fees of JMP and Raymond James. The financial advisory fees payable to Raymond James are discussed below, and the financial advisory fees payable to JMP are discussed under “Special Factors — Opinion of JMP Securities LLC.”

In addition, if the Merger Agreement is terminated, MTS will, in specified circumstances, be required to pay Parent a termination fee of $1,174,200 and reimburse Parent and Merger Sub for up to $750,000 of documented out-of-pocket fees and expenses. See “The Merger Agreement — Termination Fees and Expenses” on page 90.

MTS retained Raymond James to act as its financial advisor in connection with the merger. MTS selected Raymond James as its financial advisor based on Raymond James’ reputation, experience and familiarity with MTS and its business and industry. Pursuant to the terms of Raymond James’ engagement, MTS has agreed to pay Raymond James for its financial advisory services a retainer of $25,000, an expense reimbursement of $25,000 and a success fee of 1.75% of the transaction value of the merger. MTS has agreed to indemnify Raymond James and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Raymond James’ engagement.

In connection with unrelated matters, Raymond James in the past has provided investment banking and other financial services to MTS. In the fourth quarter of calendar year 2007, MTS and Raymond James entered into discussions regarding a possible equity market transaction, however, no such transaction occurred. There has been no other material relationship between MTS or its affiliates and Raymond James, during the prior two years.

Appraisal Rights

We have concluded that our stockholders are entitled to assert appraisal rights in the event of the consummation of the merger, and, in the event such rights are perfected, to obtain payment in cash of the fair value of their shares of our common stock as determined pursuant to Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, could be more or less than the merger consideration that our stockholders are entitled to receive pursuant to the Merger Agreement. To preserve their appraisal rights, stockholders must deliver to us, prior to the vote being undertaken at the special meeting, written notice of the stockholder’s intent to demand payment and must not vote, or cause or permit to be voted, any of their shares of our common stock in favor of the approval of the Merger Agreement. Stockholders who wish to exercise appraisal rights must precisely follow these specific procedures or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that provide for appraisal rights and govern such procedures are attached as Annex C to this proxy statement. See “Appraisal Rights” beginning on page 92.

Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes certain material U.S. federal income tax consequences to MTS stockholders who, pursuant to the merger, exchange their shares of MTS common stock solely for cash. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, each as in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences described herein. MTS has not requested, and does not plan to request, any rulings from the Internal Revenue Service (“IRS”) concerning the matters discussed herein. This discussion is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court.

This discussion is not tax advice. This discussion only addresses certain U.S. federal income tax consequences for MTS stockholders that are U.S. holders and hold their MTS shares as a capital asset within the meaning of Section 1221 of the Code. This discussion does not purport to be a complete analysis of all potential tax effects of the merger, and, in particular, does not address U.S. federal income tax considerations applicable to the Rollover Investors or to other stockholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. holders, brokers or dealers in securities, financial institutions, mutual funds, partnerships and other pass-through entities, insurance companies, tax-exempt entities, holders who hold MTS shares as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy, holders who acquired shares of MTS pursuant to the exercise of an employee stock option or right or otherwise as compensation, and U.S. holders liable for the alternative minimum tax). In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of options or warrants to purchase MTS common stock, or holders of debt instruments convertible into MTS common stock. No information is provided herein with respect to the tax consequences of the merger under applicable state, local, non-U.S. or other laws, or under any proposed Treasury regulations that have not taken effect as of the date of this proxy statement.

For purposes of this discussion, a “U.S. holder” means a holder of MTS shares that is for U.S. federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust if it (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

An individual may be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes, instead of as a nonresident, by, among other ways, being present in the U.S. on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

If a partnership holds MTS shares, the U.S. federal income tax treatment of a partner should generally depend upon the status of the partners and the activities of the partnership. If you are a partner of a partnership holding MTS shares, you should consult your tax advisors.

This discussion assumes that the transactions contemplated by the merger agreement will be consummated in the manner contemplated by this proxy statement, the merger agreement and the Contribution and Rollover Agreement.

NOTWITHSTANDING THAT WE HAVE INCLUDED A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF MTS COMMON STOCK, ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

Exchange of MTS Shares Solely for Cash.

A U.S. holder who exchanges shares of MTS solely for cash generally will recognize capital gain or loss, for U.S. federal income tax purposes, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of MTS surrendered therefor. This gain or loss should generally be long term capital gain or loss if, as of the effective time of the merger, the holding period for the surrendered MTS shares is more than one year. If a U.S. holder purchased blocks of MTS shares in different transactions, it must calculate gain or loss separately for each block of shares.

Appraisal Rights

A U.S. holder who receives cash pursuant to the exercise of appraisal rights generally should recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of MTS surrendered therefor. This gain or loss should generally be long term capital gain or loss if, as of the effective time, the holding period for the surrendered MTS shares is more than one year. If a U.S. holder purchased blocks of MTS shares in different transactions, it must calculate gain or loss separately for each block of shares.

Taxation of Capital Gain

In general, long term capital gain of individuals currently is subject to U.S. federal income tax at a maximum rate of 15%. If an individual holder’s holding period for MTS shares is one year or less at the effective time of the merger, any recognized gain generally should be subject to U.S. federal income tax at the same rate as ordinary income (the maximum rate of which is currently 35%). There are limits on the deductibility of capital losses. For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

Under the Code, an MTS stockholder may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash received in the merger, unless he, she or it provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the IRS in a timely manner.

We strongly recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for your MTS shares pursuant to the merger.

Litigation

We are aware of two lawsuits filed in connection with the proposed merger. The first case, captioned Orlando Klass, individually and on behalf of all other similarly situated, Plaintiff against Todd Siegel, John Stanton, David Kazarian, Allen Braswell, Irv Cohen, Chet Borgida, Edgardo Mercadante, MTS Medication Technologies, Inc., MedPak Holdings, Inc. and MedPak Merger Sub, Inc. (Case No. 09014364CI-013), was filed against MTS, each of MTS’s directors, Parent and Merger Sub as a purported class action on behalf of the public stockholders of MTS in the Circuit Court of Pinellas County, Florida on August 13, 2009 and was subsequently amended on September 21, 2009. The second case, captioned Lue Maggin, on behalf of herself and all others similarly situated, Plaintiff vs. Todd E. Siegel, Allen S. Braswell, Irv I. Cohen, David W. Kazarian, Chet Borgida, John Stanton and Edgardo A. Mercadante, Excellere Partners, LLC, MedPak Holdings, Inc., and MedPak Merger Sub, Inc. and MTS Medication Technologies, Inc. (Case No. 09016859CI013), was filed against MTS, each of MTS’s directors, Parent, Merger Sub, and Excellere Partners, LLC as a purported class action on behalf of the public stockholders of MTS in the Circuit Court of Pinellas County, Florida on September 23, 2009. On October 15, 2009, the complaints were consolidated into a single action styled In Re: MTS Medication

Technologies, Inc. Shareholder Litigation, Consolidated Case No. 09014364CI-013 (the “consolidated action”). The operative complaint alleges, among other things, that the directors of MTS breached their fiduciary duties of loyalty, good faith and independence and breached their duties of truthfulness, candor and trust in connection with the proposed transaction by failing to disclose all material information, engaging in a defective sales process, failing to maximize stockholder value, approving a transaction that purportedly benefits the defendants at the expense of MTS’s public stockholders, and allegedly violating duties of disclosure in connection with this proxy statement. Among other things, the complaints seek to enjoin MTS, its directors, Parent and Merger Sub from proceeding with or consummating the merger. Parent, Merger Sub and MTS are alleged to have aided and abetted the individual defendants in breaching their fiduciary duties. No preliminary injunction hearing date has been set. Based on the facts known to date, and the allegations in the operative complaint, we believe that the claims asserted in the consolidated action are without merit, and we intend to vigorously defend against them. There can be no assurance that additional lawsuits pertaining to the merger will not be filed or that defendants will successfully oppose the entry of an injunction.

The absence of an injunction prohibiting the consummation of the merger is a condition to the closing of the merger.

Accounting Treatment of the Merger

We expect the merger to be accounted for using the acquisition method of accounting pursuant to SFAS 141R. MTS will be the surviving corporation in the merger and accordingly the historical financial statements of MTS will become the historical financial statements of the surviving corporation. SFAS 141R carries forward the existing requirements to account for all business combinations using the acquisition method (formerly called the purchase method). In general, SFAS 141R requires acquisition-date fair value measurement of identifiable assets acquired, liabilities assumed, and noncontrolling interests in the acquiree. SFAS 141R eliminates the current cost-based purchase method under Statement 141. The new measurement requirements result in the recognition of the full amount of acquisition-date goodwill, which includes amounts attributable to noncontrolling interests. The acquirer recognizes in income any gain or loss on the remeasurement to acquisition-date fair value of consideration transferred or of previously acquired equity interests in the acquiree. Neither the direct costs incurred to effect a business combination nor the costs the acquirer expects to incur under a plan to restructure an acquired business may be included as part of the business combination accounting. As a result, those costs are charged to expense when incurred, except for debt or equity issuance costs, which are accounted for in accordance with other generally accepted accounting principles. SFAS 141R also changes the accounting for contingent consideration, in process research and development, and restructuring costs. In addition, after SFAS 141R is adopted, changes in uncertain tax positions or valuation allowances for deferred tax assets acquired in a business combination are recognized as adjustments to income tax expense or contributed capital, as appropriate, even if the deferred tax asset or tax position was initially acquired prior to the effective date of SFAS 141R. A final determination of the required acquisition accounting adjustments based on fair values of assets acquired and liabilities assumed has not been made. Accordingly, the acquisition accounting adjustments have not been incorporated into the financial forecasts appearing elsewhere in this proxy statement. Parent will undertake to determine the fair value of certain of the MTS assets and liabilities and will make appropriate acquisition accounting adjustments as of the closing date of the merger. Costs incurred to complete the transaction including legal, accounting, financial, printing and investment banking fees, will be expensed by MTS as incurred pursuant to SFAS 141R.

Approvals and Consents

Under the Merger Agreement, we and the other parties to the Merger Agreement have agreed to use our respective reasonable efforts to consummate the transactions contemplated by the Merger Agreement in the most expeditious manner possible, including obtaining certain governmental approvals and certain consents, approvals, registrations, permits, authorizations or other confirmations from third parties. We do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under the federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware upon the consummation of the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting, the Merger Agreement and the merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into MTS pursuant to the Merger Agreement. Once the Merger Agreement has been approved by the MTS stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into MTS. MTS will be the surviving corporation in the merger and will become a direct wholly owned subsidiary of Parent. The Rollover Investors are expected to exchange shares of MTS common stock for a combination of preferred stock and voting common stock of Parent. In the event that there are not sufficient votes at the time of the special meeting to approve the Merger Agreement, stockholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting to solicit additional proxies.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on proposals to do the following:

•	to approve the Merger Agreement;

•

to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger Agreement; and

•	to transact such other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $5.75 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $575.00 in cash in exchange for your shares of our common stock, less any required withholding taxes. For each share of our common stock issuable under an option you own, you will receive an amount in cash equal to the excess, if any, of $5.75 over the exercise prices payable in respect to such share issuable under the option, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at [ ], St. Petersburg, Florida [ ], on [ ], [ ] [ ], 2009, at [ ], Eastern Time.

Q:	May I attend the special meeting?

A:	All stockholders of record as of the close of business on [ ] [ ] [ ], 2009, the record date for the special meeting, may attend the special meeting. In order to be admitted to the special meeting, a form of personal identification will be required, as well as either a proxy card or proof of ownership of MTS common stock.

If your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the special meeting, you must present proof of your ownership of MTS common stock, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you hold your shares in the name of a bank, broker or other holder of record and plan to vote at the meeting, you must also present at the meeting a proxy issued to you by the holder of record of your shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:	Who can vote at the special meeting?

A:	You can vote at the special meeting if you owned shares of MTS common stock at the close of business on [ ], [ ] [ ], 2009, the record date for the special meeting. As of the close of business on that day, [ ] shares of MTS common stock were outstanding. See “The Special Meeting” beginning on page 71.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the proposal from the beneficial owner. Because the approval of the Merger Agreement under Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, the failure to vote, broker non-votes and abstentions will have the same effect as voting “Against” the approval of the Merger Agreement. With respect to the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, because the approval of such proposal requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting, broker non-votes and abstentions will have the same effect as voting “Against” that proposal. A failure to vote, however, will have no effect with respect to the adjournment proposal.

Q:	How many votes are required to approve the Merger Agreement?

A:	Under Delaware law, holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting voting in favor of approval is required to approve the Merger Agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against the approval of the Merger Agreement. Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes properly cast at the time of the meeting to approve the Merger Agreement requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting. The merger does not require the approval of at least a majority of the Company’s unaffiliated stockholders.

Q:	How many votes do we already know will be voted in favor of the Merger Agreement?

A:	Each of the MTS Management Affiliates who collectively beneficially own approximately 30.4% of our common stock, have each entered into a Voting Agreement to vote their shares for approval of the Merger Agreement.

Q:	How does our board of directors recommend that I vote on the proposals?

A:

Our board of directors recommends that our stockholders vote “FOR” the approval of the Merger Agreement. You should read “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 24 for a discussion of the factors that the special committee and our board of directors considered in deciding to recommend approval of the Merger

Agreement to our stockholders. Our board of directors recommends that our stockholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What function did the special committee serve with respect to the merger and who are its members?

A:	The principal function of the special committee with respect to the merger was to consider, evaluate, assess, negotiate and reject or recommend to MTS’s full board of directors any potential sale of MTS, including the sale proposals submitted by Excellere and others. The special committee is composed of three independent and disinterested directors, Messrs. Borgida (Chairman), Mercadante and Stanton.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully in its entirety, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed below.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made by MTS for and on behalf of its board of directors.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by MTS. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of MTS, none of whom will receive additional compensation therefore. Parent, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the merger.

Q:	Will a proxy solicitor be used?

A:	Yes. MTS has retained Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies for the special meeting. MTS has paid Georgeson a retainer of $7,000 and will pay to Georgeson a final fee to be agreed upon based on customary fees for the services provided, which fee will include the reimbursement of fees and expenses.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have the same effect as voting against approval of the Merger Agreement and adjournment or postponement of the special meeting to solicit additional proxies.

Q:	Can I change my vote?

A:

Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying the Corporate Secretary of MTS in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to affect the surrender of your “street name” shares in exchange for the merger consideration. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When can I expect to receive the merger consideration for my shares?

A:	Once the merger is completed, you will be sent a letter of transmittal with instructions informing you how to send in your stock certificates in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, MTS stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration payable with respect to your shares.

Q:	I do not know where my stock certificate is — how will I get my cash?

A:	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to MTS in order to cover any potential loss.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $5.75 per share in cash to be received by our stockholders in the merger. In order to receive the $5.75 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to assert appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to assert appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” beginning on page 92.

Q:	What are the consequences of the merger to members of MTS’s management and board of directors?

A:

Following the merger, it is expected that the members of our management will continue as management of the surviving corporation. Our current board of directors, however, will be replaced by a new board of directors, although Mr. Siegel will continue to serve as a director. Like all other MTS stockholders, members of our management and board of directors will be entitled to receive $5.75 per share in cash for each of their shares of our common stock (including any restricted shares less applicable withholding taxes). However, the Rollover Investors will exchange a portion of their shares for a combination of preferred stock and voting common stock of Parent. All options (whether or not vested) to acquire our common stock will be canceled at the effective time of the merger, and holders of these options will be entitled to receive a cash payment equal to the amount, if any, by which $5.75 exceeds the exercise price of the option, multiplied by the number of shares of our common stock underlying the options.

Q:	Will members of MTS’s management or board of directors hold any equity interests in the surviving corporation following the consummation of the merger?

A:	No. The surviving corporation will be wholly owned by Parent. However, as a condition to Parent’s and Merger Sub’s execution of the Merger Agreement Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) and Messrs. Stevenson, Rosenbaum and Williams committed to contribute shares of MTS common stock to Parent in exchange for a combination of preferred stock and voting common stock of Parent. It is also expected that they (other than Jade Partners) will be given the opportunity to acquire additional equity interests in Parent under Parent’s equity incentive plan described under “Special Factors — Interests of Our Directors and Executive Officers in the Merger —Equity Incentive Plan,” which plan replaces the current equity incentive and long-term and short-term bonus plans of MTS that will no longer be available. It is currently expected that Jade Partners (which is beneficially owned by Mr. Siegel, our Chief Executive Officer and Chairman of our board of directors) and Messrs. Stevenson, Rosenbaum and Williams will each own (excluding any equity each may receive under Parent’s equity incentive plan) approximately 20.2%, 2.0%, 0.8% and 0.8%, respectively, of the outstanding equity of Parent immediately after the merger. Messrs. Siegel, Stevenson, Rosenbaum and Williams currently beneficially own approximately 26.0%, 2.4%, 2.0% and 0.3%, respectively, of our outstanding shares of common stock. Each holder of voting common stock of Parent will be entitled to one vote per share. See “Special Factors — Certain Effects of the Merger” beginning on page 47.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact our proxy solicitation agent, Georgeson, at (888) 666-2591 (toll-free) or via the internet at MTSIINFO@GEORGESON.COM. If your broker holds your shares, you may call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements. Forward-looking statements represent MTS’s expectations or beliefs concerning future events, including the following: any projections or forecasts, including the financial forecast included under “Financial Forecast” beginning on page 102, any statements regarding future sales, costs and expenses and gross profit percentages, any statements regarding the continuation of historical trends, any statements regarding expected capital expenditures, any statements regarding the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs and any statement regarding the expected completion and timing of the merger and other information relating to the merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the approval of the Merger Agreement by our stockholders;

•	the actual terms of the financing that will be obtained for the merger;

•	the current condition of the credit market;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee of up to $1,174,200 to Parent and to reimburse Parent for Parent’s expenses up to $750,000;

•

although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure of Parent to meet the closing conditions or for other reasons;

•	the effect of Parent failing to close on the merger, and our inability to obtain specific performance;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	the outcome of the legal proceedings instituted against us and others in connection with the merger;

•	risks related to diverting management’s attention from our ongoing business operations; and

•

other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2009. See “Where You Can Find More Information” on page 107.

We believe that the assumptions on which the forward-looking statements in this proxy statement are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on such statements. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to update these forward-looking statements to reflect future events or circumstances.

IDENTITY AND BACKGROUND OF FILING PERSONS

MTS Medication Technologies, Inc.

MTS Medication Technologies, Inc., a Delaware corporation, is a holding company that operates through its subsidiaries, MTS Packaging Systems, Inc. in the United States, MTS Limited in the United Kingdom, and MTS GmbH in Germany. We primarily manufacture and sell consumable medication punch cards, packaging equipment and ancillary products throughout the United States, Canada and Europe. Our customers are predominantly institutional pharmacies that supply nursing homes, assisted living and correctional facilities with prescription medications for their patients. We manufacture our proprietary consumable punch cards and most of our packaging equipment in our own facilities. This manufacturing process uses integrated equipment for manufacturing the consumable medication punch cards. In addition, we utilize the services of outside contract manufacturers for some of our packaging equipment. The consumable medication punch cards and packaging equipment are designed to provide a cost effective method for pharmacies to dispense medications. Our medication dispensing systems and products provide innovative methods for dispensing medications in disposable packages. MTS Limited distributes products for MTS primarily in the United Kingdom and also manufactures and sells prescription bags and labels in the United Kingdom. MTS GmbH distributes products for MTS in Germany. We currently serve more than 4,500 institutional pharmacies in the long-term care and correctional facility markets, both domestically and internationally.

MTS’s principal executive offices are located at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702, and its telephone number is (727)  576-6311.

MTS Executive Officers and Directors

Todd E. Siegel. Mr. Siegel became our President and Chief Executive Officer in 1992 and has served as a director of MTS since 1986. Mr. Siegel served from 1988 to 1992 as Executive Vice President and Chief Operating Officer of MTS and from 1985 to 1988 as Vice President of Sales. Additionally, Mr. Siegel served as our Secretary from 1986 to 1996. Mr. Siegel currently serves as the President of the Golda Meir/Kent Jewish Center and the Jewish Community Center of Pinellas County, the Vice President of Development of Temple B’nai Israel and a director of Halo Spark Plug, Inc. and Applied Magnetics, LLC d/b/a Pico-Tesla Magnetic Therapies, LLC, both privately owned companies.

Michael P. Conroy. Since June 2006, Mr. Conroy has served as Chief Financial Officer, Vice President and Secretary of MTS. Mr. Conroy also previously served as Chief Financial Officer, Vice President, Secretary and director of MTS from 1996 to 2004, when he retired from MTS. Prior to 1996, Mr. Conroy was President of CFO Financial Services, Inc.

Chet Borgida. Mr. Borgida has served as a director of MTS since 2007. Mr. Borgida was an accountant with Arthur Andersen & Company from 1967 to 1975. In 1975, he joined Grant Thornton, LLP (“Grant Thornton”) and was admitted to the partnership in 1977. In addition, Mr. Borgida was Partner-in-Charge of Grant Thornton’s Long Island office, as well as the founder and the national director of its Capital Markets Group. Mr. Borgida retired from Grant Thornton in 2001. That same year, he joined Cross Media Marketing, where he served as Chief Financial Officer until June 2003, at which time Cross Media Marketing filed a plan of liquidation in a bankruptcy proceeding. From March 2006 to August 2007, Mr. Borgida was the Chief Operating Officer of Naples Realty Group, LLC. Mr. Borgida serves as a director and the Audit Committee Chair of Warren Resources, Inc. (a publicly traded company). He also served as a director and the Audit Committee Chair of Correctional Services Corporation (a publicly traded company) from 2002 through the sale of the company in 2005. Mr. Borgida is a Certified Public Accountant in New York and Florida and a member of the American Institute of Certified Public Accountants.

Allen S. Braswell. Mr. Braswell has served as a director of MTS since 2005. Since 2007, Mr. Braswell has been the President and a director of Applied Magnetics, LLC d/b/a Pico-Tesla Magnetic Therapies, LLC. Mr. Braswell has been a member of the Board of Directors of Suntron Corp. since 1998, and has served on its audit and governance committees and as chairman of a special committee representing minority stockholders in matters related to an earlier merger. Prior to 2000, he was President of Jabil Global Services, Vice President of EFTC Services, President/CEO of Circuit Test Inc. and an attorney in practice with Tanney, Ford, Donahey, Eno and Mills, P.A. Mr. Braswell attended the U.S. Military Academy (West Point) and graduated from the University of Florida with a bachelor’s degree in finance. He received his J.D. degree from the University of Florida School of Law.

David W. Kazarian. Mr. Kazarian has served as a director of MTS since 1988. Mr. Kazarian also serves as a director of Delta RF Technology, Inc., a privately held corporation that manufactures computer components for an international customer base. Prior to its sale in December 1990, Mr. Kazarian and his wife owned and operated Kazarian Pharmacy. Since March 1991, Mr. Kazarian has been the founder and President of Infuserve America, Inc., a firm involved in the home healthcare business. He is also currently the President of Kazarian Group Consultants, which provides consulting services for certain surgical centers in Pinellas County, Florida and Nursing homes in Connecticut and Massachusetts. Mr. Kazarian received his bachelor’s degree in pharmacy from the University of Florida School of Pharmacy.

John Stanton. Mr. Stanton has served as a director of MTS since 1996. Mr. Stanton has served as the Chairman of the Board and Chief Executive Officer of EarthFirst Technology, Inc. (“EarthFirst”) since May 2000 and also served as EarthFirst’s President at various times during this period. EarthFirst filed for Chapter 11 bankruptcy protection on June 13, 2008 in the United States Bankruptcy Court, Middle District of Florida, Tampa Division. Mr. Stanton has served in various capacities from 1981 to the present with Florida Engineered Construction Products Corporation (including serving as Chief Executive Officer and President since 1987), a privately owned company. Since 1995, Mr. Stanton has served as President of Octofoil, Inc., an entity that assists other companies with strategic planning, and, since 2003, has served as the Chairman of the Board of Nanobac Pharmaceuticals, Inc. Both Octofoil, Inc. and Nanobac Pharmaceuticals, Inc. are privately owned companies.

Edgardo A. Mercadante. Mr. Mercadante has served as a director of MTS since November 2007. Since 1996, Mr. Mercadante has served as Chairman and previously served as Chief Executive Officer of Familymeds Group, Inc., a public company that operates specialty clinic-based pharmacies and vitamin centers. He previously served as a member on the Board of Directors for GNC Corporation, a private company. In 2007, Mr. Mercadante founded Dante Capital Management Investments LLC, a private company that operates healthcare and consulting businesses and has also served as that company’s President since its founding. Mr. Mercadante received his B.S. degree in Pharmacy from the Philadelphia College of Pharmacy and is a registered pharmacist in numerous U.S. states.

Michael D. Stevenson. Mr. Stevenson was appointed as our Vice President and Chief Operating Officer in July 2000. Prior to his appointment as Vice President and Chief Operating Officer, Mr. Stevenson served MTS in several capacities, including General Manager since 1987. Mr. Stevenson’s employment with MTS began in 1986.

Irv I. Cohen. Mr. Cohen has served as a director of MTS since 2006. He is currently the President and Chief Executive Officer of Southeast Capital Ventures. From 2005 to 2006, Mr. Cohen was the Executive Vice President of GunnAllen Financial. Prior to that, Mr. Cohen was President of JPMorgan Treasury Technologies Corporation from 2000 to 2005. Mr. Cohen’s prior experience includes serving as a Managing Director and Chief Operating Officer of ABN AMRO Incorporated, Fixed Income and Treasury Division, from 1996 to 2000; and as Chief Operating Officer and Chief Financial Officer of Barclays Group Inc. – North America and Barclays Bank PLC, from 1987 to 1996. Mr. Cohen currently serves on the Boards of Directors of DHS Technologies LLC, Persystent Technology Corporation, and several other financial industry, education and non-profit boards.

Perry W. Larson. Mr. Larson has been our Vice President, Sales and Marketing since April 2005. From October 2004 to April 2005, he was our Director of Sales. From April 2003 to October 2004, Mr. Larson was the Director of Sales for Financial Resources of America. From August 1999 to April 2003, Mr. Larson was a LTC Specialist for Farmers Group, Inc.

James M. Conroy. Mr. Conroy has served as our Controller since February 2008. From June 2006 to February 2008, Mr. Conroy served as Managing Partner of Conroy & Febo, CPAs, a Florida accounting firm. From June 2005 to June 2006, Mr. Conroy served as Manager of Corporate Accounting for Starwood Vacation Ownership, a vacation ownership company that acquires, develops and markets resort communities throughout the world. From April 2001 to June 2005, Mr. Conroy served as Director, Finance and Controller of Ultimate

Franchise Systems, Inc., a franchisor of quick service and casual dining restaurants. Mr. Conroy received a B.S.B.A. degree in accounting from the University of Central Florida and is an active Certified Public Accountant in the State of Florida.

Peter A. Williams. Mr. Williams has been the Managing Director of MTS Limited since September 2003. Mr. Williams was a Consultant Pharmacist to MTS from 2000 to 2003. In addition, Mr. Williams serves as the Managing Director of Withnell Pharmacy, Limited and as a Pharmacist Consultant with RxPharma, Limited.

Each person identified above, except for Peter A. Williams, is a United States citizen. Mr. Williams is a citizen of the United Kingdom. None of MTS or any of MTS’s executive officers or directors has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of MTS or any of MTS’s executive officers or directors has, during the past five years, been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The business address of each person identified above is c/o MTS Medication Technologies, Inc., 2003 Gandy Boulevard North, St. Petersburg, Florida 33702 and their business telephone number is (727) 576-6311.

Excellere Partners, LLC

Excellere is a Denver-based private equity firm specializing in partnering with middle-market entrepreneurs and management teams to build best-in-class industry leading companies. More information about Excellere is available at http://www.excellerepartners.com. Excellere’s principal executive offices are c/o Excellere Partners, LLC, 100 Fillmore Place, Suite 300, Denver, CO 80206, and its telephone number is (303) 765-2400.

MedPak Holdings, Inc.

MedPak Holdings, Inc. (Parent) is a Delaware corporation formed by Excellere in anticipation of the merger. The Rollover Investors are expected to exchange a portion of their shares of MTS common stock for a combination of preferred stock and voting common stock in Parent, which controls 100% of Merger Sub, in connection with the merger. Upon completion of the merger, MTS will be a direct wholly owned subsidiary of Parent. Parent currently has de minimis assets and no operations. Parent’s principal executive offices are c/o Excellere Partners, LLC, 100 Fillmore Place, Suite 300, Denver, CO 80206, and its telephone number is (303) 765-2400.

MedPak Merger Sub, Inc.

MedPak Merger Sub, Inc. (Merger Sub) is a Delaware corporation formed by Parent in anticipation of the merger. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into MTS, and MTS will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations. The address for Merger Sub’s principal executive offices is c/o Excellere Partners, LLC, 100 Fillmore Place, Suite 300, Denver, CO 80206, and its telephone number is (303) 765-2400.

Additional information concerning Jade Partners, Ron Rosenbaum, Parent, Merger Sub, and Excellere is set forth on Annex D to this proxy statement.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [                ], [            ] [    ], 2009, beginning at

[            ], Eastern Time, at [            ], [            ] Florida [            ], or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the approval of the Merger Agreement and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies and to transact such other business that may properly come before the special meeting or any adjournment or postponement thereof. Our stockholders must approve the Merger Agreement for the merger to occur. If our stockholders do not approve the Merger Agreement, the merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [            ] [    ], 2009.

Record Date and Quorum

The holders of record of our common stock as of the close of business on [            ] [    ], 2009, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [            ] shares of our common stock outstanding. If a new record date is set for any adjourned or postponed special meeting, we will provide our stockholders of record on that new record date notice of the adjourned or postponed meeting at least 10 days prior to the new meeting date.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and, if a quorum is not present at the special meeting, for purposes of determining whether there will be any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum must be established.

Required Vote

Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date for the special meeting vote for the approval of the Merger Agreement. Each outstanding share of our common stock is entitled to one vote. The merger does not require the approval of at least a majority of the Company’s unaffiliated stockholders.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting.

As of the record date for the special meeting, the directors and executive officers of MTS beneficially owned, in the aggregate, [            ] shares of our common stock (which includes an aggregate of [            ] shares of common stock beneficially owned by our independent directors), or approximately [    ]% of our outstanding common stock. Persons other than the MTS Management Affiliates held [            ] shares of our common stock, representing approximately [    ]% of our outstanding common stock, as of such date. The MTS Mangement Affiliates who collectively beneficially own approximately 30.4% of our outstanding common stock have each entered into the Voting Agreement obligating them to vote all of their shares of our common stock “FOR” the approval of the Merger Agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of MTS common stock will be voted “FOR” the approval of the Merger Agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the approval of the Merger Agreement or approval of any adjournment or postponement of the special meeting. Therefore, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the approval of the Merger Agreement or approval of any adjournment or postponement of the special meeting (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “Against” the approval of the Merger Agreement and any adjournment or postponement of the special meeting.

If you desire to revoke your proxy, you may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must: (i) advise the Corporate Secretary of MTS of the revocation in writing; (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke; or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply, and instead you must follow the directions provided by your broker to change your vote.

MTS does not expect that any matter other than the approval of the Merger Agreement (and approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. The persons appointed as proxies will have discretionary authority to vote upon other business unknown by MTS a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Adjournments and Postponements

The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days from the date fixed for the original meeting), by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This proxy solicitation is being made by and paid for by MTS on behalf of its board of directors. In addition to soliciting proxies by mail, directors, officers and employees of MTS may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Parent, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the merger.

MTS is requesting that brokers, banks and other nominees forward copies of the proxy materials to, and obtain voting instructions from, the beneficial owners of the MTS common stock that they hold as record owners. MTS will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. MTS has retained Georgeson to assist it in the solicitation of proxies for the special meeting. MTS has paid Georgeson a retainer of $7,000 and will pay to Georgeson a final fee to be agreed upon based on customary fees for the services provided, which fee will include the reimbursement of fees and expenses. In addition, we will indemnify Georgeson against any losses arising out of that firm’s proxy soliciting services on our behalf.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement, but it may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement in its entirety. The Merger Agreement is a document that establishes and governs the legal relations among us, Parent and Merger Sub with respect to the transactions described in this proxy statement. We do not intend for the text of the Merger Agreement to be a source of factual, business or operational information about MTS or its subsidiaries. The Merger Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the Merger Agreement that the parties delivered in connection with the execution of the Merger Agreement. Representations and warranties are used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of to establish such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the parties, which may differ from what may be viewed as material to stockholders or under the federal securities laws. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement.

Closing Date; Effective Time

The closing date will occur no later than the second business day after all of the conditions to the merger set forth in the Merger Agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied on the closing date), or at such other date as we, Parent and Merger Sub may agree. The Merger Agreement also provides for a “Walk-Away Date” if the Merger has not been consummated on or before the later of (i) December 31, 2009, or (ii) if Parent is entitled to attempt to amend, modify or replace the financing commitments, then after a 60 day financing cure period expires. The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as provided in such certificate of merger).

Structure

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into MTS. The separate corporate existence of Merger Sub will cease, and MTS will continue as the surviving corporation and a direct wholly owned subsidiary of Parent. The surviving corporation will be a privately held corporation and our current stockholders, other than the Rollover Investors, will cease to have any ownership interest in the surviving corporation or any rights as stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Common Stock, Stock Options and Restricted Stock

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $5.75 in cash, without interest and less applicable withholding taxes, other than:

•	shares of our common stock held in our treasury or by any of our subsidiaries immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

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shares of our common stock owned by Parent or Merger Sub immediately prior to the effective time of the merger (including shares of our common stock transferred to Parent by the Rollover Investors pursuant to the Contribution and Rollover Agreement), which shares will be canceled without conversion or consideration; and

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shares of our common stock held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which stockholders will be entitled to obtain payment of the fair value of such shares as determined in accordance with Delaware law.

After the effective time of the merger, each stock certificate representing shares of common stock converted into the right to receive the merger consideration will be canceled and cease to exist, and the holder of such certificate will have only the right to receive the merger consideration of $5.75 in cash per share, without any interest.

Stock Options and Restricted Stock

Prior to the effective time of the merger, MTS shall take all actions necessary to provide that:

•

each unexercised option to purchase shares of our common stock, whether vested or unvested, that is outstanding immediately prior to the effective time will, as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the excess (if any) of the $5.75 per share cash merger consideration over the exercise price per share issuable under the option, multiplied by the number of shares subject to the option (such amount, the “option amount”), without interest and less any applicable withholding taxes; and

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immediately prior to the effective time, each award of restricted stock (other than 18,812 shares of restricted stock for which performance criteria was not satisfied and which will be cancelled prior to the effective time) will be converted into the right to receive $5.75 per share in cash, without interest and less any applicable withholding taxes.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, cash in an amount sufficient to pay the merger consideration and the option amount with a bank or trust company (the “paying agent”) jointly designated by us and Parent. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to each holder of our common stock (other than those seeking appraisal rights), which will tell holders of our common stock how to surrender their common stock certificates in exchange for the merger consideration. Promptly after the effective time of the merger, the paying agent shall pay the option amount to the surviving corporation which the surviving corporation shall then promptly pay to the holders of options.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must establish to the reasonable satisfaction of the surviving corporation that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration and the option consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to the former holders of shares of our common stock for 270 days after the closing date of the merger will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration. None of MTS, the surviving corporation, Parent, Merger Sub, the paying agent or any other person will be liable to any former holder of shares for any amount of property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of that fact and, if required by the surviving corporation, post a bond in an amount as Parent may direct as indemnity against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the Merger Agreement with respect to MTS and its subsidiaries. These include representations and warranties regarding:

•	organization, good standing (or active status) and qualification to do business;

•	capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the approval and recommendation by our board of directors and special committee of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement;

•	the absence of violations of, or conflicts with, governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger;

•	the required vote of our stockholders in connection with the approval of the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

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our SEC filings since January 1, 2006, including the financial statements contained therein, and compliance of such reports and documents with applicable requirements of federal securities laws and regulations;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events since March 31, 2009;

•	the absence of litigation and proceedings;

•	compliance with laws since January 1, 2006;

•	possession of permits necessary to conduct our business;

•	the accuracy of this proxy statement and the related Schedule 13E-3;

•	tax matters;

•	employee benefits and labor matters, including matters relating to employee benefit plans;

•	compliance with environmental laws and regulations;

•	material contracts to which we are a party;

•	title to properties and other assets on our balance sheet;

•	no ownership of real property;

•	condition of tangible personal property;

•	intellectual property;

•	insurance policies, warranties and claims;

•	the receipt by the special committee of a fairness opinion from JMP;

•	the absence of undisclosed broker’s fees;

•	the inapplicability of anti-takeover statutes to the merger and the other transactions contemplated by the Merger Agreement and the Voting Agreement;

•	absence of affiliate transactions;

•	status of material customers and vendors; and

•	no other representations or warranties made.

Many of our representations and warranties are qualified by an attached Disclosure Schedule. The Company is only deemed to be in breach of the representations and warranties for purposes of satisfying the condition to consummation of the merger related thereto or permitting a termination of the Merger Agreement by Parent if a deviation from such representation or warranty has a material adverse effect on MTS, which, for purposes of the Merger Agreement, means:

•	any material adverse effect on, or any change, event, occurrence or state of facts materially adverse to:

•

the business, prospects, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of MTS taken as a whole, other than any effect, change, event, occurrence or state of facts:

•	relating to the economy in general or to the industry in which MTS operates in general and, in each case, not specifically relating to or disproportionately affecting MTS;

•	to the extent directly attributable to the announcement or pendency of the merger;

•	resulting from or relating to any change in generally accepted accounting principles or interpretation thereof; or

•	any natural disaster, force majeure events or national or international political or social conditions.

In addition, each of the following events is considered to have a material adverse effect on MTS:

•	an event that has a material adverse effect on MTS’s ability to, in a timely manner, perform its obligations under the Merger Agreement;

•	the resignation, firing or other termination of the employment of Todd E. Siegel, Michael P. Conroy, Michael Stevenson or Perry Larson;

•	MTS’s failure to exceed 85% of its budgeted EBITDA for the period beginning July 1, 2009 and ending on the last day of the last full month prior to the closing date;

•

the loss of certain customers of MTS, the material renegotiation of any contract with any such customer, any material delay or failure by any such customer to pay any material accounts receivable, or any significant decrease in business from certain customers of MTS if any of the foregoing is likely to have a material negative impact on MTS;

•

the failure of the representations and warranties of MTS to be true and correct, individually or in the aggregate, giving rise to damages, losses, costs and expenses in excess of $1.25 million in the aggregate; and

•

the incurrence by MTS, outside the ordinary course business, of any liability or liabilities (including any liabilities resulting from or related to any audit (tax or otherwise)), individually or in the aggregate, in excess of $1.25 million.

The failure of MTS to meet analyst expectations or forward looking guidance provided by the Company in filings made with the SEC shall not, in and of itself, constitute a material adverse effect on MTS, but the change, event, occurrence or state of facts that resulted in such failure shall be considered in determining whether a material adverse effect on MTS has occurred.

Parent and Merger Sub make various representations and warranties in the Merger Agreement with respect to Parent and Merger Sub. These include representations and warranties regarding:

•	organization and good standing;

•	corporate or other power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of any violation of, or conflict with, their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement and the related Schedule 13E-3;

•	capitalization and ownership of Merger Sub;

•	Parent’s financing arrangements related to the merger;

•	the absence of undisclosed broker’s fees; and

•	the guaranty by an affiliate of Parent of Parent’s obligation to pay a termination fee as described below.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the effective time of the merger. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

Stockholder Meeting

The Merger Agreement requires us to file the proxy statement with the SEC and duly call, give notice of, convene and hold a special meeting of our stockholders to approve the Merger Agreement as soon as practicable following the date of the Merger Agreement. Subject to limited circumstances contemplated by the Merger Agreement, our board of directors is required to recommend that our stockholders vote in favor of approval of the Merger Agreement. Notwithstanding the generality of the foregoing, the Company’s obligation to duly call a stockholders meeting to approve the Merger Agreement will not be affected by (i) the commencement, public proposal, public disclosure or communication to MTS of any takeover proposal, or (ii) the withdrawal or modification by MTS’s board of directors of its recommendation in favor of the Merger Agreement.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, MTS has agreed, subject to certain exceptions, that unless expressly contemplated by the Merger Agreement or required by applicable law, between the date of the Merger Agreement and the effective time of the merger:

•	the business of MTS and its subsidiaries will be conducted in, and such entities will not take any action except in, the ordinary course of business consistent with past practice;

•	maintain its properties and assets in good repair and operating condition;

•	comply in all material respects with all applicable laws and the requirements of all contracts of the Company;

•

maintain and preserve intact MTS’s business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business will not be materially impaired at the effective time; and

•	keep in full force and effect all insurance policies maintained by MTS, other than changes to such policies made in the ordinary course of business.

Without limiting the generality of the foregoing, except as consented to in writing by Parent, as expressly permitted by this Agreement or as required by applicable law, between the date of the Merger Agreement and the effective time of the merger, MTS shall not:

•	issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock or other securities, except upon the exercise of options issued under any of MTS’s stock option plans;

•	redeem, purchase or otherwise acquire any of its outstanding shares of capital stock;

•	declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock;

•	split, combine, subdivide or reclassify any shares of its capital stock;

•

amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of MTS’s employee benefit plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

•

incur expenses related to the merger that together with all expenses incurred by or on behalf of the Company on or prior to the date of the Merger Agreement (whether or not such expenses have been paid or accrued) exceed $2.635 million;

•

incur, assume or permit to exist any indebtedness for borrowed money or guarantee any indebtedness, other than (i) indebtedness incurred by the Company or its subsidiaries in the ordinary course of business that does not exceed $8.2 million, (ii) guarantees of such borrowings issued by MTS’s subsidiaries to the extent required under the terms of MTS’s existing credit facility, and (iii) borrowings from MTS by a direct or indirect wholly owned subsidiary of MTS in the ordinary course of business consistent with past practice;

•

except in certain circumstances, sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any lien any of its properties or assets with a fair market value in excess of $50,000, individually or in the aggregate, to any person;

•

make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of any such capital expenditures provided for in MTS’s Fiscal 2010 Capital Expenditure Plan;

•

directly or indirectly acquire (i) all or any portion of any person or any division, business or equity interest of any person (whether by merger, consolidation, purchase of equity interests or any other manner), or (ii) except in the ordinary course of business consistent with past practice, any assets;

•

make any investment in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person other than a direct or indirect wholly owned subsidiary of MTS in the ordinary course of business;

•

(i) enter into, terminate or amend any material contract, or, other than in the ordinary course of business consistent with past practice, any other contract that is material to MTS, (ii) enter into or extend the term or scope of any contract that purports to restrict MTS, or any existing or future subsidiary or affiliate of MTS, from engaging in any line of business or in any geographic area, (iii) amend or modify the engagement letters with JMP and Raymond James, (iv) enter into any contract that would be breached by, or require the consent of, any third party in order to continue in full force following, consummation of the transactions contemplated by the Merger Agreement, or (v) release any person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

•	except in certain circumstances, increase in any manner the compensation, salaries or benefits of any of its directors, officers or employees;

•

make or change any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•

make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in generally accepted accounting principles or applicable law;

•	amend MTS’s or its subsidiaries’ certificate of incorporation or bylaws;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•

pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•

accelerate or require early payment of any accounts receivable, delay or fail to pay any accounts payable or other liabilities, permit any depletion of its inventory below normal historical operating needs, delay any capital expenditures contemplated in the budget for fiscal year 2010, provide or permit any discounted sales or otherwise seek to artificially lower its debt;

•

issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the merger;

•	settle or compromise any litigation; or

•	agree to take any of the foregoing actions, or take any action which would cause MTS to breach its representations and warranties in the Merger Agreement.

Solicitation of Transactions; Recommendation to Stockholders

Solicitation of Transactions

From the date of the Merger Agreement and continuing until the earlier of the receipt of the stockholder approval or the date the Merger Agreement is terminated, MTS has agreed, subject to certain exceptions, that MTS, its subsidiaries and their respective representatives will not directly or indirectly (i) solicit, initiate, cause, facilitate or encourage any inquiries or proposals that constitute, or may reasonably be expected to lead to, any takeover proposal, (ii) participate in any negotiations or discussions with any third party regarding any takeover proposal, (iii) enter into any agreement related to any takeover proposal, (iv) grant any waiver or release under any “stand still” or similar agreement or (v) waive the application of Section 203 of the Delaware General Corporation Law.

A “takeover proposal” means any inquiry, indication of interest, proposal or offer made by any person or group of persons, other than Parent or its subsidiaries, relating to any:

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of MTS and its subsidiaries (including securities of such subsidiaries) equal to 20% or more of MTS’s consolidated assets or to which 20% or more of MTS’s revenues or earnings on a consolidated basis are attributable;

•

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity or voting securities of MTS or any of its subsidiaries whose assets, taken as a whole, constitute 20% or more of MTS’s consolidated assets or 20% or more of MTS’s revenues or earnings on a consolidated basis;

•

tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity or voting securities of MTS;

•	merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries; or

•

any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to materially and adversely affect the benefits of the merger to Parent.

In addition, subject to the following paragraph, MTS was required to immediately cease and cause to be terminated any ongoing discussions or negotiations with any parties with respect to a takeover proposal.

Notwithstanding the restrictions on solicitation described above, at any time from the date of the Merger Agreement and continuing until the receipt of stockholder approval with respect to the Merger Agreement, if MTS receives an unsolicited bona fide written takeover proposal and our board of directors or the special committee determines in good faith that such takeover proposal (i) constitutes a superior proposal or (ii) could reasonably be expected to result in a superior proposal and with respect to which the special committee or the board of directors determines in good faith, after considering applicable law and after consultation with outside legal counsel, that the taking of such action is necessary in order for the board of directors or the special committee to comply with its fiduciary duties to MTS’s stockholders under Delaware law, then MTS may take the following actions after providing Parent not less than 24 hours written notice of its intention to take such actions:

•

furnish non-public information to the third party making such takeover proposal but only after such person enters into a customary confidentiality agreement with MTS (which confidentiality agreement must be no less favorable to MTS than the confidentiality agreement between MTS and Excellere), provided that (i) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with MTS and (ii) MTS advises Parent of all such non-public information delivered to such person concurrently with its delivery to such person and concurrently with its delivery to such person MTS delivers to Parent all such information not previously provided to Parent; and

•	participate in discussions or negotiations with such third party with respect to such takeover proposal.

A “superior proposal” means a bona fide written takeover proposal (with all percentages, in the definition of “takeover proposal” increased to 90%) made by a third party, and obtained, after the date of the Merger Agreement and not in breach of the Merger Agreement or any standstill agreement, which is not subject to a financing contingency (provided that such proposal may contain a cure period for failure to obtain financing that is no more favorable to the third party offeror than the financing cure period contained in the Merger Agreement) and which is otherwise on terms and conditions that the special committee or the board of directors determines in good faith, after consultation with MTS’s or the special committee’s financial advisors and legal counsel, (i) that would be, if consummated, more favorable from a financial point of view to the stockholders of MTS than the merger contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal (including the timing and likelihood of consummation thereof, and the reliability of any debt or equity funding commitments included therein) and the Merger Agreement (after taking into account any changes proposed by Parent to the terms of the Merger Agreement), and (ii) that, taking into account all financial, regulatory, legal and other aspects of such proposal, is reasonably likely, and at least as likely as the merger contemplated by the Merger Agreement, to be completed without material modification of its terms.

The Merger Agreement does not prohibit MTS or its board of directors from taking and disclosing to MTS’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to SEC rules or from making any other disclosure required by applicable law.

Recommendation to Stockholders

The Merger Agreement provides that, subject to the exceptions described below, neither the board of directors nor any committee thereof shall:

•

(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the recommendation by MTS’s board of directors for the approval of the merger contemplated by the Merger Agreement or the approval or declaration of advisability by the board of directors of the Merger Agreement and the merger or (ii) approve or recommend, or propose publicly to approve or recommend, any takeover proposal; or

•

approve or recommend, or propose publicly to approve or recommend, or cause or authorize MTS or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any takeover proposal.

We refer to the first bullet point above as a “Company adverse recommendation change.” Notwithstanding the paragraph above, the MTS board of directors may withdraw or modify its recommendation for the approval of the Merger Agreement, or recommend a takeover proposal, if the board of directors determines in good faith, after reviewing applicable provisions of state law and after consultation with its outside legal counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the MTS board of directors of its fiduciary duties to MTS’s stockholders under Delaware law; provided, however, that no Company adverse recommendation change may be made in response to a superior proposal until after the fifth business day following Parent’s receipt of written notice advising Parent that the MTS board of directors intends to make such Company adverse recommendation change and specifying the terms and conditions of such superior proposal. In determining whether to make a Company adverse recommendation change in response to a superior proposal, the MTS board of directors shall take into account any changes to the terms of the Merger Agreement proposed by Parent in determining whether such third party takeover proposal still constitutes a superior proposal and shall negotiate with Parent in good faith any revisions to the terms of the Merger Agreement proposed by Parent.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to (i) cause the conditions to the merger to be satisfied as promptly as practicable and to consummate the transactions contemplated by the Merger Agreement, including preparing and filing all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement.

Additionally, the Company shall use its reasonable best efforts to (i) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to any of the transactions contemplated by the Merger Agreement and (ii) if any state takeover statute or similar law becomes applicable to any of the transactions contemplated by the Merger Agreement, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise minimize the effect of such law.

Each of the parties to the Merger Agreement also agreed, subject to applicable law, to (i) keep the other parties informed of any material communication received by, or given to, any governmental authority and of any material communication received or given in connection with any proceeding by a private party, regarding any of the transactions contemplated by the Merger Agreement and (ii) provide the other parties the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the transactions contemplated by the Merger Agreement.

Subject to the terms and conditions of the Merger Agreement, each of MTS, Parent and Merger Sub will use its reasonable best efforts to resolve objections, if any, that may be asserted by a governmental authority or other person with respect to the transactions contemplated by the Merger Agreement. MTS will not, however, agree to any resolution that limits the surviving corporation’s ability to conduct its business without the prior written approval of Parent.

MTS will (i) use reasonable best efforts to timely cooperate in all currently pending audits (whether tax or otherwise) and any other audit (whether tax or otherwise) initiated prior to the closing date and to assist in the resolution thereof without unreasonable delay, (ii) immediately disclose to Parent any substantive, important or material developments or findings related to or resulting from any such audit, and (iii) provide Parent with regular status updates regarding any such audit.

Delivery of Financial Statements; Access to Information; Confidentiality

The Company shall deliver to Parent (i) as soon as practicable, but in any event within 20 days after the end of each month, true and correct consolidated and consolidating balance sheets of the Company and its subsidiaries as of the end of each such month, and corresponding statements of income and statements of cash flows of the Company and its subsidiaries for such period and for the current fiscal year to date, and (ii) as soon as practicable, but in any event within 30 days after the end of each fiscal quarter of the Company, true and correct consolidated and consolidating balance sheets of the Company and its subsidiaries as of the end of each such quarter, and corresponding statements of income and statements of cash flows of the Company and its subsidiaries for such period and for the current fiscal year to date as reviewed by the Company’s independent auditor, in each case prepared in accordance with U.S. generally accepted accounting principles consistently applied (except as noted therein or otherwise disclosed to Parent).

Subject to applicable laws relating to the exchange of information, upon reasonable notice, the Company shall, and shall cause each of its subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours to all of the Company’s and its subsidiaries’ properties, books, contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, employees, customers, vendors, accountants, counsel, financial advisors and other representatives, and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities laws (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of federal securities Laws not less than two business days prior to such filing) and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities laws and (ii) all other information concerning its and its subsidiaries’ business, properties and personnel as Parent may reasonably request.

Except for disclosures permitted by the terms of the agreement concerning confidentiality, executed on or about January 2, 2009, between Parent, the Company and Raymond James & Associates, Inc., Parent shall hold information received from the Company in confidence in accordance with the terms of such confidentiality agreement.

Notification of Certain Matters

The Company and Parent shall each give prompt notice to the other party of (i) any material notice or other communication received by such party from any governmental authority in connection with the transactions contemplated by the Merger Agreement or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement, (ii) any proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the transactions contemplated by the Merger Agreement, (iii) the discovery of any material fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in the Merger Agreement to be untrue, or untrue in any material respect if not already qualified by materiality, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that the delivery of any such notice shall not (a) cure any breach of, or non-compliance with, any other provision of the Merger Agreement or (b) limit the remedies available to the party receiving such notice.

Indemnification of Directors and Officers; Insurance

Following the effective time, the surviving corporation will indemnify the individuals who at or prior to the effective time were directors or officers of the Company, with respect to all acts or omissions by them in their capacities as such prior to the effective time, to the fullest extent (i) required by the Company’s certificate of incorporation or bylaws or any agreement between the Company or any of its subsidiaries and the applicable directors and officers as in effect on the date of the Merger Agreement (including with respect to such officer’s or director’s rights with respect to advancement of expenses) and the indemnification obligations with respect to such officers or directors, in each case, as in effect on the date of the Merger Agreement shall survive the merger and shall continue in full force and effect after the consummation of the merger and (ii) permitted under applicable Law.

Prior to the effective time, Parent will procure a tail directors’ and officers’ liability insurance policy, which shall be no less favorable in coverage and amount than the directors’ and officers’ liability insurance policy currently maintained by the Company, shall have a term of six years following the effective time, and shall cover the individuals serving as officers and directors of the Company immediately prior to the effective time who are then covered by the Company’s current policy with respect to acts or omissions occurring prior to the effective time that were committed by such officers and directors in their capacity as such. The obligations described above will survive the merger and are in addition to other rights of the indemnified parties.

Securityholder Litigation

The Company shall give Parent the opportunity to participate in the defense or settlement in any securityholder litigation against the Company and/or its directors relating to the merger transaction, and no settlement may be entered into without Parent’s prior consent.

Expenses

Except as described below, all expenses shall be paid by the party incurring such expenses, whether or not the merger is consummated. Notwithstanding the foregoing, if the merger is consummated, the surviving corporation shall, within 10 business days after Parent’s request for such reimbursement, reimburse Parent for all expenses incurred by Parent or Merger Sub. On the date of the Merger Agreement and again at least two business days prior to the closing, the Company shall provide Parent with a certificate of the Company’s Chief Financial Officer certifying the aggregate amount of all expenses incurred by the Company through the date of such certificate together with a reasonable good faith estimate of all additional expenses to be incurred by the Company through the effective time. Upon the request of Parent, the Company shall provide Parent with documentation supporting such expenses in reasonable detail.

Rule 16b-3

Prior to the effective time, the Company will take such steps as may be reasonably requested by any party to the Merger Agreement to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by the Merger Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Financing

Parent will use its commercially reasonable efforts to obtain the financing necessary to consummate the merger on the terms and conditions described in the financing commitment provided to us at the time we entered into the Merger Agreement, pursuant to which certain lenders have committed to provide the financing for the merger, unless there shall have been a material adverse effect on the Company. In the event that any portion of the financing becomes unavailable in the manner or from the sources contemplated in the financing commitment, Parent shall (i) promptly notify us, and (ii) use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources, on terms that are not materially less favorable to Parent, as promptly as practicable following the occurrence of such event. If for any reason the financing is unavailable to Parent on the date on which (i) all conditions to the merger that are capable of being satisfied prior to the closing are satisfied and (ii) all conditions to the merger that by their nature are to be satisfied at the closing would be satisfied at such time but for the failure of Parent to obtain the financing, then Parent shall have a period of 60 days from such date (which 60 days shall not be subject to cure) (the “financing cure period”) to amend or modify the financing commitment or replace the financing commitment with one or more new financing commitments, as necessary, to permit Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement, and Parent and Merger Sub shall have no liability for any failure to consummate the closing until the expiration of the financing cure period. Parent shall keep us reasonably informed of the status of Parent’s efforts to arrange the financing.

We have agreed to cooperate in connection with the arrangement of the financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with our or our subsidiaries’ ongoing operations), including to:

•	use our commercially reasonable efforts to cause to be delivered such officer’s or other certificates as are customary in financings of such type;

•

enter into such agreements as are customary in financings of such type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, our and our subsidiaries’ assets; provided, that no such obligation shall be effective until the effective time;

•	use our commercially reasonable efforts to cause our independent registered public accountants to deliver such comfort letters as are customary in financings of such type;

•	provide Parent and its financing sources as promptly as practicable with financial and other pertinent information with respect to us and our subsidiaries,

•	make our executive officers and other relevant employees reasonably available to assist the lenders providing the financing; and

•

take all corporate actions, subject to the occurrence of the closing of the merger, to permit consummation of the financing and the direct borrowing or incurrence of all proceeds of the financing by the surviving corporation immediately following the effective time of the merger.

Tax Matters

During the period from the date of the Merger Agreement to the closing date of the merger, the Company and its subsidiaries shall:

•	timely file all tax returns required to be filed by them on or before the closing date of the merger in a manner consistent with past practice and applicable law;

•	fully and timely pay all taxes due and payable with respect to all tax returns required to be filed on or before the closing date of the merger;

•

properly reserve (and reflect such reserve in their books and records and financial statements), for all taxes payable by them which accrue in accordance with U.S. generally accepted accounting principles on or prior to the closing date of the merger, and which are not required to be paid on or prior to such date; and

•	cooperate fully, as and to the extent reasonably requested by Parent, on all tax matters prior to the closing date of the merger.

The contributions of our common stock pursuant to the Contribution and Rollover Agreement and the contributions made to Parent in contemplation of the merger constitute a series of transactions that are part of an overall plan pursuant to which the contributing stockholders and the persons making contributions to Parent in contemplation of the merger will collectively own 100% of the capital stock of Parent. Parent, Merger Sub and the Company agree that these contributions shall be characterized under Section 351 of the Internal Revenue Code of 1986, as amended.

Conditions to the Merger

The respective obligations of the parties to effect the merger are subject to the satisfaction (or waiver by all parties) at or prior to the effective time of the following conditions:

•	the approval of the Merger Agreement by our stockholders;

•

any applicable waiting period (and any extension thereof) under any applicable competition, merger control, antitrust or similar law applicable to the merger, the failure of which to terminate or expire would result in a Company material adverse effect, has terminated or expired; and

•

no law, injunction or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal.

The obligations of Parent and Merger Sub to effect the merger are further subject to the fulfillment of the following conditions:

•

our representations and warranties must be true and correct in all respects if qualified by materiality, and in all material respects if not qualified by materiality, as of the date of the Merger Agreement and as of the closing date, except for such failures to be true and correct as do not constitute and could not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect; provided that representations or warranties that are made as of a particular date or period need be true and correct only as of that date or period;

•

we must have in all material respects performed all obligations and complied with all the agreements required by the Merger Agreement to be performed or complied with by us prior to the effective time;

•	we must have delivered to Parent a certificate with respect to the truthfulness and accuracy of our representations and warranties and the performance of our obligations under the Merger Agreement;

•

there is not any action, investigation, litigation or proceeding instituted, commenced, pending or threatened by any governmental authority that would or that seeks or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of our common stock by Parent or Merger Sub or the consummation of the merger or the other transactions contemplated by the Merger Agreement, (ii) impose limitations on the ability of Parent or its affiliates effectively to (a) exercise full rights of ownership of all shares and assets of, or (b) operate the business of, the surviving corporation, or (iii) impose damages on Parent, MTS or any of their respective subsidiaries as a result of the transactions contemplated by the Merger Agreement;

•	since the date of the Merger Agreement, no change, circumstance or effect shall have occurred that has had or could reasonably be expected to have a Company material adverse effect;

•	the aggregate amount of dissenting shares with respect to which appraisal rights are exercised must be less than 15% of the total outstanding shares immediately prior to the effective time;

•	each of the members of the board of directors of MTS except for Todd E. Siegel shall have resigned as of the effective time;

•	the obtaining of certain material third-party consents and approvals;

•

the Rollover Investors shall have exchanged their shares of common stock for a combination of preferred stock and voting common stock of Parent as provided for under the Contribution and Rollover Agreement; and

•	MTS shall have taken all actions necessary to cancel, terminate and convert each option outstanding at the effective time into the right to receive the option consideration.

Our obligation to effect the merger is further subject to the fulfillment of the following conditions:

•

the representations and warranties of Parent and Merger Sub must be true and correct in all respects if qualified by materiality, and in all material respects if not qualified by materiality, as of the date of the Merger Agreement and as of the closing date, except for such failures to be true and correct as do not constitute and could not reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect; provided that representations or warranties that are made as of a particular date or period need be true and correct only as of that date or period;

•

Parent must have in all material respects performed all obligations and complied with all the agreements required by the Merger Agreement to be performed or complied with by it prior to the effective time;

•

Parent must have delivered to us a certificate with respect to the truthfulness and accuracy of its representations and warranties and the performance of its obligations under the Merger Agreement; and

•

substantially contemporaneous with the effective time of the merger, Parent must have caused to be deposited with the paying agent cash in an aggregate amount sufficient to pay the merger consideration and the option consideration.

None of MTS, Parent or Merger Sub may rely, either as a basis for not consummating the merger or for terminating the Merger Agreement and abandoning the merger, on the failure of any condition to be satisfied if such failure was caused by such party’s breach of any provision of the Merger Agreement or failure to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the Merger Agreement.

Termination

The Merger Agreement may be terminated and abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained (unless specified otherwise), under certain circumstances which are set forth below. However, a party does not have the right to terminate the Merger Agreement as set forth below if the event giving rise to the grounds for termination was caused by that party’s failure to perform any of its obligations under the Merger Agreement. The Merger Agreement can be terminated as follows:

•	by the mutual written consent of MTS and Parent;

•	by either MTS or Parent if:

•	the Merger has not been consummated on or before the Walk-Away Date;

•

a final, non-appealable law, injunction, order or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting consummation of the merger or making the consummation of the merger illegal; or

•	the special meeting of our stockholders (including any adjournments thereof) is concluded and the stockholder approval contemplated by the Merger Agreement was not obtained.

•	by Parent if:

•	MTS has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of a condition to the merger and (ii) is incapable of being cured, or is not cured, by MTS within 30 calendar days following receipt of written notice from Parent of such breach or failure, provided, however, that Parent or Merger Sub is not then in material breach of the Merger Agreement;

•

(i) a Company adverse recommendation change occurs, (ii) the board of directors of MTS or any committee thereof (a) does not reject any takeover proposal within seven days of the making thereof or (b) does not publicly reconfirm its recommendation within three days after receipt of a written request from Parent that it do so, (iii) MTS fails to recommend that its stockholders adopt the Merger Agreement in this proxy statement, (iv) the board of directors of MTS approves, endorses or allows MTS to enter into, or recommends to MTS’s stockholders a merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement with respect to a takeover proposal; or (v) the board of directors of MTS or any committee thereof or the Company announces its intention to do any of the foregoing;

•	there have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on MTS;

•	MTS’s chief executive officer or chief financial officer has failed to provide the necessary certifications when due and as required under the Sarbanes-Oxley Act of 2002;

•

MTS materially restates (or is advised by its auditors or the SEC that it must materially restate) its historical financial results for any period and such restatement has a materially negative impact on such financial results; or

•	the Voting Agreement is not valid, binding and enforceable in accordance with its terms against MTS’s stockholders that are parties to it.

•	by MTS if:

•

Parent has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of a condition to the merger and (ii) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from MTS of such breach or failure, provided, however, that MTS is not then in material breach of the Merger Agreement; or

•

prior to obtaining stockholder approval, (i) the special committee or the board of directors has concluded in good faith, after consultation with legal counsel and the special committee’s financial advisor, that, in light of a superior proposal, failure to terminate the Merger Agreement would breach the directors’ fiduciary obligations to MTS’s stockholders (other than the Rollover Investors) under applicable law, (ii) MTS has provided prior notice to Parent of its intention to terminate the Merger Agreement in response to a superior proposal, (iii) Parent does not make a proposal that the special committee or the board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, is at least as favorable to MTS’s stockholders as such superior proposal, (iv) MTS has complied in all material respects with the requirements regarding non-solicitation of alternative proposals and a Company adverse recommendation change, (v) concurrent with such termination, MTS enters into a definitive agreement with respect to such superior proposal, and (vi) concurrent with such termination, MTS pays the Company termination fee and reimburses Parent for its expenses as required by the Merger Agreement.

In the event of termination of the Merger Agreement based on the foregoing provisions, the Merger Agreement will terminate (except for the confidentiality agreement, the provisions concerning payment of termination fees and expenses, and certain miscellaneous provisions), and there will be no other liability on the part of us, Parent or Merger Sub to any other party, except for any liability arising out of fraud or as provided for in the confidentiality agreement, or any liability for termination fees and expenses.

Termination Fees and Expenses

Payable by MTS

Under the Merger Agreement, we are required to pay to Parent a $1,174,200 termination fee in cash if the Merger Agreement is terminated as follows:

•

if (i) the Merger Agreement is terminated (a) by Parent or MTS because the effective time has not occurred by the Walk-Away Date, or (b) because stockholder approval was not obtained at the special meeting following a takeover proposal that was made known to MTS prior to the date the Merger Agreement was terminated, including a takeover proposal that was made directly to MTS’s stockholders generally or a takeover proposal that was publicly announced (a “Known Takeover Proposal”), and (ii) (a) MTS enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any takeover proposal within six months after the date the Merger Agreement is terminated or (b) with respect to any Known Takeover Proposal, MTS enters into a definitive agreement within 12 months after the date the Merger Agreement is terminated;

•

if MTS willfully breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of a condition to the merger and (ii) is incapable of being cured, or is not cured, by MTS within 30 calendar days following receipt of written notice from Parent of such breach or failure, provided, however, that Parent is not then in material breach of the Merger Agreement;

•

if (i) a Company adverse recommendation change occurs, (ii) the board of directors of MTS or any committee thereof (a) does not reject any takeover proposal within seven days of the making thereof or (b) does not publicly reconfirm its recommendation within three days after receipt of a written request from Parent that it do so, (iii) MTS fails to recommend that its stockholders adopt the Merger Agreement in this proxy statement, or (iv) the board of directors of MTS approves, endorses or allows MTS to enter into, or recommends to MTS’s stockholders a merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement with respect to a takeover proposal; or

•

if prior to obtaining stockholder approval, we terminate the Merger Agreement because the board of directors or special committee concludes it must withdraw or change its recommendation of the Merger Agreement in light of a superior proposal, in accordance with its fiduciary obligations under applicable law, we provide Parent with notice of and a right to match the superior proposal and concurrently with such termination we enter into a definitive agreement with respect to such superior proposal.

Under the Merger Agreement, we are required to reimburse Parent and Merger Sub for the documented out-of-pocket fees and expenses reasonably incurred by Parent and Merger Sub in connection with the Merger Agreement (not to exceed $750,000 in cash), if the Merger Agreement is terminated as follows:

•

if MTS or Parent terminates the Merger Agreement because the merger has not been consummated on or before the Walk-Away Date (unless Parent is required to pay to MTS the Parent termination fee, or if Parent fails to consummate the merger or otherwise breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement as a result of failing to obtain financing primarily because of any material instituted, commenced, pending or threatened action, investigation, litigation or proceeding (provided that Parent has used its reasonable best efforts to obtain financing));

•

if Parent terminates the Merger Agreement because the stockholder approval contemplated by the Merger Agreement was not obtained (unless Parent is required to pay to MTS the Parent termination fee, or if Parent fails to consummate the merger or otherwise breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement as a result of failing to obtain financing primarily because of any material instituted, commenced, pending or threatened action, investigation, litigation or proceeding (provided that Parent has used its reasonable best efforts to obtain financing));

•

if Parent terminates the Merger Agreement because MTS has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of a condition to the merger and (ii) is incapable of being cured, or is not cured, by MTS within 30 calendar days following receipt of written notice from Parent of such breach or failure, provided, however, that Parent or Merger Sub is not then in material breach of the Merger Agreement;

•

if Parent terminates the Merger Agreement because (i) a Company adverse recommendation change occurs, (ii) the board of directors of MTS or any committee thereof (a) does not reject any takeover proposal within seven days of the making thereof or (b) does not publicly reconfirm its recommendation within three days after receipt of a written request from Parent that it do so, (iii) MTS fails to recommend that its stockholders adopt the Merger Agreement in this proxy statement, or (iv) the board of directors of MTS approves, endorses or allows MTS to enter into, or recommends to MTS’s stockholders a merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement with respect to a takeover proposal;

•	if Parent terminates the Merger Agreement because of a Company material adverse effect;

•	if Parent terminates the Merger Agreement because the Voting Agreement is not valid, binding and enforceable in accordance with its terms against MTS’s stockholders that are parties to it; or

•

if prior to obtaining stockholder approval we terminate the Merger Agreement because the board of directors or special committee concludes it must withdraw or change its recommendation of the Merger Agreement in light of a superior proposal, in accordance with its fiduciary obligations under applicable law, after providing Parent notice of and a right to match the superior proposal and concurrently with such termination we enter into a definitive agreement with respect to such superior proposal.

Upon payment of the termination fee and expense reimbursement amounts, as applicable, we will have no further liability with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement to Parent or its stockholders except for liability arising out of fraud. In no event will we be required to pay the termination fee or expense reimbursement fees on more than one occasion.

Payable by Parent

Under the Merger Agreement, Parent is required to pay us a $1,174,200 termination fee in cash if the Merger Agreement is terminated as follows:

•

if we terminate the Merger Agreement because Parent has failed to consummate the merger on or before the Walk-Away Date (provided Parent did not have the right to terminate the Merger Agreement before such date because of events or changes that have a material adverse effect on MTS); or

•

if we terminate the Merger Agreement because Parent has breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure (i) would (if it occurred or was continuing as of the closing date) give rise to the failure of a condition to the merger and (ii) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from MTS of such breach or failure, provided, however, that MTS is not then in material breach of the Merger Agreement.

Notwithstanding the forgoing, Parent shall have no obligation to pay the Parent termination fee if Parent fails to consummate the merger or otherwise breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement as a result of failing to obtain the financing primarily because of any material instituted, commenced, pending or threatened action, investigation, litigation or proceeding by any governmental authority (provided that Parent has used its reasonable best efforts to obtain financing).

We have agreed that (other than in the case of fraud) our right to receive payment of a termination fee from Parent pursuant to the terms of the Merger Agreement will be the sole and exclusive remedy available to us, our affiliates and our subsidiaries against Parent or Merger Sub in the event that we have incurred any losses or damages, or suffered any harm, if Parent and Merger Sub fail to effect the closing or otherwise are in breach of the Merger Agreement. Upon payment of the termination fee, neither Parent or Merger Sub will have any further monetary liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement under any theory for any reason (except for fraud).

Amendment or Supplement

Any provision of the Merger Agreement may be amended or supplemented at any time prior to the effective time, whether before or after the approval of the Merger Agreement by our stockholders, if such amendment is in writing and executed by each of the parties to the Merger Agreement. After the Merger Agreement has been approved by our stockholders, however, there will be no amendment or change that by law would require the further approval of our stockholders without such approval having been obtained.

Specific Performance

Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

APPRAISAL RIGHTS

Under the Delaware General Corporation Law, referred to as DGCL, you have the right to demand appraisal in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your common stock of MTS as determined by the Delaware Court of Chancery. MTS stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. MTS will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the Merger Agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes MTS’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the conditions set forth below.

•

You must deliver to MTS a written demand for appraisal of your shares before the vote with respect to the Merger Agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. Failure to vote against adoption of the Merger Agreement (provided that you do not vote in favor of the adoption of the Merger Agreement) will not constitute a waiver of your appraisal rights.

•	You must continuously hold your shares through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of MTS common stock as provided for in the Merger Agreement if you are the holder of record at the effective time of the merger, but you will have no appraisal rights with respect to your shares of MTS common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the Merger Agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to MTS Medication Technologies, Inc., Attention: Michael P. Conroy, Corporate Secretary, at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform MTS of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of MTS common stock must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on his or her stock certificate(s). The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to MTS. The beneficial holder must, in such cases, have the owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of MTS common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each MTS stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for such stockholder’s shares of MTS common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, MTS stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of MTS common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the merger and with respect to which demands for appraisal were received by MTS and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

After notice to dissenting stockholders, the Delaware Court of Chancery will conduct a hearing upon the petition, and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of MTS common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

MTS stockholders considering exercising appraisal rights should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her, or its own expenses.

Any stockholder who demands appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time. If, however, no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its MTS common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, MTS’s stockholders who may wish to exercise appraisal rights should consider consulting their legal advisors.

SUMMARY FINANCIAL INFORMATION

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to MTS. This financial data has been derived from the audited consolidated financial statements filed and the related notes filed as part of our Annual Report on Form 10-K for the year ended March 31, 2009 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Form 10-K and Form 10-Q, incorporated by reference into this proxy statement. More comprehensive financial information, including management’s discussion and analysis of financial condition and results of operations, is contained in other documents filed by MTS with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information” beginning on page 107.

The historical results presented below are not necessarily indicative of the results to be expected for any future period.

	Years Ended March 31,		Three Months Ended June 30,
	2009	2008	2009	2008
			(Unaudited)
	(In Thousands; Except Earnings Per Share Amounts)
Income Statement Data:
Net Sales	$76,275	$57,809	$17,359	$19,366
Cost of Sales and Other Expenses	72,659	55,018	17,189	18,779

Income Before Taxes	3,616	2,791	170	587
Income Tax Expense	1,135	736	203	213

Net (Loss) Income	2,481	2,055	(33)	374
Convertible Preferred Stock Dividends	—	—	—	—
Constructive Dividend Related to Redemption of Convertible Preferred Stock	—	—	—	—

Net (Loss) Income Available to Common Stockholders	$2,481	$2,055	$(33)	$374

Net (Loss) Income Per Basic Common Share	$0.38	$0.32	$(.01)	$0.06

Net (Loss) Income Per Diluted Common Share	$0.37	$0.31	$(.01)	$0.06

	At March 31,		At June 30,
	2009	2008	2009	2008
			(Unaudited)
	(In Thousands)
Balance Sheet Data:
Cash	$493	$662	$830	$531
Net Working Capital	12,722	13,604	13,866	13,775
Current Assets	20,241	26,560	20,170	25,690
Noncurrent Assets	11,685	11,888	11,500	12,374
Current Liabilities	7,519	12,956	6,304	11,915
Noncurrent Liabilities	10,019	12,901	10,494	12,971
Stockholders’ Equity	14,388	12,591	14,872	13,178

Net Book Value Per Share of MTS Common Stock

The net book value per diluted share of MTS common stock as of June 30, 2009 was approximately $2.20.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges was as follows for the respective periods indicated:

Year Ended March 31,		Three Months Ended June 30, 2009
2008	2009
6.3x	6.1x	2.9x

For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (a) interest capitalized and (b) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense.

Because we have no preferred stock issued (and have not had any issued during the fiscal years shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.

MARKET PRICE OF OUR COMMON STOCK

Since July 15, 2008, our common stock has been trading on NASDAQ under the symbol “MTSI.” Prior to July 15, 2008, our common stock traded on AMEX under the symbol “MPP.” The table below sets forth the range of high and low sales prices for our common stock for the periods indicated, as reported by NASDAQ and AMEX, as applicable.

2010 Fiscal Year	High	Low
First Quarter	$6.24	$2.78
Second Quarter	$6.00	$4.75
Third Quarter*	$5.75	$5.35

2009 Fiscal Year	High	Low
First Quarter	$12.27	$7.31
Second Quarter	$5.98	$4.51
Third Quarter	$6.01	$2.16
Fourth Quarter	$4.59	$2.45

2008 Fiscal Year	High	Low
First Quarter	$13.44	$10.60
Second Quarter	$12.88	$10.50
Third Quarter	$14.25	$11.64
Fourth Quarter	$13.50	$10.67

*	Through October 28, 2009.

On August 7, 2009, which was the last trading day before we announced the merger, the closing sales price for our common stock on the NASDAQ was $5.70 per share. On October 28, 2009, the last trading day before the date of this proxy statement, the closing price of our common stock on NASDAQ was $5.42. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. As of October 28, 2009, there were 6,481,315 shares of our common stock outstanding held by approximately 1,421 beneficial holders and 378 holders of record as reported by our transfer agent.

DIVIDEND POLICY

We have not declared a dividend on our common stock during the past two years and do not currently intend to declare a dividend. We intend to reinvest our future earnings, if any, into the operations of our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the number of shares of our common stock beneficially owned as of October 28, 2009 (unless otherwise indicated), by:

•	each person who is known to us to be the beneficial owner of more than five percent of our common stock;

•	each director;

•	each person who was serving as an executive officer at the end of our last completed fiscal year;

•	all current directors and executive officers as a group; and

•	each of the filing persons and their associates.

The beneficial ownership percentages reflected in the table below are based on 6,481,315 shares of our common stock outstanding as of October 28, 2009:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Common Stock Voting Percentage
Directors and Other Named Executive Officers
Todd E. Siegel, individually and through Jade Partners(2)	1,688,058	26.0%
Allen S. Braswell(3)	18,450	*
Michael P. Conroy(4)	39,187	*
Chet Borgida(5)	6,000	*
David W. Kazarian(6)	61,236	*
John Stanton(7)	95,686	1.5%
Michael D. Stevenson(8)	159,848	2.4%
Irv I. Cohen	2,650	*
Perry W. Larson(9)	61,939	*
Peter A. Williams(10)	21,200	*
Edgardo A. Mercadante(11)	9,000	*
James M. Conroy(12)	8,900	*
All Officers and Directors as a Group (12 persons)(13)	2,172,154	32.1%
Ron Rosenbaum(14)	128,712	2.0%
MedPak Holdings, Inc.(15)	2,035,905	30.4%
Excellere Partners, LLC(15)	2,035,905	30.4%
Excellere Capital Fund, L.P.(15)	2,035,905	30.4%
Robert A. Martin(15)	2,035,905	30.4%
David L. Kessenich(15)	2,035,905	30.4%

*	Less than 1% of the outstanding common stock.

(1)	The business address for the directors and other named executive officers is 2003 Gandy Boulevard North, St. Petersburg, Florida 33702.

(2)

Mr. Siegel is the managing partner of Jade Partners and accordingly controls the shares of common stock owned by Jade Partners. Mr. Siegel owns 61,908 shares of common stock individually, and 1,100 shares held by his son, over which Mr. Siegel disclaims beneficial ownership. Jade Partners owns 1,606,125 shares of common stock. Includes options exercisable by Mr. Siegel within 60 days of October 28, 2009 to acquire 18,925 shares of common stock.

(3)	Includes options exercisable by Mr. Braswell within 60 days of October 28, 2009 to acquire 13,750 shares of common stock.

(4)	Includes options exercisable by Mr. Michael Conroy within 60 days of October 28, 2009 to acquire 12,771 shares of common stock.

(5)	Includes options exercisable by Mr. Borgida within 60 days of October 28, 2009 to acquire 5,000 shares of common stock.

(6)	Includes (i) options exercisable by Mr. Kazarian within 60 days of October 28, 2009 to acquire 34,400 shares of common stock; and (ii) 1,250 shares of common stock held by his wife, over which Mr. Kazarian disclaims beneficial ownership.

(7)	Includes options exercisable by Mr. Stanton within 60 days of October 28, 2009 to acquire 44,400 shares of common stock.

(8)	Includes options exercisable by Mr. Stevenson within 60 days of October 28, 2009 to acquire 75,860 shares of common stock. Does not include 25,000 shares of restricted stock that will vest upon the consummation of the merger.

(9)	Includes options exercisable by Mr. Larson within 60 days of October 28, 2009 to acquire 61,939 shares of common stock.

(10)	Includes options exercisable by Mr. Williams within 60 days of October 28, 2009 to acquire 1,200 shares of common stock. Does not include 56,000 shares of restricted stock that will vest upon the consummation of the merger.

(11)	Includes options exercisable by Mr. Mercadante within 60 days of October 28, 2009 to acquire 5,000 shares of common stock.

(12)	Includes options exercisable by Mr. James Conroy within 60 days of October 28, 2009 to acquire 8,900 shares of common stock.

(13)	Includes (i) 282,145 shares subject to options held by six executive officers (including one employee director) and six non-employee directors; (ii) 1,100 shares of common stock held by Mr. Siegel’s son, over which Mr. Siegel disclaims beneficial ownership; and (iii) 1,250 shares of common stock held by Mr. Kazarian’s wife, over which Mr. Kazarian disclaims beneficial ownership.

(14)	Includes options exercisable by Mr. Rosenbaum within 60 days of October 28, 2009 to acquire 98,712 shares of common stock.

(15)	As a result of the Voting Agreement entered into among the MTS Management Affiliates and Parent, the MTS Management Affiliates, Parent, Excellere and its controlling persons may constitute a “group” for purposes of Rule 13d-5 under the Exchange Act with respect to their beneficial ownership of the common stock. Pursuant to the irrevocable proxies granted by the Rollover Investors, Parent, Excellere and Messrs. Martin and Kessenich share beneficial ownership of the right to vote 2,035,905 shares of our common stock, including 207,468 shares issuable upon the exercise of stock options that are currently exercisable or that will become exercisable within 60 days of October 28, 2009.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, we are sending only one copy of this proxy statement to stockholders who share the same last name and address, unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

We will promptly deliver a separate copy of this proxy statement to any stockholder that received a householded mailing, upon the written or oral request from that stockholder. Written requests should be mailed to our Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. Oral requests may be made by calling MTS’s Investor Relations at (727) 576-6311. You may also contact us at the foregoing address or telephone number if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings. Any stockholder who intends to present a proposal at the 2010 annual meeting of stockholders is required to deliver that proposal to MTS at its principal executive offices not later than May 21, 2010 in order to have that proposal included in MTS’s proxy statement and form of proxy for that meeting.

As to any proposal that a stockholder intends to present other than by inclusion in MTS’s proxy statement for the 2010 annual meeting of stockholders, the proxies named in MTS’s proxy statement for that meeting will be entitled to exercise their discretionary voting authority on that proposal, unless MTS received notice of the matter prior to August 4, 2010.

Any stockholder who wishes to submit an individual for consideration for nomination as a director may do so by writing to our Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. Submissions must include your name and address, the number of shares of MTS common stock you own, and the name and qualifications of the individual recommended for nomination as a director. The Corporate Secretary will review submissions for completeness and forward complete submissions to the nominating committee of the board of directors.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made to grant unaffiliated stockholders access to the corporate files of MTS, any other party to the proposed merger or any of their respective affiliates or to obtain counsel or appraisal services at the expense of MTS or any other such party or affiliate.

FINANCIAL FORECAST

We do not as a matter of course make public forecasts as to future financial performance other than periodic earnings guidance. However, certain financial forecasts prepared by senior management in connection with the process described in “SPECIAL FACTORS — Background of the Merger” were made available to the special committee, JMP, Raymond James, Excellere and other bidders. The forecasts were prepared on or about January 14, 2009 (the “Original Forecast”), March 13, 2009 (the “First Revised Forecast”), March 23, 2009 (the “Second Revised Forecast”), and May 11, 2009 (the “Third Revised Forecast”). The forecasts were developed from historical financial statements and do not give effect to any changes or expenses or corporate borrowings as a result of the merger or any other effects of the merger.

The forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or accounting principles generally accepted in the U.S. (“GAAP”). The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, MTS management. Our independent registered certified public accounting firm, Grant Thornton has neither examined nor compiled this prospective financial information and, accordingly, Grant Thornton does not express an opinion or any other form of assurance with respect to the forecasts. The report of Grant Thornton included in our Form 10-K incorporated by reference in this proxy statement relates to our historical financial statement information. It does not extend to the prospective financial information and should not be read to do so. In addition, Raymond James, JMP and Excellere did not prepare the included forecasts and have no responsibility for such forecasts. While these forecasts were also provided to Excellere, and the other potential buyers, some of the assumptions underlying the forecasts may have been changed by Excellere for purposes of its analyses.

The following tables set forth a summary of the forecasts.

The following tables set forth a summary of the Original Forecast:

	Fiscal Year Ending March 31st
Income Statement	2009B	2010P	2011P	2012P	2013P	2014P
	(In Thousands)
Net sales	$79,018	$73,675	$81,868	$90,711	$99,272	$109,552
Gross profit	$25,438	$27,431	$30,362	$33,570	$36,832	$40,704
EBITDA	$7,438	$8,511	$10,474	$12,660	$14,848	$17,588
Net income	$2,370	$3,478	$4,859	$6,368	$8,157	$10,017

	Fiscal Year Ending March 31st
Balance Sheet	2009B	2010P	2011P	2012P	2013P	2014P
	(In Thousands)
Total current assets	24,393	22,015	24,437	29,978	39,263	50,628
Total noncurrent assets	12,378	11,855	11,333	10,811	10,737	10,663

Total Assets	$36,771	$33,870	$35,770	$40,789	$50,000	$61,291

Total current liabilities	10,655	9,196	10,242	11,363	12,417	13,691
Total noncurrent liabilities	12,598	7,678	3,673	1,203	1,203	1,203

Total Liabilities	$23,253	$16,874	$13,915	$12,566	$13,620	$14,894

Total Stockholder’s Equity	13,518	16,996	21,855	28,223	36,380	46,397

Total liabilities and stockholders’ equity	$36,771	$33,870	$35,770	$40,789	$50,000	$61,291

The following tables set forth a summary of the First Revised Forecast:

	Fiscal Year Ending March 31st
Income Statement	2009B	2010P	2011P	2012P	2013P	2014P
	(In Thousands)
Net sales	$75,705	$73,725	$79,630	$86,298	$93,677	$102,416
Gross profit	$24,856	$26,464	$29,109	$31,851	$34,812	$38,245
EBITDA	$6,856	$8,064	$9,767	$11,517	$13,433	$15,765
Net income	$2,451	$2,956	$4,082	$5,231	$6,742	$8,219

	Fiscal Year Ending March 31st
Balance Sheet	2009B	2010P	2011P	2012P	2013P	2014P
	(In Thousands)
Total current assets	22,452	21,730	23,326	27,460	35,149	44,491
Total noncurrent assets	11,761	11,238	10,716	10,194	10,121	10,048
Total Assets	$34,213	$32,968	$34,042	$37,654	$45,270	$54,539

Total current liabilities	10,056	9,346	9,991	10,768	11,641	12,691
Total noncurrent liabilities	10,638	7,147	3,494	1,098	1,098	1,098
Total Liabilities	$20,694	$16,493	$13,485	$11,866	$12,739	$13,789

Total Stockholder’s Equity	13,519	16,475	20,557	25,788	32,530	40,750
Total liabilities and stockholders’ equity	$34,213	$32,968	$34,042	$37,654	$45,270	$54,539

The First Revised Forecast was distributed on or about March 13, 2009, to each of the potential buyers that had executed a nondisclosure agreement at the time of distribution, and who had not previously withdrawn from the bid process. The material factors that led to the revisions set forth in the First Revised Forecast from the projections set forth in the Original Forecast are described below.

•

There was a decline in the relative value of the British Pound and the Euro as compared to the United States Dollar during the period between the preparation of the Original Forecast and the preparation of the First Revised Forecast. This resulted in a lower relative value for our European operations than was projected in the Original Forecast.

•	The penetration of domiciliary punch cards in the international markets has been slower than expected.

•

Sales of domiciliary punch cards and blisters to our largest customer in the United Kingdom were delayed because that customer determined that it was only interested in purchasing a new and unique product that was under development, which we recently completed and began selling to that customer.

•	The loss of customers in the United Kingdom.

•	The delay of certain machine sales in the United Kingdom and Germany.

•	Slower than expected domestic machine sales due to continuing volatile macro-economic conditions.

The following tables set forth a summary of the Second Revised Forecast:

	Fiscal Year Ending March 31st
Income Statement	2009B	2010P
	(In Thousands)
Net sales	$76,871	$73,889
Gross profit	$24,665	$26,525
EBITDA	$6,886	$8,152
Net income	$2,689	$2,919

	Fiscal Year Ending March 31st
Balance Sheet	2009B	2010P
	(In Thousands)
Total current assets	19,950	18,690
Total noncurrent assets	11,470	11,135
Total Assets	$31,420	$29,825

Total current liabilities	7,672	6,780
Total noncurrent liabilities	9,175	5,553
Total Liabilities	$16,847	$12,333

Total Stockholder’s Equity	14,573	17,492
Total liabilities and stockholders’ equity	$31,420	$29,825

The Second Revised Forecast was distributed on or about March 23, 2009, to each of the potential buyers that had executed a nondisclosure agreement at the time of distribution, and who had not previously withdrawn from the bid process. During the period between the preparation of the First Revised Forecast and the preparation of the Second Revised Forecast we completed our internal budgeting process for fiscal year 2010, which resulted in certain revisions to our fiscal year 2010 projections. In addition, we revised the projections for fiscal year 2009 because updated information had become available as we approached the end of that fiscal year.

The following tables set forth a summary of the Third Revised Forecast:

Fiscal Year Ending March 31st 2009
Income Statement
(In Thousands)
Net sales	$76,275

Gross profit	$25,311

EBITDA	$7,037

Net income	$2,405

Fiscal Year Ending March 31st 2009
Balance Sheet
(In Thousands)
Total current assets	20,783
Total noncurrent assets	11,390
Total Assets	$32,173

Total current liabilities	8,256
Total noncurrent liabilities	9,607
Total Liabilities	$17,863

Total Stockholder’s Equity	14,310
Total liabilities and stockholders’ equity	$32,173

The Third Revised Forecast was distributed on or about May 11, 2009, to each of the potential buyers that had executed a nondisclosure agreement at the time of distribution, and who had not previously withdrawn from the bid process. The Third Revised Forecast was prepared following MTS’s 2009 fiscal year end. As a result, the fiscal year 2009 information was updated to reflect actual year-end results, subject to year-end adjustments and audit.

In addition to the forecasts described above, MTS provided JMP with certain financial forecasts based on year-end results, after year-end adjustments and audit, for the purpose of preparing the JMP fairness opinion. A summary of these projections are set forth in the tables below.

	Financial Projections
	Interim Period FY2010E	FY2011E	FY2012E	FY2013E	FY2014E

Net Revenues	$56.4	$79.6	$86.3	$93.7	$102.4
% Growth		8%	8%	9%	9%
Adjusted EBITDA	6.4	9.8	11.5	13.4	15.8
% Margin	11%	12%	13%	14%	15%
Adjusted EBIT	4.1	6.7	8.4	10.8	13.1
% Margin	7%	8%	10%	11%	13%
Unlevered Free Cash Flow
Adjusted EBITDA	6.4	9.8	11.5	13.4	15.8
Less: Cash Taxes(1)	1.5	2.5	3.2	4.0	4.9
Less: Capital Expenditures and Net Patents	2.3	2.6	2.6	2.6	2.6
Less: Change in Working Capital	(2.0)	1.0	1.1	1.2	1.4

Unlevered Free Cash Flow	$4.6	$3.7	$4.7	$5.6	$6.9

(1)	Calculated by JMP based on the foregoing financial forecasts prepared by MTS management.

	For the Fiscal Year Ending March 31,
	LTM 30-Jun-09	2010E	2011E	2012E	2013E	2014E	CY2009E
Net Revenues	$74,268	$73,725	$79,630	$86,298	$93,677	$102,416	$70,325
Revenue Growth	n/a	(3%)	8%	8%	9%	9%
Cost of Sales	$48,843	$47,261	$50,521	$54,447	$58,865	$64,171	$44,761

Gross Profit	$25,424	$26,464	$29,109	$31,851	$34,812	$38,245	$25,565
Gross Margin	34%	36%	37%	37%	37%	37%	36%
Op. Exp. (excl D&A)(1)	$18,843	$18,400	$19,342	$20,334	$21,378	$22,480	$18,334

EBITDA	$6,582	$8,064	$9,767	$11,517	$13,434	$15,765	$7,230
Depreciation	2,487	2,500	2,500	2,500	2,500	2,500	2,703
Amortization	452	597	597	597	174	174	310
EBIT	3,642	4,967	6,670	8,420	10,760	13,091	4,217
Operating Margin	5%	7%	8%	10%	11%	13%	6%
Net Interest Expense	443	154	41	(16)	(42)	(74)	418

Pretax Income	$3,199	$4,813	$6,629	$8,437	$10,802	$13,165	$3,800
Income Tax	964	1,805	2,486	3,164	4,051	4,937	1,330

Net Income As Reported	$2,235	$3,008	$4,143	$5,273	$6,751	$8,228	$2,470

EBITDA	$6,582	$8,064	$9,767	$11,517	$13,434	$15,765	$7,230
Foreign Exchange Adj.	543	0	0	0	0	0	213
Pending Transaction Costs	422	0	0	0	0	0	422
Adjusted EBITDA	$7,546	$8,064	$9,767	$11,517	$13,434	$15,765	$7,865
Adjusted Net Income	$2,603	$3,008	$4,143	$5,273	$6,751	$8,228	$2,772

(1)	Operating expense includes share-based compensation expense, which was approximately $300,000 for the fiscal year ended March 31, 2009.

The foregoing forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of MTS and may not prove to have been, or may no longer be, accurate;

•

do not necessarily reflect revised prospects for MTS’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that any of the forecasts will be achieved.

MTS believes the assumptions its management used as a basis for the forecasts were reasonable at the time the forecasts were prepared, given the information its management had at the time.

None of the forecasts is a guarantee of performance. They involve risks, uncertainties and assumptions. The future financial results and shareholder value of MTS may materially differ from those expressed in the forecasts due to factors that are beyond MTS’s ability to control or predict. We cannot assure you that any of the forecasts will be realized or that MTS’s future financial results will not materially vary from the forecasts. Since the forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The forecasts do not take into account any circumstances or events occurring after the date they were prepared. We do not intend to update or revise the forecasts.

The forecasts are forward-looking statements. For information on factors which may cause MTS’s future financial results to materially vary, see “Cautionary Statement Regarding Forward-Looking Statements” on page 67. The forecasts have been prepared using accounting policies consistent with our annual and interim financial statements, as well as any changes to those policies known to be effective in future periods. The forecasts do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact our forecasts.

EBITDA is not a measure of performance under GAAP, and should not be considered as an alternative to cash flows as a measure of liquidity or net income as a measure of operating performance.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement, the reports, opinions or appraisals attached to this proxy statement and any other information concerning us, without charge, by written or telephonic request directed to us at MTS Medication Technologies, Inc., 2003 Gandy Boulevard North, St. Petersburg, Florida 33702, Attention: Investor Relations, Telephone: (727) 576-6311. Information concerning us can also be obtained through our website (www.mts-mt.com) or from the SEC through the SEC’s website at the address provided above. The information contained on our website is not part of, or incorporated into, this proxy statement. If you would like to request documents, please do so within five business days prior to the special meeting in order to receive them before the special meeting.

Because the merger is a “going private” transaction, MTS, Parent, Merger Sub, Excellere and the MTS Management Affiliates have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference,” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

MTS Filings:	Periods
Proxy Statement on Schedule 14A	Filed on September 18, 2009;
Annual Report on Form 10-K	Year ended March 31, 2009;
Annual Report on Form 10-K/A	Year ended March 31, 2009;
Quarterly Reports on Form 10-Q	Quarter ended June 30, 2009; and
Current Reports on Form 8-K and Form 8-K/A	Filed on August 10, 2009 and August 11, 2009.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

We will amend this proxy statement to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [            ] [            ], 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of August 7, 2009

among

MEDPAK HOLDINGS, INC.,

MEDPAK MERGER SUB, INC.

and

MTS MEDICATION TECHNOLOGIES, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2009 (this “Agreement”), is among MedPak Holdings, Inc., a Delaware corporation (“Parent”), MedPak Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and MTS Medication Technologies, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are defined in Section 8.11.

WHEREAS, the Special Committee of the Board of Directors of the Company has approved and declared advisable, and recommended that the Board of Directors of the Company approve and declare advisable, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the Merger, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, Parent has been formed in contemplation of the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company (the “Contributing Stockholders”) are entering into a Contribution and Rollover Agreement, dated as of the date hereof, with Parent (the “Contribution and Rollover Agreement”), pursuant to which the Contributing Stockholders have committed to contribute prior to the Merger certain shares of Company Common Stock owned by them (the “Rollover Shares”) to Parent in exchange for shares of common stock of Parent;

WHEREAS, for federal income tax purposes, it is intended that the contributions made to Parent in contemplation of the Merger and the contributions made pursuant to the Contribution and Rollover Agreement shall, together, qualify as contributions of property for stock within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Guarantor and the Company have entered into a Limited Guaranty (the “Guaranty”) pursuant to which the Guarantor has agreed to guarantee certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company (including the Contributing Stockholders) are entering into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger, in each case upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 12:00 noon (Mountain Time) on a date to be specified by the parties (the “Closing Date”), which date, unless otherwise provided herein, shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time or date is agreed to in writing by the parties hereto. This Agreement and all agreements, documents and instruments contemplated by this Agreement shall be delivered first by facsimile or electronic mail exchange of signature pages, originals to follow by reputable overnight courier.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the due filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto, and such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time as a result of the Merger so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be MTS Medication Technologies, Inc., and such bylaws, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the persons listed on Exhibit B to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive the Merger Consideration in cash, without interest, subject to adjustment as provided herein. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled upon their conversion and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (all such stockholders, the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the DGCL (or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL). If any Dissenting Stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost such right (or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL), such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of Section 262 of the DGCL to perfect or demand appraisal. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

SECTION 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent and the Company shall jointly designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) and the Option Consideration to which holders of Options are entitled to received pursuant to Section 2.3. Prior to the Effective Time, Parent shall deposit with the Paying Agent such aggregate Merger Consideration and Option Consideration. Such aggregate Merger Consideration and Option Consideration deposited with the Paying Agent shall, pending its disbursement to such holders or the Surviving Corporation, as applicable, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.

(b) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (or evidence of shares in book-entry form) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificate to the Paying Agent, and which shall be in such form and shall have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange therefor, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest. Promptly after the Effective Time, Paying Agent shall pay the Option Consideration to the Surviving Corporation, which the Surviving Corporation shall then promptly pay to holders of Options as contemplated by Section 2.3.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following 270 days after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or earnings received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3 Company Stock Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not, at the Effective Time, be bound by any options, SARs, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company

Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. For purposes of this Agreement, “Company Stock Plans” shall mean the following plans of the Company: the MTS Medication Technology, Inc. 2007 Stock Incentive Plan, the Medical Technology Systems, Inc. 1997 Stock Option Plan and the MTS Medication Technology, Inc. Management Long Term Incentive Plan.

SECTION 2.4 Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):

SECTION 3.1 Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing or with active status (to the extent such concepts are legally recognized in the applicable jurisdiction) under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except in the case of such entities’ qualification, good standing or active status, where the failure to be so qualified or in good standing or with active status would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing or has active status (to the extent such concepts are legally recognized in the applicable jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, in good standing or with active status, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has made available to Parent correct and complete copies of its certificate of incorporation and bylaws (the “Company Charter Documents”) and correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, members, partners or other comparable equity holders, and of the Boards of Directors, managers or any other comparable governing body or persons and each committee or subcommittee of any of the foregoing of the Company and each of its Subsidiaries held since January 1, 2006.

SECTION 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 7,500,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”), of which 10,000 have been designated as Series A Convertible Participating Preferred Stock. At the close of business on the date hereof, (i) 6,574,528 shares of Company Common Stock were issued and outstanding (18,812 of which are shares of restricted stock that will be cancelled prior to the Effective Time), (ii) 60 shares of Company Common Stock were held by the Company in its treasury, (iii) 1,147,250 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 834,496 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), and (iv) no shares of Company Preferred Stock (including the Series A Convertible Participating Preferred Stock ) were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of the date hereof, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Each Option has been granted with an exercise price equal to or greater than the fair market value of a share of Company Common Stock on the date of grant. Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b) Except for the Options and as set forth in Section 3.2(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

SECTION 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors (following a recommendation by the Special Committee of the Board of Directors of the Company), and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Special Committee of the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the stockholders of the Company (other than the Contributing Stockholders), (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) recommended that the Company’s Board of Directors approve and declare advisable this Agreement and the Transactions, including the Merger, and the Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the stockholders of the Company (other than the Contributing Stockholders), (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) except as set forth in Section 3.3(c) of the Company Disclosure Schedule, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation whether written or oral (each, including all amendments thereto, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4 Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), a transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”) no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions. Section 3.4 of the Company Disclosure Schedule lists all material consents or approvals of or filings, declarations or registrations with, any Governmental Authority under Foreign Antitrust Laws that are necessary for the consummation by the Company of the Transactions.

SECTION 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2006 (collectively and together with all documents filed on a voluntary basis on Form 8-K since such date, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates, nor any other communication disseminated by the Company to its security holders since January 1, 2006 as of their respective dissemination dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents (as revised, amended, supplemented or superseded by a later-filed Company SEC Document) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no amendments or modifications to any Company SEC Documents that are required to be filed with or furnished to the SEC that have not yet been so filed or furnished. The Company has made available to Parent true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the Company (and its Subsidiaries) and the SEC occurring since January 1, 2006, and will, as promptly as practicable, make available to Parent any such correspondence sent or received after the date hereof. None of the Company SEC Documents is subject to any ongoing SEC review or outstanding SEC comment.

(b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Documents, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of and for, the periods presented in such Company SEC Documents.

(c) The Company has provided to Parent true and correct consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the Company’s fiscal quarter ending June 30, 2009, and corresponding statements of income and statements of cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date as reviewed by the Company’s independent auditor (such balance sheets and statements, the “Interim Financial Statements”), and will provide Parent with such additional financial statements as are required to be provided by the Company to Parent pursuant to Section 5.6. All such financial statements have been, or, when made available to Parent, will have been, prepared in accordance with GAAP (except as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, or, when made available to Parent, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(d) The Company has established and maintains internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and a summary of such disclosures is set forth in Section 3.5(d) of the Company Disclosure Schedule. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.

(e) Except as set forth in Section 3.5(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, auditors or accountants has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(f) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Filed Company SEC Documents or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the Company’s proxy statement dated July 29, 2008, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(g) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2009 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) fees and expenses incurred in connection with the Transactions, or (iii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(h) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

SECTION 3.6 Absence of Certain Changes or Events. Since the Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any asset of the Company or any of its Subsidiaries which materially affects the use thereof.

SECTION 3.7 Legal Proceedings. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action by or against, or governmental or regulatory investigation of (each, a “Proceeding”), the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority.

SECTION 3.8 Compliance With Laws; Permits. The Company and its Subsidiaries are (and at all times since January 1, 2006 have been) in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. The Company has complied in all material respects with all applicable rules and regulations of the Nasdaq Stock Market. The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”). The Company and its Subsidiaries are (and at all times since January 1, 2006 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2006, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (a) was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit.

SECTION 3.9 Proxy Statement, Schedule 13E-3. The Proxy Statement, the Schedule 13E-3 and any other document filed with the SEC by the Company in connection with the Merger (including, in each case, any amendment thereof or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (i) in the case of the Proxy Statement, at the time the Proxy Statement (or any supplement to or amendment thereof) is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time the Proxy Statement (or any supplement to or amendment thereof) is filed with the SEC, and (ii) in the case of the Schedule 13E-3 or any other document filed with the SEC, on the date the Schedule 13E-3 (or any supplement to or amendment thereof) or such other document (or any supplement to or amendment thereof) is first filed with the SEC; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. The Proxy Statement, the Schedule 13E-3 and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

SECTION 3.10 Tax Matters.

Reference to the Company in this Section 3.10 shall refer to the Company and each of its Subsidiaries.

(a) The Company has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company, have been timely paid.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. The Interim Financial Statements reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. The due but unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. The accruals for deferred Taxes reflected in the balance sheet included in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents are adequate to cover any deferred Tax liability of the Company determined in accordance with GAAP through the date thereof.

(c) No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d) There are no Liens on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(e) The Company’s net operating losses or other Tax attributes are not currently subject to limitation under Code Sections 382, 383 or 384.

(f) The Company has collected and withheld all Taxes that it has been required to collect or withhold and has timely submitted all such collected and withheld Taxes to the appropriate authorities. The Company has complied and is in compliance with all applicable Laws relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected or withheld. All individuals paid for services by the Company have been properly classified as either employees or independent contractors in accordance with the Code and applicable Tax Laws.

(g) To the Company’s Knowledge and except as set forth in Section 3.10(g) of the Company Disclosure Schedule, there is no reasonable basis for any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, there is no Proceeding or, to the Knowledge of the Company, any reasonable basis therefore concerning any liability for Taxes of the Company, either (i) claimed or raised by any Governmental Authority and delivered to the Company in writing, or (ii) based upon personal contact with any agent of any Governmental Authority; and no Tax audits or other administrative court Proceedings are presently pending or, to the Knowledge of the Company, threatened with respect to any Taxes for which the Company has been or will be liable.

(h) The Company has made available to the Parent true, correct and complete copies of all federal, state, local and foreign Tax Returns and all written communications from or to the IRS or other Governmental Authority in the Company’s custody, possession or control and relating to any such Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by the Company since December 31, 2005.

(i) Set forth in Section 3.10(i) of the Company Disclosure Schedule is a list of all federal, state, local and foreign Tax Returns of the Company that have been examined and/or audited and settled since January 1, 2005 or are currently being examined and/or audited by any Governmental Authority.

(j) The Company has not executed or entered into with any taxing authority (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Company would or could be liable, (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax Law, or (iii) any power of attorney with respect to any Tax matter which is currently in force.

(k) The Company has not made any payment, is not obligated to make any payment and is not a party to any agreement that under any circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

(l) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) The Company is not a “foreign person” within the meaning of Section 1445 of the Code.

(n) The Company has not participated in any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(o) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code.

(p) The Company is not a party to any Tax allocation, Tax indemnification, Tax sharing or similar agreement.

(q) The Company, (i) is not and has never been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) is not and has never been a partner in a partnership or an owner of an interest in an entity treated as a partnership for Tax purposes, and (iii) has never had any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law), as a transferee or successor, by Contract or otherwise.

(r) All deficiencies asserted or assessments made as a result of any examinations of the Company have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents.

(s) The Company has not been a party to any transaction or other arrangement which is, or Tax items relating thereto are or will be, subject to adjustment under Code Section 482 (including any state, local or foreign analogue).

(t) There are no outstanding private letter rulings, private letter ruling requests, closing agreements, or similar agreements (including state, local, or foreign analogues), whether material, oral, or written, relating to Taxes (or Tax status) with respect to the Company.

(u) No property of the Company is property that the Company is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168 of the Code.

(v) The Company is not and never has been a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code.

(w) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date (each, a “Post-Closing Tax Period”) as a result of any (i) change in accounting method for any period ending on or prior to the Closing Date (each, a “Pre-Closing Tax Period”) under Section 481 of the Code (or any analogous or comparable provision of United States, states or local or non-United States Tax Law), (ii) written agreement with a Tax authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period, (iii) deferred intercompany gain described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Tax Law) arising from any transaction that occurred prior to the Closing Date or prior to the Closing on the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(x) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (i) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement, or (ii) in a distribution that could otherwise be reasonably expected to constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section  355(e)) that includes the Transactions.

SECTION 3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all other employee benefit plans, policies, agreements or arrangements, and (iii) all payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, supplemental retirement, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the Company or any of its Subsidiaries (collectively, without regard to materiality, the “Company Plans”). None of the Company Plans is or has ever been, and neither the Company, any of its Subsidiaries or any of its or their ERISA Affiliates has ever sponsored or contributed to an employee benefit plan that is, subject to Title IV of ERISA or is a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA. “ERISA Affiliate” shall mean any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b) Correct and complete copies of the following documents with respect to each of the Company Plans (other than a Multiemployer Plan) have been made available to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all material amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Plans.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d) The Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.

(e) All material contributions required to have been made under any of the Company Plans or by Law, have been timely made.

(f) There are no pending actions, claims or lawsuits arising from or relating to the Company Plans, (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(g) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

(h) None of the Company Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title 1 of ERISA or similar state laws.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes.

(k) None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff’ or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff’ or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 1, 2007.

SECTION 3.12 Environmental Matters.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, to the Company’s Knowledge, the Company and each of its Subsidiaries has materially complied with, and is in material compliance with, and the Real Property and all improvements thereon are in material compliance with, all Environmental Laws.

(b)(i) Except as set forth in Section 3.12(b)(i) of the Company Disclosure Schedule, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law, nor is the Company or any of its Subsidiaries responsible for any such liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise. (ii) Except as set forth in Section 3.12(b)(ii) of the Company Disclosure Schedule, to the Company’s Knowledge, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have resulted in, or will result in, any material liability to the Company under any Environmental Law. (iii) Except as set forth in Section 3.12(b)(iii) of the Company Disclosure Schedule, there are no pending or to the Knowledge of Company, threatened Environmental Claims.

(c)(i) Except as set forth in Section 3.12(c)(i) of the Company Disclosure Schedule, to the Company’s Knowledge, the Company and its Subsidiaries have been duly issued, and maintain all material Environmental Permits necessary to operate the business of Company and its Subsidiaries as currently operated and to use the Real Property as currently used. (ii) A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set out in Section 3.12(c)(ii) of the Company Disclosure Schedule. (iii) Except as set forth in Section 3.12(c)(iii) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have timely filed applications for all material Environmental Permits. (iv) All of the Environmental Permits listed in Section 3.12(c)(ii) of the Company Disclosure are transferable and none requires consent, notification, or other action to remain in full force and effect following consummation of the Transactions.

(d)(i) Except as set forth in Section 3.12(d)(i) of the Company Disclosure Schedule, and to the Knowledge of the Company, none of the following is present at any of the Real Property: (A) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (B) any dump or landfill or other unit for the treatment or disposal of Hazardous Materials; (C) filled in land or wetlands; (D) PCBs; (E) toxic mold; or (F) asbestos containing materials. (ii) Except as set forth in Section 3.12(d)(ii) of the Company Disclosure Schedule, there has been no Release of Hazardous Materials at, on, under, or from any of the Real Property, nor was there such a Release at any real property formerly owned, operated or leased by the Company or any of its current of former Subsidiaries during the period of such ownership, operation, or tenancy, in each case such that the Company or any Subsidiary has or could have material liability for Remediation with respect to such Hazardous Materials.

(e) The Company has furnished to Parent copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the environmental condition of the Real Property or any other real property that the Company or any of its current of former Subsidiaries currently or formerly has owned, operated, or leased. To the Knowledge of Company, any information the Company or any of its Subsidiaries has furnished or made available to Parent concerning the environmental condition of any Real Property, prior uses of the Real Property, and the operations of the Company or its Subsidiaries related to compliance with Environmental Laws is, when taken as a whole, accurate and complete in all material respects.

(f)(i) Except as set forth in Section 3.12(f)(i) of the Company Disclosure Schedule, to the Knowledge of the Company, no Real Property, and no property to which Hazardous Materials originating on or from the Real Property or the businesses or assets of the Company or any of its Subsidiaries has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remediation under any Environmental Law. (ii) Except as set forth in Section 3.12(f)(ii) of the Company Disclosure Schedule, and to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it has or could have material liability for Remediation of such location pursuant to any Environmental Law.

(g) For purposes of this Agreement:

“Environmental Claims” means all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by Governmental Authority, Proceedings, orders, notices of potential responsibility, losses, damages, liabilities, sanctions, costs and expenses, in each case pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any Real Property or any real properties formerly owned, leased or operated by the Company or any of its predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from property currently or formerly owned, leased, or operated by Company; (iii) any violations of Environmental Laws by the Company prior to the Closing Date, including reasonable expenditures necessary to cause the Company to be in compliance with or resolve violations of Environmental Laws.

“Environmental Laws” means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, or the environment.

“Environmental Permits” means any permits, licenses, certificates and approvals required under any Environmental Law.

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Real Property cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), toxic mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment. Hazardous Materials does not include common cleaning products used in ordinary house-keeping activities.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

SECTION 3.13 Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, and (ii) each of the following to which the Company or any of its Subsidiaries is a party:

(A) any Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services;

(B) any partnership or joint venture agreement;

(C) any Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since the Balance Sheet Date;

(D) any Contract with any (x) Governmental Authority or (y) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company;

(E) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries;

(F) any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(G) any voting agreement or registration rights agreement;

(H) any mortgage, pledge, security agreement, indenture, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(I) any customer, client or supply Contract that involves consideration in fiscal year 2009 in excess of $500,000 or that is reasonably likely to involve consideration in fiscal year 2009 or fiscal year 2010 in excess of $500,000;

(J) any Contract (other than customer, client or supply Contracts) that involve consideration (whether or not measured in cash) of greater than $100,000;

(K) any collective bargaining agreement;

(L) any “standstill” or similar agreement;

(M) any Contract not entered into in the ordinary course of business that involves expenditures in the aggregate in excess of $25,000;

(N) any Contract for the sale or purchase of personal property (except inventory in the ordinary course) having a value individually, with respect to outstanding sales or purchases thereunder, in excess of $100,000 or to purchase the equity interests or a material portion of the assets of any Person;

(O) any Contract for (x) the sale or purchase of fixed assets or real estate having a value individually, with respect to outstanding sales or purchases thereunder, in excess of $100,000 or (y) capital expenditures in excess of $100,000 under which the Company or its Subsidiaries will have any obligations after the date hereof;

(P) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, any (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) forms of license or royalty Contract and any material deviations therefrom, (6) merchandising, sales representative or distribution Contract or (7) Contract granting a right of first refusal or first negotiation; and

(Q) any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2, each a “Material Contract”).

The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.13(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (i) no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, and (ii) no other party to any other Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

SECTION 3.14 Title to Properties; Real Property; Tangible Property.

(a) Each of the Company and its Subsidiaries has good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (a) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto, materially affect the ability of the Company to secure financing or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted.

(b) Neither the Company nor any of its Subsidiaries have, at any time, owned any real property, except as otherwise set forth in Section 3.14(b) of the Company Disclosure Schedule. Each of the Company and its Subsidiaries is the lessee or sublessee of all leasehold estates and leasehold interests through leases, subleases or other occupancy agreements as reflected in the Filed Company SEC Documents (or acquired after the date thereof) (the “Leases”) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents) (collectively the “Real Property”). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all Leases in all material respects, and the Leases are in full force and effect. The Real Property has access, in all material respects, sufficient for the conduct of the business of the Company and the Subsidiaries as now conducted or as presently proposed by the Company to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business at that location. The Company has made available to Parent complete and accurate copies of each of the Leases (including all notices exercising renewal, expansion, termination or other material rights under the Leases), and none of the Leases has been modified in any respect, except to the extent that the copies made available to Parent disclose such modifications. No Lease is subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would entitle the interest holder to interfere with or disturb the Company’s or any Subsidiary’s rights under the Lease while the Company or such Subsidiary is not in default under the Lease, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default by the Company or any of the Subsidiaries under any of the Leases; nor, to the Knowledge of the Company or Parent, is any other party to any of the Leases in default. Except as described in Section 3.14(b) of the Company Disclosure Schedule, no consent of any Person is necessary for the Surviving Corporation to legally occupy any of the Real Property subject to Leases.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, the buildings, machinery, equipment, and other tangible personal property and assets that the Company or any of its Subsidiaries owns, leases or otherwise has rights to use are free from material defects, have been maintained in accordance with normal industry practice, are in satisfactory operating condition and repair (subject to normal wear and tear), are capable of being used for their intended purposes and are usable in the ordinary course of the Company and/or its Subsidiaries businesses as currently conducted, materially conform to applicable Law and are sufficient for the operation of their respective businesses as currently conducted.

SECTION 3.15 Intellectual Property.

(a) For purposes of this Agreement:

(i) “Company Intellectual Property” means all Intellectual Property Rights that are owned or used by the Company or any of its Subsidiaries in the conduct of their respective businesses as presently conducted.

(ii) “Company Technology” means all Technology that is owned or used by the Company or any of its Subsidiaries in their respective businesses as presently conducted.

(iii) “Company Licensed Intellectual Property” means all Company Intellectual Property that is licensed by a third Person to the Company or any of its Subsidiaries.

(iv) “Company Owned Intellectual Property” means all Company Intellectual Property that is owned by the Company or any of its Subsidiaries.

(v) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D); and (F) Technology.

(vi) “Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge.

(vii) “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(viii) “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks, registered Copyrights and pending applications for registration of any Copyrights owned or filed by the Company or any of its Subsidiaries. Section 3.15(b) of the Company Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. Each item identified on Section 3.15(b) of the Company Disclosure Schedule is in full force and effect in all material respects, and has not been canceled, expired or abandoned except as noted on such section of the Company Disclosure Schedule. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened opposition, interference, cancellation proceeding or other legal or governmental Proceeding in any jurisdiction against any of the Intellectual Property Rights identified on Section 3.15(b) of the Company Disclosure Schedule.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, the Company and/or one of its Subsidiaries is the sole and exclusive owner of the Company Owned Intellectual Property free and clear of all Liens (excluding licenses granted by the Company or any of its Subsidiaries to third Persons in the ordinary course of business), and has valid rights pursuant to enforceable written agreements to use the Company Licensed Intellectual Property. To the Knowledge of the Company, the use, practice or other commercial exploitation of the Company Intellectual Property by the Company or any of its Subsidiaries, and the operation of the Company’s and it’s Subsidiaries’ businesses do not infringe or misappropriate any Intellectual Property Rights of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened Proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened claim nor, to the Knowledge of the Company, except as set forth in Section 3.15(c) of the Company Disclosure Schedule, are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology.

(d) Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person (including employees of the Company or any of its Subsidiaries) is infringing or misappropriating any Company Owned Intellectual Property, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees of the Company or any of its Subsidiaries) nor, to the Knowledge of the Company, is there any basis for such a claim.

(e) To the Knowledge of the Company, no Trade Secret of the Company or its Subsidiaries that is material to the business of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of such Trade Secret. To the Knowledge of the Company, the Company and its Subsidiaries have taken all reasonably necessary steps to protect the confidentiality of all Trade Secrets of the Company or its Subsidiaries that are material to any of their respective businesses as presently conducted. Except as set forth on Section 3.15(e) of the Company Disclosure Schedule, to the Company’s Knowledge, all current officers and directors of the Company or any of its Subsidiaries, and all current employees and consultants of the Company or any or its Subsidiaries who are or were at any time involved in the design, development or implementation of Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries, or who may receive or did receive access to Trade Secrets of the Company or any of its Subsidiaries that are material to the business of the Company or any of its Subsidiaries as presently conducted, have executed and delivered to the Company or such Subsidiary, as applicable, an agreement assigning to the Company or such Subsidiary their entire right, title and interest in and to any such Intellectual Property Rights arising from services performed by such persons for or on behalf of the Company or any of its Subsidiaries, and protecting the confidentiality of such Trade Secrets.

(f) Section 3.15(f) of the Company Disclosure Schedule sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries; or (ii) used by the Company or its Subsidiaries in their businesses and not exclusively owned by the Company or its Subsidiaries or available on reasonable terms through commercial distributors or in consumer retail stores, in each case that is material to the operation of their respective businesses as presently conducted.

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, no Publicly Available Software (including, without limitation, all derivative works thereof) (i) was used in connection with the development or modification of any Software owned by the Company or any of its Subsidiaries, (ii) forms part of the Technology owned by the Company or any Subsidiary, (iii) is, in whole or in part, embodied or incorporated into any of the Company’s or any of its Subsidiaries’ products, or (iv) was or is used in connection with the development of any Technology owned by the Company or any Subsidiary or any of the Company’s or any of its Subsidiaries’ products in each case that is material to the operation of their respective businesses as presently conducted.

(h) The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology that are necessary for or material to the operations of the Company’s and its Subsidiaries’ businesses as presently conducted (collectively, “Computer Systems”). The Computer Systems used by the Company and its Subsidiaries currently function accurately except for such malfunctions as could not reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, since January 1, 2006, the Computer Systems have not failed to any material extent, and there has occurred no corruption of material data which they process that has not been recovered. The Company and its Subsidiaries have taken reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems. The Company and its Subsidiaries maintain documentation regarding all Computer Systems detailing their methods of operation, and their support and maintenance.

SECTION 3.16 Insurance, Claims and Warranties.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (i) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a correct and complete list and summary description of all claims, duties, responsibilities, liabilities or obligations arising since January 1, 2006 from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of the Company or any of its Subsidiaries. All such existing claims are or will be fully covered by product liability insurance. No circumstances exist affecting the safety of the products of the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(c) Section 3.16(c) of the Company Disclosure Schedule contains a correct and complete statement of the standard forms of warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries that provide for warranty coverage for a period in excess of six (6) months and a list of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries that provide for warranty coverage for a period in excess of six (6) months that deviate from such forms. All such warranties are reserved for appropriately on the consolidated financial statements of the Company included in the Company SEC Documents. All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. All warranties of each of the Company and its Subsidiaries are in conformity with the labeling and other requirements of applicable Laws, except where any failure to be in conformity, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.17 Opinion of Financial Advisor. The Special Committee of the Board of Directors of the Company has received the opinion of JMP Securities LLC, dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock (other than Parent, the Company, the Contributing Stockholders and their respective Affiliates) is fair, from a financial point of view, to such holders (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by JMP Securities LLC to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement subject to JMP Securities LLC’s express approval of all statements in the Proxy Statement relating to JMP Securities LLC or the Fairness Opinion.

SECTION 3.18 Brokers and Other Advisors. Except for Raymond James & Associates and JMP Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letters with each of Raymond James & Associates and JMP Securities LLC which letters describes all fees payable to Raymond James & Associates and JMP Securities LLC, as applicable, in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Raymond James  & Associates and JMP Securities LLC (the “Engagement Letters”).

SECTION 3.19 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other Transactions. The action of the Board of Directors of the Company in approving this Agreement and the

Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

SECTION 3.20 Affiliate Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule or as described in any Filed SEC Document, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 3.21 Customers and Vendors. Section 3.21 of the Company Disclosure Schedule sets forth with respect to each of the fiscal years ended March 31, 2008 and March 31, 2009, and the fiscal quarter ended June 30, 2009, a correct and complete list of the names and addresses of the Customers and Vendors, and the amount of revenues “billed to” or purchases from each such Customer or Vendor during the fiscal years ended March 31, 2008 and March 31, 2009, and the fiscal quarter ended June 30, 2009. To the Company’s Knowledge, the Company and its Subsidiaries maintain commercially reasonable relations with each of its Customers and Vendors and to the Company’s Knowledge, no event has occurred that could materially adversely affect the Company’s or its Subsidiaries’ relations with any Customer or Vendor. Except as set forth on Section 3.21 of the Company Disclosure Schedule, since March 31, 2007, no Customer or Vendor has cancelled, terminated, or materially altered the terms of, or, to the Knowledge of the Company, threatened to cancel, terminate or materially alter the terms of any of its contracts with the Company or its Subsidiaries, and the Company has not experienced or, to the Knowledge of the Company, been threatened with, any material delay or withholding of payment on material accounts receivable or any material decrease in pricing, sales volume or usage with respect to any Customer or any material increase in pricing or decrease in supply with respect to any Vendor. For purposes of this Agreement, “Customers” means the twenty (20) largest customers by revenue of the Company and its Subsidiaries for each of the fiscal years ended March 31, 2008 and March 31, 2009, and the fiscal quarter ended June 30, 2009, and “Vendors” means (i) the ten (10) largest vendors of the Company and its Subsidiaries for each of the fiscal years ended March 31, 2008 and March 31, 2009, and the fiscal quarter ended June 30, 2009, (in terms of amounts paid to such Vendors during such periods), and (ii) any vendors who are the sole source of any material supply used by the Company or any of its Subsidiaries.

SECTION 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person acting on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or management presentations in expectation of the Transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

SECTION 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

SECTION 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, could not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

SECTION 4.3 Governmental Approvals. Except for (i) the filing with the SEC of the Proxy Statement and the Schedule 13E-3, and such other filings, if any, required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act and the rules of the Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of the Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement or the Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (i) in the case of the Proxy Statement, at the time the Proxy Statement (or any supplement to or amendment thereof) is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time the Proxy Statement (or any supplement to or amendment thereof) is filed with the SEC, and (ii) in the case of the Schedule 13E-3, on the date the Schedule 13E-3 (or any supplement to or amendment thereof) is first filed with the SEC.

SECTION 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6 Financing. Parent has delivered to the Company true and complete copies, as of the date of this Agreement, of executed commitment letters to provide debt financing to Parent (or Merger Sub) in an aggregate amount set forth therein, subject to the terms and conditions thereof (the “Financing Commitment”), the proceeds of which shall be used to consummate the Transactions (the “Financing”). As of the date of this Agreement, the Financing Commitment, in the form delivered to the Company, (i) has not been amended or modified, withdrawn or rescinded in any respect, (ii) represents the entire agreement between the parties, and (iii) is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. The Financing Commitment contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article III, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition required to be satisfied by it under the Financing Commitment. Subject to the accuracy of the representations and warranties of the Company set forth in Article III and assuming contribution of the Rollover Shares pursuant to the Contribution and Rollover Agreement, the proceeds from the Financing, when funded in accordance with the Financing Commitment and together with available funds at the Company, are sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and Option Consideration and to pay all related fees and expenses. Notwithstanding anything in this Agreement to the contrary, the Financing Commitment may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by one or more New Financing Commitments in accordance with Section 5.12. In such event, the term “Financing Commitment” as used in this Agreement shall be deemed to include the New Financing Commitment(s) to the extent then in effect.

SECTION 4.7 Brokers and Other Advisors. Except for Excellere Capital Management, LLC the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.8 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guaranty executed by Guarantor and such Guaranty is valid, in full force and effect and constitutes the valid and binding obligation of Guarantor, enforceable in accordance with its terms.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1 Proxy Statement and Schedule 13E-3; Stockholder Meeting.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and the Schedule 13E-3. Each of the Company and Parent shall furnish to the other all information concerning itself and its affiliates that is required to be included in the Proxy Statement and the Schedule 13E-3 or that is customarily included in proxy statements and schedules 13e-3 prepared in connection with transactions of the type contemplated by this Agreement. The Company, after consultation with Parent, shall use its reasonable best efforts to (i) respond to any comments on or with respect to the Proxy Statement or the Schedule 13E-3 or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date on which the Proxy Statement and the Schedule 13E-3 are cleared by the SEC. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company shall (x) provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement, the Schedule 13E-3 and related correspondence and filings, (y) subject to the Company’s and its outside counsel’s reasonable discretion, include in such drafts, correspondence and filings all comments reasonably proposed by Parent and, (z) to the extent practicable, permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, the Schedule 13E-3, this Agreement or any of the Transactions. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement and the Schedule 13E-3 which may be required under applicable Law and/or which is reasonably requested by the Company. Each of the Company, Parent and Merger Sub shall use its respective commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 and any other required filings as promptly as practicable after receipt thereof. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement or the Schedule 13E-3 (including any information required to be set forth in the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are or were made, not misleading), then the party discovering such event, fact or information shall promptly inform the other parties, and the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c) hereof, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Company Board Recommendation”). The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c) hereof) the Company Board Recommendation. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement or the Merger.

SECTION 5.2 Conduct of Business. Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (v) conduct its business in the ordinary course consistent with past practice, including with respect to working capital management, capital expenditures, payment of accounts payable and other liabilities, maintenance of inventory and accruals, (w) maintain its properties and assets in good repair and operating condition, consistent with past practices, (x) comply in all material respects with all applicable Laws and the requirements of all Company Contracts, (y) maintain and preserve intact its business organization and the goodwill (in the ordinary course of business, consistent with past practices) of those having material business relationships with it and retain the services of its Key Employees, in each case, to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time, and (z) keep in full force and effect all insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as consented to in writing by Parent, as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)(i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of options granted under the Company Stock Plans that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(b) incur Expenses that together with all Expenses incurred by or on behalf of the Company on or prior to the date hereof (and whether or not such Expenses have been paid or accrued) exceed $2.635 million;

(c) incur, assume or permit to exist any indebtedness for borrowed money (“Company Indebtedness”) or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) Company Indebtedness incurred by the Company or its Subsidiaries in the ordinary course of business that does not exceed $8.2 million, (ii) guarantees of such borrowings issued by the Company’s Subsidiaries to the extent required under the terms of the Company’s existing credit facility, which are listed on Section 3.13(a)(ii) of the Company Disclosure Schedule, and (iii) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(d) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $50,000, individually or in the aggregate, to any Person or Persons, except (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) pursuant to Company Contracts in force on the date of this Agreement and listed on Section 5.2(d) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent, or (iii) dispositions of obsolete or worthless assets;

(e) make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of any such capital expenditures provided for in the Company’s Fiscal 2010 Capital Expenditure Plan set forth in Section 5.2(e) of the Company Disclosure Schedule;

(f) directly or indirectly acquire (i) all or any portion of any Person or any division, business or equity interest of any Person (whether by merger, consolidation, purchase of equity interests or any other manner), or (ii) except in the ordinary course of business consistent with past practice, any assets;

(g) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(h)(i) enter into, terminate or amend any Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and its Subsidiaries taken as a whole, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (iii) amend or modify the Engagement Letter, (iv) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (v) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(i) increase in any manner the compensation of any of its directors, officers or employees, or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable Law or the terms of the agreements set forth on Section 5.2(i) of the Company Disclosure Schedule (correct and complete copies of which have been made available to Parent) and (ii) increases in salaries, wages and benefits of employees (other than officers or senior management) made in the ordinary course of business and in amounts and in a manner consistent with past practice and accrued for in the most recent financial statements in the Filed Company SEC Documents;

(j) make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(k) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(l) amend the Company Charter Documents or the Subsidiary Documents;

(m) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(n) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(o) accelerate or require early payment of any accounts receivable, delay or fail to pay any accounts payable or other liabilities, permit any depletion of its inventory below normal historical operating needs, delay any capital expenditures contemplated in the budget for fiscal year 2010, provide or permit any discounted sales or otherwise seek to artificially lower its debt;

(p) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions;

(q) settle or compromise any litigation, Proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.9 hereof); or

(r) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (i) cause any of the representations or warranties of the Company set forth in this Agreement (A) that are qualified as to materiality or Company Material Adverse Effect to be untrue or (B) that are not so qualified to be untrue in any material respect, or (ii) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

Notwithstanding anything to the contrary contained herein, no consent of Parent shall be required with respect to any matter set forth in Section 5.2 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of Parent’s counsel, violate any Law.

SECTION 5.3 No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person (other than Parent and its Subsidiaries) conducted heretofore with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal, (iii) enter into any agreement related to any Takeover Proposal, (iv) grant any waiver or release under any “stand still” or similar agreement, or (v) waive the application of Section 203 of the DGCL with respect to, or otherwise take any action to make such section of the DGCL inapplicable to, any business combination or other transaction (other than the Transactions) to which it would otherwise be applicable; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement, and the Board of Directors or the Special Committee of the Company reasonably determines in good faith that such Takeover Proposal (i) constitutes a Superior Proposal or (ii) could reasonably be expected to result in a Superior Proposal and with respect to which the Board of Directors or the Special Committee determines in good faith, after considering applicable provisions of state Law and after consultation with its outside legal counsel, that the taking of such action is necessary in order for the Board of Directors or the Special Committee to comply with its fiduciary duties to the Company’s stockholders under the DGCL, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)). Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if the Board determines in good faith, after reviewing applicable provisions of state Law and after consultation with its outside legal counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s stockholders under the DGCL; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the fifth Business Day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five Business Days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five Business Day period (unless at the time such notice is otherwise required to be given there are less than five Business Days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal, and the Company shall negotiate with Parent in good faith (to the extent Parent desires to negotiate) regarding any revisions to the terms of the Transaction contemplated by this Agreement proposed by Parent.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, indication of interest, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, taken as a whole, constitute 20% or more of the Company’s consolidated assets or 20% or more of the Company’s revenues or earnings on a consolidated basis, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity or voting securities of the Company, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; or (E) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to materially and adversely affect the benefits of the Transactions to Parent; in each case, other than the Transactions.

“Superior Proposal” means a bona fide written Takeover Proposal (with all percentages, in the definition of Takeover Proposal increased to 90%) made by a third party, and obtained, after the date hereof and not in breach of this Agreement or any standstill agreement, which is not subject to a financing contingency (provided that such proposal may contain a cure period for failure to obtain financing that is no more favorable to the third party offeror than the Financing Cure Period afforded Parent herein) and which is otherwise on terms and conditions that the Special Committee or the Board of Directors determines in good faith, after consultation with the Company’s or the Special Committee’s financial advisors and legal counsel, would be, if consummated, more favorable from a financial point of view to the stockholders of the Company than the Merger and the other Transactions, taking into account all the terms and conditions of such proposal (including the timing and likelihood of consummation thereof, and the reliability of any debt or equity funding commitments included therein) and this Agreement (after taking into account any changes proposed by Parent to the terms of this Agreement), and that, taking into account all financial, regulatory, legal and other aspects of such proposal, is reasonably likely, and at least as likely as the Transactions contemplated hereby, to be completed without material modification of its terms.

(e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that (i) any such disclosure (other than “stop, look and listen” letters or similar communications of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Board of Directors of the Company expressly publicly reaffirms the Company Board Recommendation not more than five Business Days after a written request by Parent to do so (provided that, if such written notice is delivered to the Company less than five Business Days prior to the Company Stockholders Meeting, the Board of Directors of the Company shall so reaffirm its Company Board Recommendation at least one Business Day prior to the Company Stockholders Meeting), and (ii) in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

SECTION 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Proceeding initiated by a private party, and (i) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.4(c) as “outside counsel only,” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.4, (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or Proceeding, including any Proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law.

(e) The Company shall (i) use reasonable best efforts to timely cooperate in all currently pending audits (whether tax or otherwise) and any other audit (whether tax or otherwise) initiated prior to the Closing and to assist in the resolution thereof without unreasonable delay, (ii) immediately disclose to Parent any substantive, important or material developments or findings related to or resulting from any such audit, and (iii) provide Parent with regular status updates regarding any such audit.

SECTION 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the Nasdaq Stock Market as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.6 Delivery of Financial Statements; Access to Information; Confidentiality. (a) The Company shall deliver to Parent (i) as soon as practicable, but in any event within twenty (20) days after the end of each month, true and correct consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of each such month, and corresponding statements of income and statements of cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, and (ii) as soon as practicable, but in any event within thirty days (30) days after the end of each fiscal quarter of the Company, true and correct consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of each such quarter, and corresponding statements of income and statements of cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date as reviewed by the Company’s independent auditor, in each case prepared in accordance with GAAP consistently applied (except as noted therein or otherwise disclosed to Parent), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(b) Subject to applicable Laws relating to the exchange of information, upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, employees, customers, vendors, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of Federal securities Laws not less than two Business Days prior to such filing) and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (i) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.

(c) Except for disclosures permitted by the terms of the agreement concerning confidentiality, executed on or about January 2, 2009, between Parent, the Company and Raymond James & Associates, Inc. (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

SECTION 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

SECTION 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (A) required by the Company Charter Documents or any agreement between the Company or any of its Subsidiaries and the applicable directors and officers as in effect on the date of this Agreement (including with respect to such officer’s or director’s rights with respect to advancement of expenses) and the indemnification obligations with respect to such officers or directors, in each case, as in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect after the consummation of the Merger and (B) permitted under applicable Law. An Indemnitee shall notify the Surviving Corporation in writing promptly upon learning of any Proceeding or other matter in respect of which such indemnification may be sought; provided that the failure to so notify the Surviving Corporation shall not limit the indemnification obligations under this Agreement except to the extent such failure prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnitee will be entitled to advancement of reasonable costs or expenses (including attorneys’ fees) from the Surviving Corporation within five (5) Business Days of receipt by the Surviving Corporation from the Indemnitee of a reasonably detailed request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a non-appealable order issued by a court of competent jurisdiction that such person is not entitled to indemnification. The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of, including the investigation of and corrective action required to be undertaken in response to, any Proceeding (each, a “Claim”) relating to any acts or omissions covered by this Section 5.8 with counsel reasonably selected by it (and, if the Surviving Corporation shall have assumed such defense, it shall not be liable for the fees or expenses of any separate counsel retained by the Indemnitee); provided, however, that the Indemnitee shall be permitted to participate in the defense of such Claim at his or her own expense. Notwithstanding anything to the contrary, in no event shall the Surviving Corporation be liable for any settlement or compromise effected without its written consent. Each of the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Notwithstanding the foregoing, in the event that a conflict of interest between an Indemnitee and the Surviving Corporation exists with respect to such matter, as determined in good faith by counsel to the Indemnitee, the Surviving Corporation shall pay the reasonable expenses and legal fees of the Indemnitee for participating in the defense of the Claim.

(b) Prior to the Effective Time, Parent shall procure the tail directors’ and officers’ liability insurance policy previously provided to the Company for review, which policy shall be no less favorable in coverage and amount than the directors’ and officers’ liability insurance policy currently maintained by the Company (the “Current Policy”), shall have a term of six years following the Effective Time, and shall cover the individuals serving as officers and directors of the Company immediately prior to the Effective Time who are then covered by the Current Policy (a correct and complete copy of which has heretofore been delivered to Parent) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. The Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purposes of obtaining such insurance.

(c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee and his or her heirs.

(d) This Section 5.8 shall survive the consummation of the Merger indefinitely and shall be binding on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

SECTION 5.9 Security Holder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent.

SECTION 5.10 Expenses. Except as provided in Section 7.3, all Expenses shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if the Merger is consummated, the Surviving Corporation shall, within ten Business Days after Parent’s request for such reimbursement, reimburse Parent for all Expenses incurred by Parent or Merger Sub. On the date hereof and again at least two Business Days prior to the Closing, the Company shall provide Parent with a certificate of the Company’s Chief Financial Officer certifying the aggregate amount of all Expenses incurred by the Company through the date of such certificate together with a reasonable good faith estimate of all additional Expenses to be incurred by the Company through the Effective Time (collectively, the “Company Expenses”) and all such unpaid Company Expenses shall be paid by the Surviving Corporation at the Effective Time. Such unpaid Company Expenses shall not be included in the calculation of Company Indebtedness for purposes of the threshold contained in Section 5.2(c). Upon the request of Parent, the Company shall provide Parent with documentation supporting the Company Expenses in reasonable detail.

SECTION 5.11 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

SECTION 5.12 Financing.

(a) Parent shall use its commercially reasonable efforts to consummate the Financing on the terms and subject to the conditions described in the Financing Commitment (or on other terms that would not materially adversely impact the ability of Parent to timely consummate the Transactions) unless there shall have been a Company Material Adverse Effect; provided, however, that if for any reason the Financing is unavailable to Parent on the date on which (i) all conditions set forth in Article VI that are capable of being satisfied prior to the Closing are satisfied and (ii) all conditions set forth in Article VI that by their nature are to be satisfied at the Closing would be satisfied at such time but for the failure of Parent to obtain the Financing, then Parent shall have a period of 60 days from such date (which 60 days shall not be subject to cure) (the “Financing Cure Period”) to amend or modify the Financing Commitment or replace the Financing Commitment with one or more new Financing Commitments (the “New Financing Commitment”), as necessary, to permit Parent and Merger Sub, subject to the contribution to Parent by the Contributing Stockholders of the Rollover Shares in accordance with the Contribution and Rollover Agreement, to consummate the Transactions, and Parent and Merger Sub shall have no liability hereunder for any failure to consummate the Closing until the expiration of the Financing Cure Period. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitment, Parent shall (i) promptly notify the Company, and (ii) use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources, on terms that are not materially less favorable to Parent, as promptly as practicable following the occurrence of such event. Parent shall keep the Company reasonably informed of the status of Parent’s efforts to arrange the Financing. Notwithstanding anything to the contrary in this Section 5.12 or otherwise in this Agreement, neither Parent nor Merger Sub nor any of their respective Affiliates shall be obligated or required to commence or pursue any legal action or other Proceeding seeking to compel any Person to fund any portion of the Financing required to consummate the Transactions.

(b) The Company shall, and shall cause each of its Subsidiaries to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of Parent, (i) using its commercially reasonable efforts to cause to be delivered such officer’s or other certificates as are customary in financings of such type (including a certificate of the chief financial officer of the Company with respect to solvency matters) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) agreeing to enter into such agreements as are customary in financings of such type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s and its Subsidiaries’ assets pursuant to such agreements, as may be reasonably requested (and executing and delivering any documents or instruments, or agreeing to enter into agreements, in connection with the foregoing); provided, that no obligation of the Company or its Subsidiaries under any such agreement, pledge, guarantee or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) using its commercially reasonable efforts to cause its independent registered public accountants to deliver such comfort letters as are customary in financings of such type, (iv) providing Parent and its Financing sources as promptly as practicable (and in no event later than 45 days prior to the Walk-Away Date) with financial and other pertinent information (including monthly and quarterly financial statements of the Company and its Subsidiaries prepared in the ordinary course of business) with respect to the Company and its Subsidiaries, (v) making the Company’s executive officers and other relevant employees reasonably available to assist the lenders providing the Financing, and (vi) taking all corporate actions, subject to the occurrence of the Closing, to permit consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Financing by the Surviving Corporation immediately following the Effective Time.

SECTION 5.13 Tax Matters.

(a) During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall:

(i) prepare and timely file all Tax Returns required to be filed by them (taking into account all applicable extensions of time to file such Tax Returns) on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice and Law;

(ii) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns;

(iii) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them (1) which accrue in accordance with GAAP on or prior to the Closing Date, and (2) which are not Taxes described in Section 5.13(a)(ii) above; and

(iv) cooperate fully, as and to the extent reasonably requested by Parent, on all Tax matters prior to the Closing Date in connection with financial accounting for Taxes, the filing of Tax Returns and any Tax Proceeding. Such cooperation shall include (a) providing Parent with any final determination of any such Tax Proceeding that affects any amount required to be shown on any Tax Return of the Company or its Subsidiaries for any period, (b) retaining and (upon such the Parent’s request) providing records and information (including all relevant Tax opinions and FIN 48 workpapers) that are reasonably relevant to financial accounting for Taxes, any Tax Proceeding and Tax Return, and (c) making employees available on a mutually convenient basis to provide additional information and an explanation of any material provided hereunder.

(b) The contributions of Company Common Stock pursuant to the Contribution and Rollover Agreement and the contributions made to Parent in contemplation of the Merger constitute a series of transactions that are part of an overall plan pursuant to which the Contributing Shareholders and the Persons making contributions to Parent in contemplation of the Merger will collectively own 100% of the capital stock of Parent. The parties hereto agree that these contributions shall be characterized under Section 351 of the Internal Revenue Code of 1986, as amended. Each party hereto further agrees to comply with Treasury Regulation Section 1.351-3 recordkeeping and/or information filing requirements applicable to such contributions.

SECTION 5.14 Proceeds from the Exercise of Options. All proceeds received by the Company as a result of the exercise of any Options shall be deposited by the Company into a separate and segregated account and the Company shall not co-mingle such proceeds with any other funds nor shall it spend or make any other use of such proceeds prior to the Effective Time.

ARTICLE VI

Conditions Precedent

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under any applicable competition, merger control, antitrust or similar Law the failure of which to terminate or expire would result in a Company Material Adverse Effect shall have been terminated or shall have expired; and

(c) No Injunctions or Restraints. No Law, injunction or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect; provided, however, that any inaccuracies in the representations and warranties of the Company contained in this Agreement will be disregarded for purposes of this condition if such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Company Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c) No Litigation, Etc. There shall not be any action, investigation, litigation or Proceeding instituted, commenced, pending or threatened by any Governmental Authority that would or that seeks or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent and its Subsidiaries, taken as a whole, (iv) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of any shares of the Surviving Corporation or to dispose of or hold separate any portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (i) impose damages on Parent, the Company or any of their respective Subsidiaries as a result of the Transactions;

(d) No Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company shall have, since the date of this Agreement, suffered any business interruption, or damage to or destruction of its properties, nor shall there have been, since such date, any other incident, occurrence, change or event, in each case, that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e) Appraisal Rights. Appraisal rights shall not have been exercised and notice of the intention to exercise such rights shall not have been given in accordance with the provisions of Section 262(d) of the DGCL by the stockholders of the Company with respect to, in the aggregate, more than fifteen percent (15%) of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time;

(f) Director Resignations. Parent shall have received written resignation letters from each of the members of the respective board of directors of the Company and its Subsidiaries, effective as of the Effective Time, except Todd E. Siegel;

(g) Consents. The Company shall have obtained all material consents or approvals required under any Company Contract in connection with the execution, delivery and performance of this Agreement and the Transactions contemplated hereby;

(h) Contribution by Contributing Stockholders. The Contributing Stockholders shall have contributed the Rollover Shares to Parent in accordance with, and satisfied their respective obligations under, the Contribution and Rollover Agreement; and

(i) Conversion of Options. The Company shall have taken all actions necessary to provide that each Option shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option.

SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; provided, however, any inaccuracies in the representations and warranties of Parent and Merger Sub contained in this Agreement will be disregarded for purposes of this condition if such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Parent Material Adverse Effect; and

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Deposit with Paying Agent. Consistent with Section 2.2(a), Parent shall have caused to be deposited with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration in respect of all Company Common Stock, plus cash in an aggregate amount sufficient to pay the Option Consideration in respect of all Options.

SECTION 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII

Termination

SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the later of (A) December 31, 2009, or (B) if, pursuant to Section 5.12, Parent shall be entitled to attempt to amend, modify or replace the Financing Commitments during the Financing Cure Period, the date on which the Financing Cure Period expires (the later of such dates being referred to herein as “Walk-Away Date”), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall be final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 5.1 or Section 5.3; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure, provided, however, that Parent or Merger Sub is not then in material breach of this Agreement;

(ii) if (A) a Company Adverse Recommendation Change shall have occurred, (B) the Board of Directors of the Company or any committee thereof (x) shall not have rejected any Takeover Proposal within seven days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Company Board Recommendation within three days after receipt of a written request from Parent that it do so, (C) the Company fails to include the Company Board Recommendation in the Proxy Statement, (D) the Board of Directors of the Company approves, endorses, or allows the Company to enter into, or recommends to the Company stockholders a merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement with respect to a Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)), or (E) the Board of Directors of the Company or any committee thereof or the Company shall have announced its intention to do any of the foregoing items specified in this Section 7.1(c)(ii);

(iii) if there shall have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect;

(iv) if the chief executive officer or the chief financial officer of the Company shall have failed to provide the necessary certifications when due and as required under the Sarbanes-Oxley Act of 2002;

(v) if the Company materially restates (or is advised by its auditors or the SEC that it must materially restate) its historical financial results for any period and such restatement has a materially negative impact on such financial results; or

(vi) if the Voting Agreement is not valid, binding and enforceable in accordance with its terms against the Company stockholders party thereto; or

(d) by the Company;

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from the Company of such breach or failure, provided, however, that the Company is not then in material breach of this Agreement and provided further that the 60 day Financing Cure Period set forth in Section 5.12(a) shall not be deemed curable and thus shall not be subject to an additional 30 calendar day cure period; or

(ii) if prior to obtaining the Company Stockholder Approval, (A) the Special Committee or the Board of Directors has concluded in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of a Superior Proposal, failure to terminate this Agreement would constitute a breach of the Board of Director’s fiduciary obligations to the Company’s stockholders under applicable Law, (B) the Company shall have provided prior notice to the Parent at least five Business Days in advance (the “Notice Period”) of its intention to terminate this Agreement in response to a Superior Proposal, which notice shall attach the most recent version of any written agreement relating to any transaction that constitutes such Superior Proposal or, if no such agreement exists, specify the material terms and conditions of any such Superior Proposal, (C) Parent does not make, within the Notice Period, a proposal that the Special Committee or the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, is at least as favorable to the Company’s stockholders as such Superior Proposal, (D) the Company has complied in all material respects with Section 5.3, (E) concurrent with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal, and (F) concurrent with such termination, the Company pays the Company Termination Fee and reimburses Parent for Expenses as required by Section 7.3(a).

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Section 5.9, Section 5.10, Section 7.2 and Section 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company or Parent may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud.

SECTION 7.3 Termination Fees; Expenses.

(a) In the event that:

(i)(A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) and (B) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by (x) any Takeover Proposal within six (6) months of the date this Agreement is terminated or (y) any Takeover Proposal that is a Known Takeover Proposal prior to the date this Agreement is terminated within twelve (12) months of the date this Agreement is terminated;

(ii)(A) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal (a “Known Takeover Proposal”) and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by (x) any Takeover Proposal within six (6) months of the date this Agreement is terminated or (y) any Takeover Proposal that is a Known Takeover Proposal prior to the date this Agreement is terminated within twelve (12) months of the date this Agreement is terminated;

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and the Company’s breach triggering such termination shall have been willful;

(iv) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(v) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then in any such event under clause (i), (ii), (iii), (iv) or (v) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $1,174,200 in cash (the “Company Termination Fee”) and, except for any obligation to pay expenses as set forth in the next paragraph, the Company shall have no further liability with respect to this Agreement.

In addition, in the event that (x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (iii) (unless in connection therewith Parent is required to pay to the Company the Parent Termination Fee or if Parent fails to consummate the Merger or otherwise breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in this Agreement as a result of failing to obtain the Financing primarily because of any material instituted, commenced, pending or threatened action, investigation, litigation or Proceeding by or before any Governmental Authority not being resolved on or prior to the Walk-Away Date (provided that Parent was otherwise in compliance with Section 5.12(a))), (y) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), (ii), (iii) or (vi), or (z) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) then, in each case under such clause (x), (y) or (z), the Company shall reimburse Parent for any and all of the Expenses of Parent and Merger Sub incurred in connection with the Transactions in an aggregate amount not to exceed $750,000.

(b) In the event that this Agreement is terminated by the Company (i) pursuant to Section 7.1(b)(i) as a result of Parent’s failure to consummate the Merger (whether as a result of Parent’s failure to obtain the Financing or otherwise) on or before the Walk-Away Date (provided that Parent did not have the right to terminate this Agreement on or prior to the Walk-Away Date pursuant to Section 7.1(c)(iii)), or (ii) pursuant to Section 7.1(d)(i), in each case, Parent shall pay to the Company a termination fee of $1,174,200 in cash (the “Parent Termination Fee”); provided that Parent shall have no obligation to pay the Parent Termination Fee if Parent fails to consummate the Merger or otherwise breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in this Agreement as a result of failing to obtain the Financing primarily because of any material instituted, commenced, pending or threatened action, investigation, litigation or Proceeding by or before any Governmental Authority not being resolved on or prior to the Walk-Away Date (provided that Parent was otherwise in compliance with Section 5.12(a)).

(c) Any payment required to be made pursuant to clause (i) or (ii) of Section 7.3(a) shall be made to Parent no later than concurrently with the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (iv) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(i) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (v) of Section 7.3(a) shall be made to Parent concurrently with the termination of this Agreement pursuant Section 7.1(d)(ii); (and, in circumstances in which Expenses are payable, such payment shall be made to Parent not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Parent and Merger Sub (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(d) Any payment required to be made pursuant to Section 7.3(b) shall be made to the Company promptly following termination of this Agreement by the Company pursuant to Section 7.1(b)(i) or Section 7.1(d)(i) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

(e) In the event that the Company shall fail to pay the Company Termination Fee and/or Expenses required pursuant to this Section 7.3 when due, or Parent shall fail to pay the Parent Termination Fee pursuant to this Section 7.3 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York (or if Citibank ceases to exist, or ceases to publicly publish a Prime Lending Rate, then Chase Bank)from time to time during such period, as such bank’s Prime Lending Rate plus 6%. In addition, if the Company or Parent, as applicable, shall fail to pay such fee and/or Expenses, as the case may be, when due, the Company or Parent, as applicable, shall also pay to the other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be. The parties acknowledges that the fee, Expenses and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent and the Company would not enter into this Agreement. The parties further acknowledge and agree that (i) in the event of a breach of this Agreement by Parent or Merger Sub, the payment by Parent of the Parent Termination Fee shall constitute the sole and exclusive remedy available to the Company hereunder, and (ii) in the event of a breach of this Agreement by the Company, the payment by the Company of the Company Termination Fee and/or Expenses pursuant hereto shall constitute the sole and exclusive remedies available to Parent or Merger Sub hereunder; provided, that such parties shall be entitled to the remedies set forth in Section 8.8, including injunctive relief and specific performance, as applicable, except in the case of termination of this Agreement pursuant to Section 7.1(d)(ii).

ARTICLE VIII

Miscellaneous

SECTION 8.1 No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.8 and Section 5.10 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 5.9, Section 5.10, Section 7.2 and Section 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

SECTION 8.5 Counterparts; Delivery. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be delivered by facsimile or via e-mail as a PDF file.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8 (which in each case shall inure to the benefit of the persons benefiting therefrom who are intended to be third-party beneficiaries thereof), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to the principles of conflicts of law.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive any objection to the laying of venue of any such action or proceeding and the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(c).

SECTION 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its Subsidiaries were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Section 7.1, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Chancery Court and any state appellate court therefrom, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware or any appellate court therefrom. The parties acknowledge and agree that neither the Company nor any of its Subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be payment by Parent of the Parent Termination Fee to the extent the Parent Termination Fee is required to be paid hereunder.

SECTION 8.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Excellere Partners

100 Fillmore Place, Suite 300

Denver, CO 80206

Attention: Robert A. Martin and Matthew C. Hicks

Facsimile: (303) 765-2411

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP

One Tabor Center, Suite 1500

1200 Seventeenth Street

Denver, CO 80202

Attention: George A. Hagerty, Esq.

Facsimile: (303) 899-7333

If to the Company, to:

MTS Medication Technologies, Inc.

2003 Gandy Boulevard North

St. Petersburg, Florida 33702

Attention: Chet Borgida, Chairman of the Special Committee

Facsimile: (727) 579-8067

MTS Medication Technologies, Inc.

2003 Gandy Boulevard North

St. Petersburg, Florida 33702

Attention: Todd E. Siegel

Facsimile: (727) 579-8067

with copies (which shall not constitute notice) to:

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard

Suite 2800

Tampa, Florida 33602

Attn: Darrell C. Smith

Facsimile: (813) 229-1660

and

Holland & Knight LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

Attention: Robert J. Grammig and Richard B. Hadlow

Facsimile: (813) 229-0134

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” shall mean a day except a Saturday, a Sunday or any other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Budgeted EBITDA” shall be as set forth on Schedule 8.11(a)(1)

“Company Material Adverse Effect” shall mean any material adverse effect on, or change, event, occurrence or state of facts materially adverse to: (i) the business, prospects, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, other than any effect, change, event, occurrence or state of facts (A) relating to the economy in general or to the industry in which the Company and its Subsidiaries operate in general and, in each case, not specifically relating to or disproportionately affecting the Company and its Subsidiaries, (B) to the extent directly attributable to the announcement or pendency of the Transactions, (C) resulting from or relating to any change in GAAP or interpretation thereof, or (D) any natural disaster, force majeure events or national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (ii) the Company’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions (for the avoidance of doubt, the parties agree that the failure of the Company to meet analyst expectations or forward looking guidance provided by the Company in Filed Company SEC Documents shall not, in and of itself, constitute a Company Material Adverse Effect, but that the change, event, occurrence or state of facts that resulted in such failure shall be considered in determining whether a Company Material Adverse Effect has occurred). Notwithstanding the generality of the foregoing, each of the following shall constitute a “Company Material Adverse Effect:” (I) the resignation, firing or other termination of the employment of Todd E. Siegel, Michael P. Conroy, Michael Stevenson or Perry Larson, (II) the failure of the Company Reported EBITDA for the period beginning July 1, 2009 and ending on the last day of the last full month prior to Closing to exceed 85% of the Company Budgeted EBITDA for such period; (III) the loss of any customer listed on Schedule 8.11(a)(2) as a customer of the Company, the material renegotiation of any Company Contract with any such customer, any material delay or failure by any such customer to pay any material accounts receivable, or any significant decrease in business from any of the customers listed on Schedule 8.11(a)(3), which loss, renegotiation, delay, failure or decrease, individually or in the aggregate, has or is reasonably likely to have a material negative impact on the Company, (IV) the failure of any representations and warranties of the Company to be true and correct, where the facts or circumstances underlying such failure give rise, individually or in the aggregate, to damages, losses, costs and expenses in excess of $1.25 million (provided that no multipliers of any kind shall be applied to determine the dollar amount of any damages, losses, costs or expenses), or (V) the incurrence by the Company, outside the ordinary course business, of any liability or liabilities (including any liabilities resulting from or related to any audit (tax or otherwise)), individually or in the aggregate, in excess of $1.25 million.

“Company Reported EBITDA” shall mean the Company’s actual net income for the applicable period plus (i) depreciation, (ii) amortization, (iii) income tax expense, and (iv) Company Expenses (whether accrued or paid).

“Expenses” shall mean all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and all fees and expenses relating to the Financing, including any commitment fees), incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Voting Agreement, the Contribution and Rollover Agreement, the filing of any required notices under applicable Antitrust Laws or other regulations and any and all other matters related to the Merger and the other Transactions.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Guarantor” means Excellere Capital Management, LLC.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Key Employees” means Todd E. Siegel, Michael P. Conroy, Michael D. Stevenson, Perry Larson and Peter Williams.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the knowledge after due inquiry of such Person’s directors and executive officers, and any officer or manager having primary responsibility relating to the applicable matter.

“Law” shall mean any constitution, law, statute, ordinance, code, rule, regulation, judgment, decree, order, principle of common law or case law, decision, judgment, judicial opinion, directive or other requirement of any Governmental Authority.

“Liens” shall mean any and all liens (statutory or otherwise), pledges, charges, mortgages, encumbrances, preferences, easements, covenants, options, rights of first refusal, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer securities, except for such transfer restrictions of general applicability as may be provided under the Securities Act or the “blue sky” Laws of the various States of the United States).

“Merger Consideration” shall mean an amount equal to $5.75.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Return” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby (including the Merger), and the Voting Agreement and the Contribution and Rollover Agreement and the transactions contemplated thereby.

(b) The following terms are defined on the page of this Agreement set forth after such term below:

Affiliate	61	Environmental Claims	21
Agreement	1	Environmental Laws	22
Antitrust Laws	42	Environmental Permits	22
Balance Sheet Date	13	ERISA	18
Bankruptcy and Equity Exception	9	ERISA Affiliate	18
Business Day	61	Exchange Act	10
Certificate	3	Expenses	62
Certificate of Merger	2	Fairness Opinion	30
Claim	45	Filed Company SEC Documents	13
Closing	2	Financing	33
Closing Date	2	Financing Commitment	33, 34
Code	6	Financing Cure Period	47
Company	1	Foreign Antitrust Laws	10
Company Adverse Recommendation Change	40	GAAP	62
Company Adverse Recommendation Notice	40	Governmental Authority	62
Company Board Recommendation	35	Guarantor	62
Company Budgeted EBITDA	61	Guaranty	1
Company Charter Documents	8	Hazardous Materials	22
Company Common Stock	3	HSR Act	62
Company Contracts	24	Indemnitees	45
Company Disclosure Schedule	7	Intellectual Property Rights	26
Company Expenses	46	Interim Financial Statements	12
Company Indebtedness	36	Key Employees	62
Company Intellectual Property	26	Knowledge	62
Company Licensed Intellectual Property	26	Known Takeover Proposal	54
Company Material Adverse Effect	61	Law	62
Company Owned Intellectual Property	26	Liens	62
Company Plans	18	Marks	26
Company Preferred Stock	8	Material Contract	24
Company Reported EBITDA	62	Merger	1
Company SEC Documents	11	Merger Consideration	62
Company Stock Plans	7	Merger Sub	1
Company Stockholder Approval	10	Multiemployer Plan	18
Company Stockholders Meeting	35	New Financing Commitment	47
Company Technology	26	Notice Period	54
Company Termination Fee	55	Option	6
Computer Systems	29	Option Consideration	7
Confidentiality Agreement	44	Parent	1
Contract	10	Parent Material Adverse Effect	32
Contributing Stockholders	1	Parent Termination Fee	55
Contribution and Rollover Agreement	1	Patents	26
Copyrights	26	Paying Agent	4
Current Policy	46	Permits	14
Customers	31	Person	63
Delaware Chancery Court	58	Policies	29
DGCL	2	Post-Closing Tax Period	18
Dissenting Shares	4	Post-Signing Returns	48
Dissenting Stockholders	4	Pre-Closing Tax Period	18
Effective Time	2	Proceeding	14
Engagement Letters	30	Proxy Statement	10

Publicly Available Software	26	Superior Proposal	41
Real Property	25	Surviving Corporation	2
Release	22	Takeover Proposal	41
Remediation	22	Tax Return	63
Representatives	39	Taxes	63
Restraints	49	Technology	27
Rollover Shares	1	Trade Secrets	26
Schedule 13E-3	10	Transactions	63
Securities Act	63	Vendors	31
Software	27	Voting Agreement	1
Subsidiary	63	Walk-Away Date	52
Subsidiary Documents	8	WARN	20

SECTION 8.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MEDPAK HOLDINGS, INC.

By:	/S/ ROBERT A. MARTIN
Name:	Robert A. Martin
Title:	Chairperson and President

MEDPAK MERGER SUB, INC.

By:	/S/ ROBERT A. MARTIN
Name:	Robert A. Martin
Title:	Chairperson and President

MTS MEDICATION TECHNOLOGIES, INC.

By:	/S/ CHET BORGIDA
Name:	Chet Borgida
Title:	Chairman of the Special Committee

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MTS MEDICATION TECHNOLOGIES, INC.

Article 1. NAME

The name of this corporation is MTS Medication Technologies, Inc.

Article 2. REGISTERED OFFICE AND AGENT

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

Article 3. PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4. CAPITAL STOCK

4.1. Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 100 shares of Common Stock, all of one class, having a par value of $0.01 per share (the “Common Stock”).

4.2. Common Stock

4.2.1. Relative Rights

Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2. Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.3. Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4. Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

Article 5. BOARD OF DIRECTORS

5.1. Number; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

5.2. Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.3. Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 5.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 6. AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 7. RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 7.

*  *  *  *  *

Exhibit B

List of Post-Closing Directors of Surviving Corporation

Matthew C. Hicks

David L. Kessenich

Robert A. Martin

Todd E. Siegel

Annex B

August 7, 2009

Special Committee of the Board of Directors of

MTS Medication Technologies, Inc.

2003 Gandy Boulevard

St. Petersburg, FL 33702

Members of the Special Committee:

We understand that pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among MedPak Holdings, Inc. (“Parent”), a Delaware corporation, MedPak Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and MTS Medication Technologies, Inc., a Delaware corporation (“MTS” or the “Company”), Merger Sub will merge with and into the Company (the “Merger”). Pursuant to the Merger, each issued and outstanding share of MTS common stock, $0.01 par value, other than shares owned by Parent or Merger Sub, shares owned by the Company as treasury stock, shares owned by any wholly-owned subsidiary of the Company and dissenting shares, will be converted into the right to receive $5.75 in cash, without interest, (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. Parent will also enter into a Contribution and Rollover Agreement with certain stockholders of the Company (the “Contributing Stockholders”) by which such stockholders will contribute to Parent prior to the Merger certain shares of MTS common stock held by them in exchange for shares of common stock of Parent.

You have requested the opinion of JMP Securities LLC (“JMP”) as to the fairness, from a financial point of view, to the holders of MTS common stock (other than Parent, the Company, the Contributing Stockholders and their respective affiliates) of the Merger Consideration to be paid to such stockholders in the Merger.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

(i)	a draft of the Agreement dated August 5, 2009;

(ii)	certain internal and publicly available financial statements and other relevant financial and operating data concerning MTS prepared by the management of MTS;

(iii)	certain other publicly available financial performance data and other information concerning MTS, including its stock price trading history;

(iv)	discussions with members of MTS’s management concerning MTS’s historical and current operations, financial conditions and business prospects;

(v)	certain financial forecasts furnished to us by the management of MTS;

(vi)	financial performance of certain other publicly-traded companies;

(vii)	financial terms, to the extent publicly available, of certain acquisition transactions involving companies with lines of business similar to MTS;

JMP Securities LLC 450 Park Avenue Suite 1500 New York, NY 10022	212.906.3500 www.jmpsecurities.com

August 7, 2009

Special Committee of the Board of Directors of

MTS Medication Technologies, Inc.

(viii)	premiums paid in certain transactions involving acquisition features similar to the proposed transaction with MTS;

(ix)	independent, third party research; and

(x)	such other factors and analyses we deemed appropriate.

In conducting our review and arriving at our opinion, with your consent, we have assumed and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with us. We have further relied upon the assurance of the management of MTS that all such information is complete and accurate in all material respects and that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and other forward-looking information and data relating to MTS provided to or discussed with us, we have assumed, with your consent, that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of MTS’s management as to MTS’s future financial performance. We have not been engaged to assess the reasonableness or achievability of such forecasts or other information and data, or the assumptions on which they were based and have assumed, with your consent, that the forecasted financial results will be realized in the amounts and at the times projected.

For purposes of rendering our opinion, we have assumed that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will not vary materially from the last draft Agreement reviewed by us and that the Merger will be consummated substantially on the terms described in such draft, without any amendment, modification or waiver of any material term, condition or agreement. We have also assumed that, in connection with the Merger, all necessary governmental, regulatory and other consents and approvals contemplated by the Agreement would be obtained and that in the course of obtaining any of those consents and approvals no delays, conditions, costs or restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

We are not legal, tax, accounting or regulatory advisors and have relied upon, without independent verification, the assessment of MTS’s management and MTS’s legal, tax, accounting or regulatory advisors with respect to legal, tax, accounting or regulatory matters. We are not in the business of appraising tangible assets and have not made or been provided with, and have not been requested to make or obtain, any independent valuation or appraisal of any or all of the assets or liabilities of MTS, nor have we made any physical inspection of such assets. We were not asked to evaluate the solvency or fair value of MTS under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on financial, economic, market and other circumstances and conditions as in effect on, and the information disclosed to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We were not requested to consider, and our opinion does not address, MTS’s underlying business decision to enter into the Agreement and pursue the Merger, the structure or accounting treatment or taxation consequences of the Merger, or the relative merits of the Merger as compared to any alternative business strategies that may exist or the effect of any other transaction in which MTS might engage. We were not requested to consider, and our opinion does not address, the non-financial terms of the Agreement or the Merger, nor does it address the terms of any of the related agreements to be entered into by the parties. We do not express any opinion as to the prices at which MTS common stock may be traded at any time. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or

B-2

August 7, 2009

Special Committee of the Board of Directors of

MTS Medication Technologies, Inc.

employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration to be received by the holders of MTS common stock. Our opinion addresses only the fairness, from a financial point of view, to the holders of MTS common stock (other than Parent, the Company, the Contributing Stockholders and their respective affiliates) of the Merger Consideration to be paid to such holders in the Merger. Our opinion should not be viewed as determinative of the views of MTS or its board of directors or the Special Committee with respect to the Merger.

We, as part of our investment banking business, are customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. MTS has agreed to pay us a fee for our financial advisory services, payable in part upon the delivery of our written presentation to the Special Committee, in part upon our delivery of this opinion to the Special Committee and in part upon the consummation of the Merger, and has paid us a retainer fee. In addition, MTS has agreed to reimburse us for our reasonable expenses and to indemnify us, our affiliates, and each of our respective members, officers, directors, agents, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of our engagement. In the ordinary course of our trading, brokerage, investment management and financing activities, JMP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities of MTS or other companies or any currency that may be involved in this transaction. We have not otherwise had a material relationship with, nor otherwise received fees from, MTS or any other party to the Merger, during the two years preceding the date hereof. In the future, we may maintain other relationships with, and provide advisory and other services to, MTS, Parent and their respective affiliates, and may receive fees for the rendering of such services.

This opinion is given at the request of, and is intended for the benefit and use of, the Special Committee of the Board of Directors of MTS in connection with its consideration of the Merger and may not, in whole or in part, be used for any other purpose or disseminated, reproduced, quoted from or referred to at any time, in any manner or for any purpose without our prior consent, which consent is hereby given to the inclusion of this opinion in full in any proxy statement of MTS required to be filed with the Securities and Exchange Commission in connection with the Merger. This letter does not constitute a recommendation to the Special Committee, the Board of Directors of MTS, MTS’s stockholders or any other person, with respect to the Merger or otherwise. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of JMP to MTS, the Special Committee, the Board of Directors of MTS, the stockholders of MTS or any other party.

The issuance of this opinion was approved by our fairness opinion review committee.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of MTS common stock (other than Parent, the Company, the Contributing Stockholders and their respective affiliates) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,
JMP SECURITIES LLC

B-3

ANNEX C

DELAWARE CODE

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATE LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

Information Relating to Jade Partners, Ron Rosenbaum,

MedPak Holdings, Inc., MedPak Merger Sub, Inc., Excellere Partners, LLC

and Excellere Capital Fund, L.P.

Jade Partners

Jade Partners is a Florida general partnership formed for the purpose of investing. The partners of Jade Partnership are Todd Siegel, Mindy Jo Siegel, Sally Siegel, Jordan Siegel, Eric Siegel, Aaron Barth, Daniel Barth, and the Siegel Family By-Pass Trust. The business address of Jade Partners and each of its partners is c/o MTS Medication Technologies, Inc., 2003 Gandy Boulevard North, St. Petersburg, Florida 33702 and their business telephone number is (727) 576-6311.

Mindy Jo Siegel has been a pharmacist for HealthSouth Corp., a healthcare services provider located at 901 Clearwater-Largo Road North, Largo, Florida 33770, during the past five years. Since July 2007 Daniel Barth has been a sub-contractor for Knight Enterprises, Inc., a communications infrastructure provider located at 6056 Ulmerton Road, Clearwater, Florida 33760. Prior to July 2007 Daniel Barth was a full-time student for each of the previous three years. Each of Jordan Siegel, Eric Siegel, and Aaron Barth has been a full-time student during the past five years. Sally Siegel has been retired and has not worked during the last five years.

The Siegel Family By-Pass Trust was established for estate planning purposes.

Each person identified above is a United States citizen. The Siegel Family By-Pass Trust is a trust formed under the laws of the State of Florida.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Ron Rosenbaum

Ron Rosenbaum is a citizen of the United States and has been the Vice President of Technology of MTS for the last five years. The principal business of MTS is the manufacture and sale of consumable medication punch cards, packaging equipment and ancillary products throughout the United States, Canada and Europe. Mr. Rosenbaum’s business address is c/o MTS Medication Technologies, Inc. 2003 Gandy Boulevard North, St. Petersburg, Florida 33702 and his business telephone number is (727) 576-6311.

During the last five years, Mr. Rosenbaum has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

MedPak Holdings, Inc., MedPak Merger Sub, Inc., Excellere Capital Fund, L.P., Excellere Partners, LLC, Robert A. Martin, David L. Kessenich and Matthew C. Hicks

MedPak Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation organized for the purpose of consummating the merger and is a wholly owned subsidiary of Holdings. MedPak Holdings, Inc. (“Holdings”) is a Delaware corporation organized for the purpose of consummating the merger. There are currently no shares of Holdings’ capital stock outstanding. However, prior to the consummation of the merger, capital stock representing a controlling interest in Holdings will be issued to Excellere Capital Fund, L.P. (“Excellere Capital Fund”). Holdings and Merger Sub currently have de minimis assets and no operations. Excellere Capital Fund is

D-1

a Delaware limited partnership managed by its general partner Excellere Partners, LLC, a Delaware limited liability company. Robert A. Martin and David L. Kessenich are the managing members of Excellere Partners, LLC.

The names and material occupations, positions, offices or employment during the past five years of the current executive officers and directors of Merger Sub and Holdings are set forth below:

Robert A. Martin – Director, Chairperson and President

Matthew C. Hicks – Director, Vice President, Secretary and Treasurer

David L. Kessenich – Director

Each of Messrs. Martin, Hicks and Kessenich is a citizen of the United States of America. Each of Messrs. Martin and Kessenich serves as a managing member of Excellere Capital Management, LLC as his principal occupation and has held such position since 2006. For several years prior to 2006, each of Messrs. Martin and Kessenich served as a director of KRG Capital Partners, LLC as his principal occupation. KRG Capital Partners, LLC is a private equity firm with its principal business address being 1515 Arapahoe Street, Tower One, Suite 1500, Denver, Colorado 80202. Mr. Hicks has been a partner with Excellere Capital Management, LLC since November 2006. From March 2005 until November 2006, Mr. Hicks was a Vice President of Stone Arch Capital, LLC, which is a private equity firm with its principal business address being 800 Nicollet Mall, Suite 1150, Minneapolis, MN 55402. From February 1998 until February 2005, Mr. Hicks was an Associate with, and, subsequently, a Vice President of, George K. Baum Merchant Banc, LLC, which is a private equity firm with its principal business address being Plaza Colonnade, Suite 500, 4801 Main Street, Kansas City, MO 64112.

Excellere Capital Management is a private equity firm that, directly and through its affiliates, acquires and manages businesses primarily in the fields of healthcare, business services, industrial services, education and training, and specialty foods. The principal business of each of Excellere Partners, LLC and Excellere Capital Fund is the acquisition and/or management of such businesses. The principal office address or business address of each of the persons and entities listed above is 100 Fillmore Place, Suite 300, Denver, Colorado 80206 the business telephone number is (303) 765-2400.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

D-2

Preliminary Copy

MTS Medication Technologies, Inc.

2003 Gandy Boulevard North

St. Petersburg, Florida 33702

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Todd E. Siegel and Michael P. Conroy or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of common stock of MTS Medication Technologies, Inc. held of record by the undersigned on [        ] [    ], 2009, at the special meeting of stockholders to be held on [        ], [    ] [        ], 2009 or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” proposals 1 and 2.		FOR	AGAINST	ABSTAIN

1.	Approval of the Agreement and Plan of Merger dated as of August 7, 2009, among MedPak Holdings, Inc., MedPak Merger Sub, Inc. and MTS Medication Technologies, Inc. (the “Merger Agreement”).	☐	☐	☐

2.	Adjournment and postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to approve the Merger Agreement.	☐	☐	☐

3.	In their discretion, the named proxies are authorized to vote upon such other business unknown by MTS Medication Technologies, Inc. a reasonable time prior to the solicitation of proxies as may properly come before the special meeting or any adjournments or postponements thereof.

(Continued and to be signed on other side)

(Continued from other side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

☐ Please check if you plan to attend the meeting.

Dated: , 2009

Signature

Print Name

Signature if held jointly

Print Name

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE